        As filed with the Securities and Exchange Commission on February 9, 2001
                                                     Registration No. 333-______
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                   FORM S-4
                       REGISTRATION STATEMENT UNDER THE
                            SECURITIES ACT OF 1933
                             WELLS FARGO & COMPANY
              (Exact name of registrant as specified in charter)

           Delaware                              6712                       41-0449260
(State or other jurisdiction of       (Primary Standard Industrial         (IRS Employer
incorporation or organization)        Classification Code Number)      Identification Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                (800) 411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                 415-396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                  Copies to:

          Robert J. Kaukol                              William T. McCartan
         Wells Fargo & Company                          Bradley & Riley PC
     1050 17/th/ Street, Suite 120                    2007 First Avenue, SE
         Denver, Colorado 80265                      Cedar Rapids, Iowa 52406
           (303) 899-5802                                 (319) 363-0101
                                       _
     Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                             Proposed Maximum   Proposed Maximum     Amount Of
                                               Amount To Be   Offering Price        Aggregate       Registration
    Title Of Securities To Be Registered        Registered      Per Share       Offering Price(1)      Fee(2)
----------------------------------------------------------------------------------------------------------------
Common stock, $1-2/3 par value (and
associated preferred stock purchase rights)        575,000        N/A               $5,623,188        $1,405.80

================================================================================================================

(1) Based on the book value, as of December 31, 2000, of the securities to be received by Wells Fargo & Company in the transaction described herein.
(2)  Based on .000250 of the proposed maximum aggregate offering price.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

                                  [SCI Logo]

Dear shareholders of SCI Financial Group, Inc.:

     I am writing to you about our proposed merger with a subsidiary of Wells Fargo & Company. The merger will create a combined company that your board of directors believes will offer a wider variety of services to SCI's clients, enhance SCI's ability to attract new clients and offer added opportunities to SCI shareholders to pursue their investment objectives.

     If the merger is completed, Wells Fargo will exchange shares of its common stock for your shares of SCI common stock. Wells Fargo also will deposit additional shares of its common stock into escrow. The escrowed shares will be available to Wells Fargo to compensate Wells Fargo for losses it or SCI incurs from claims against SCI or any SCI subsidiary that are pending at the time of the merger. Any escrowed shares remaining at the end of the escrow period will be distributed to SCI shareholders.

     We will use a formula to determine the number of Wells Fargo shares you will receive in the merger and the number of Wells Fargo shares to be deposited into escrow on your behalf. The formula will take into account a number of factors including the number of shares of SCI common stock outstanding at the time of the merger, the average closing price of Wells Fargo common stock for the 10 trading days before the special meeting of SCI shareholders, and any adjustment to the purchase price to reflect the settlement or final resolution, before the merger, of claims pending against SCI or any SCI subsidiary.

     For example, if there are _________ SCI shares outstanding at the time of the merger, if the average closing price of Wells Fargo common stock for the 10 trading days before the special meeting is $____, and if no adjustment is made to the purchase price as a result of any claims against SCI or any SCI subsidiary that are settled or finally resolved before the merger, then for each share of SCI common stock, Wells Fargo would exchange about ______ of a share of Wells Fargo common stock and deposit into escrow an additional ______ of a share of Wells Fargo common stock. Refer to page ___ for a description of the formula. The actual exchange ratio will not be known until the time of the merger.

     Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC." On __________, 2001, Wells Fargo common stock closed at $_____ a share. The price of Wells Fargo common stock fluctuates, and it is impossible to predict the price at which the stock will trade in the future.

     The exchange of Wells Fargo shares for SCI shares is expected to be generally tax free to SCI shareholders for U.S. federal income tax purposes except for cash received instead of fractional Wells Fargo shares and cash received from the exercise of dissenters' appraisal rights.

     This document provides more information about the proposed merger. Please read it carefully and completely. In particular, you should read the discussion under "Risk Factors" on page ___. You can find additional information about Wells Fargo from documents filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page __ for a list of these documents.

     The merger requires the approval of the holders of a majority of the outstanding shares of SCI common stock. SCI's shareholders will vote on the merger at a special meeting of shareholders to be held on ____________, 2001 at __:__ _.m.. local time, at ______________________. Only SCI shareholders of record on __________ will be entitled to vote at the special meeting. SCI's board of directors recommends that you approve the merger. No vote of Wells Fargo's stockholders is required to approve the merger. If the merger is completed, SCI's shareholders will own less than 0.1% of the outstanding common stock of Wells Fargo.

     Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy sheet. If you sign, date and mail your proxy sheet without indicating how you want to vote, your proxy will be voted in favor of the merger. If you fail to return your proxy sheet, the effect will be the same as a vote against the merger. You may still vote in person at the meeting even if you have previously returned your proxy sheet.

                                           Barbara A. Knapp
                                           Chairman and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This proxy statement-prospectus is dated _________, 2001, and was first mailed to SCI shareholders on or about ___________, 2001.

                            ADDITIONAL INFORMATION

     This document incorporates important business and financial information about Wells Fargo that is not included in or delivered with this document. See "Where You Can Find More Information" on page ___ of the document for a list of the documents that Wells Fargo has incorporated into this document. The documents are available to you without charge upon written or oral request made as follows:

                              Corporate Secretary
                             Wells Fargo & Company
                                 MAC N9305-173
                              Sixth and Marquette
                         Minneapolis, Minnesota 55479
                                (612) 667-8655

     To obtain documents in time for the special meeting, your request should be received by ___________, 2001.

                           SCI FINANCIAL GROUP, INC.

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        To be held on ___________, 2001

To the Shareholders of SCI Financial Group, Inc.:

     A special meeting of shareholders of SCI Financial Group, Inc. will be held on ________, ________, 2001 at _____ _.m., local time, at [SCI's offices located at ________________, ________, Iowa _____].

     The purposes of the meeting are to:

         1. Vote on a proposal to approve the merger of SCI with and into a wholly-owned subsidiary of Wells Fargo including each of the following matters relating to the merger:

               a. the agreement and plan of reorganization, dated as of November 21, 2000, by and between Wells Fargo & Company and SCI Financial Group, Inc.;

               b. the agreement and plan of merger, dated as of __________, 2001, by and between SCI and the wholly-owned subsidiary of Wells Fargo;

               c. the form of escrow agreement, to be entered into before the merger, by and among SCI, Wells Fargo, Barbara A. Knapp and an escrow agent to be named; and

               d. the appointment of Barbara A. Knapp to act as agent for SCI shareholders under the escrow agreement.

         2. Act on any other matters that may properly come before the meeting and any adjournment or postponement thereof.

     By approving proposal 1, SCI shareholders are approving the agreement and plan of reorganization, the agreement and plan of merger, and the form of escrow agreement, and the transactions contemplated by those agreements, including the merger of SCI with a Wells Fargo subsidiary and the appointment of Barbara A. Knapp as agent for SCI shareholders under the escrow agreement.

     Only SCI shareholders of record on ___________, 2001 may vote at the special meeting or any adjournment or postponement of the meeting.

     As described on page __ of this document under the caption "The Merger--Dissenters' Appraisal Rights," under Iowa law, SCI shareholders may assert dissenters' appraisal rights in connection with the merger and receive in cash the fair value of their shares of SCI common stock. A copy of the Iowa dissenters' appraisal rights statute is included in this document as Appendix E.


                                           By Order of the Board of Directors

                                           /s/ Shannon J. McPherson

                                           Shannon J. McPherson
                                           Corporate Secretary

_______________, 2001


--------------------------------------------------------------------------------
Please promptly complete, sign, date and return the enclosed proxy sheet whether or not you plan to attend the meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the merger. You may still vote in person at the meeting even if you have previously returned your proxy sheet.
--------------------------------------------------------------------------------

                      QUESTIONS AND ANSWERS ABOUT VOTING

                            AND ABOUT THIS DOCUMENT

What do I need to do now?

     After carefully reading the information in this document, including the appendices, mail your signed proxy sheet in the enclosed return envelope as soon as possible so that your shares are represented at the special meeting. You can change your vote by delivering, before the special meeting, a signed notice of revocation or a subsequently dated, signed proxy sheet to SCI's corporate secretary, or by attending the special meeting and voting in person.

What if I don't vote?

     . If you fail to return a signed proxy sheet and don't vote in person at the meeting, the effect will be the same as a vote against the merger.

     . If you return a signed proxy sheet and don't indicate how you want to vote, your proxy will be voted for the merger.

     . If you return a signed proxy sheet and abstain from voting on the merger, the effect will be the same as a vote against the merger.

Should I send in my stock certificates now?

     No. After we complete the merger, Wells Fargo will send instructions to you explaining how to exchange your SCI shares for Wells Fargo shares.

Whom can I call with questions?

     If you have questions about the merger, please call Barbara A. Knapp at
______________.

What is the purpose of this document?

     This document serves as both a proxy statement of SCI and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you by SCI because SCI's board of directors is soliciting your proxy for use at the special meeting of shareholders called to vote on the proposed merger of SCI with a subsidiary of Wells Fargo. As a prospectus, it's being provided to you by Wells Fargo because Wells Fargo is offering shares of its common stock in exchange for your shares of SCI common stock if the merger is completed.

Do I need to read the entire document?

     Absolutely. Parts of this document summarize information that is presented in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is included as Appendix A.

Is there other information I should consider?

     Yes. Much of the business and financial information about Wells Fargo that may be important to you is not physically included in this document. Instead, this information is incorporated into this document by reference to documents filed by Wells Fargo with the Securities and Exchange Commission (SEC). This means that Wells Fargo may satisfy some of its disclosure obligations to you by referring you to documents filed by it with the SEC. See "Where You Can Find More Information" on page ___ for a list of documents that Wells Fargo has incorporated by reference into this document and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What if there is a conflict between documents?

     You should rely on the most recently filed document. Information in this document may update information contained in the Wells Fargo documents incorporated by reference. Similarly, information in documents that Wells Fargo may file after the date of this document may update information contained in this document or information contained in previously filed documents.

What if I choose not to read the incorporated documents?

     Information contained in a document that is incorporated by reference is part of this document, unless it is superseded by information contained directly in this document or in documents filed with the SEC after the date of this document. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                               TABLE OF CONTENTS

SUMMARY.................................................................   1
   The Merger...........................................................   1
   The Companies .......................................................   1
   What You Will Receive in the Merger..................................   1
   Escrow of Wells Fargo Shares.........................................   4
   Merger Will Impact Your Dividends....................................   5
   Market Price of Wells Fargo Stock Will Fluctuate.....................   5
   Merger Generally Tax Free to SCI Shareholders........................   6
   SCI's Board Recommends Approval of the Merger........................   6
   Additional Merger Benefits to SCI's Management.......................   6
   Accelerated Vesting of Stock Options.................................   6
   Dissenters' Appraisal Rights Available...............................   7
   Surrender of SCI Shares..............................................   7
   Restrictions on the Ability to Sell Wells Fargo Shares...............   7
   SCI Special Meeting..................................................   7
   Vote Required to Approve Merger......................................   8
   Conditions to Completing the Merger..................................   9
   Termination of the Merger Agreement..................................   9
   Your Rights Will Differ as a Wells Fargo Stockholder.................  10
   Wells Fargo Expects to Use Purchase Accounting.......................  10
   Wells Fargo Selected Financial Data..................................  11
RISK FACTORS............................................................  12
FORWARD-LOOKING STATEMENTS..............................................  13
SCI SPECIAL MEETING.....................................................  15
   Time and Place of the Special Meeting................................  15
   Matters to be Considered at the Special Meeting......................  15
   Record Date..........................................................  16
   Outstanding Shares...................................................  16
   Quorum...............................................................  16
   Vote Required........................................................  16
   Share Ownership......................................................  16
   Agreements to Vote for the Merger....................................  16
   Voting and Revocation of Proxies.....................................  17
   Solicitation of Proxies..............................................  17
   Postponement or Adjournment of the Meeting...........................  18
   Other Matters Considered at the Meeting..............................  18
THE MERGER..............................................................  19
   Effect of the Merger.................................................  19
   Background of and Reasons for the Merger.............................  19
   Fairness Opinion.....................................................  21
   Additional Interests of SCI Management...............................  23
   Accelerated Vesting of Stock Options.................................  24
   Employee Retention Program and Employee Benefit Plans................  24
   Dissenters' Appraisal Rights.........................................  25
   Exchange of Certificates.............................................  29
   Regulatory Approvals.................................................  30
   U.S. Federal Income Tax Consequences of the Merger...................  30
   Support Agreements...................................................  32
   Sale of Wells Fargo Common Stock Issued in the Merger................  33
   Stock Exchange Listing...............................................  33
   Accounting Treatment.................................................  33
THE MERGER AGREEMENT....................................................  34
   Basic Plan of Reorganization.........................................  34

   Representations and Warranties.......................................  38
   Certain Covenants....................................................  39
   Conditions to the Merger.............................................  42
   Termination of the Merger Agreement..................................  44
   Effect of Termination................................................  44
   Waiver and Amendment.................................................  44
   Expenses.............................................................  45
ESCROW OF WELLS FARGO SHARES............................................  46
   Establishment of Escrow Fund.........................................  46
   Shareholders' Representative.........................................  46
   Dividends on Escrowed Shares.........................................  47
   Voting Rights........................................................  47
   Recourse to Escrow Fund..............................................  47
   Claims on Escrow Fund................................................  48
   Objections to Claims.................................................  48
   Distribution of Escrow Shares........................................  49
INFORMATION ABOUT WELLS FARGO...........................................  50
   General..............................................................  50
   Management and Additional Information................................  50
   Information on Wells Fargo's Web Site................................  51
REGULATION AND SUPERVISION OF WELLS FARGO...............................  52
   Introduction.........................................................  52
   Regulatory Agencies..................................................  52
   Bank Holding Company Activities......................................  53
   Dividend Restrictions................................................  54
   Holding Company Structure............................................  54
   Capital Requirements.................................................  55
   Deposit Insurance Assessments........................................  57
   Fiscal and Monetary Policies.........................................  58
   Privacy Provisions of Gramm-Leach-Bliley Act.........................  58
   Future Legislation...................................................  59
INFORMATION ABOUT SCI...................................................  60
   Securities Corporation of Iowa.......................................  60
   SCI Capital Management, Inc..........................................  60
   SCI Tower Pension Specialists, Inc...................................  60
   Legal Proceedings....................................................  60
   Market Price and Dividends...........................................  61
WELLS FARGO CAPITAL STOCK...............................................  64
   Wells Fargo Common Stock.............................................  64
   Wells Fargo Preferred Stock..........................................  66
   Wells Fargo Rights Plan..............................................  66
COMPARISON OF STOCKHOLDER RIGHTS........................................  71
   Authorized Capital Stock.............................................  71
   Size of Board of Directors...........................................  71
   Cumulative Voting....................................................  72
   Classes of Directors.................................................  72
   Qualifications of Directors..........................................  72
   Filling Vacancies on the Board.......................................  72
   Removal of Directors.................................................  73
   Nomination of Directors for Election.................................  74
   Anti-Takeover Provisions.............................................  74
   Stockholder Rights Plan..............................................  75
   Stockholder Action Without a Meeting.................................  75
   Calling Special Meetings of Stockholders.............................  76
   Submission of Stockholder Proposals..................................  76
   Notice of Stockholder Meetings.......................................  77

   Stockholder Vote Required for Mergers................................  77
   Dividends............................................................  78
   Dissenters' Appraisal Rights.........................................  78
   Stockholder Preemptive Rights........................................  79
   Stockholder Class Voting Rights......................................  80
   Indemnification......................................................  80
   Limitations on Directors' Liability..................................  82
   Amendment of Certificate of Incorporation............................  83
   Amendment of Bylaws..................................................  83
PRICE RANGE OF COMMON STOCK AND DIVIDENDS...............................  85
   Wells Fargo Share Prices and Dividends...............................  85
   SCI Share Prices and Dividends.......................................  85
EXPERTS.................................................................  86
OPINIONS................................................................  86
   Share Issuance.......................................................  86
   Tax Matters..........................................................  86
WHERE YOU CAN FIND MORE INFORMATION.....................................  87
   Registration Statement...............................................  87
   Other Wells Fargo SEC Filings........................................  87
   Documents Incorporated by Reference..................................  87
   Documents Available Without Charge...................................  88

APPENDIX A    Agreement and Plan of Reorganization

APPENDIX B    Agreement and Plan of Merger

APPENDIX C    Form of Escrow Agreement

APPENDIX D    Opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

APPENDIX E    Iowa Dissenters' Appraisal Rights Statute

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page __. Each item in this summary includes a page reference to a more complete description of that item.

The Merger (page ___)

     In the proposed transaction, SCI will merge with a subsidiary of Wells Fargo. The Wells Fargo subsidiary will survive the merger and the separate legal existence of SCI will cease. As a result of the merger, SCI shareholders will become stockholders of Wells Fargo.

     The agreement and plan of reorganization, or simply the merger agreement, is included in this document as Appendix A. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages __ and __)

     Wells Fargo & Company
     420 Montgomery Street
     San Francisco, California 94163
     (800) 411-4932

     Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At December 31, 2000, Wells Fargo had assets of $272 billion, fourth largest among U.S. bank holding companies.

     SCI Financial Group, Inc.
     200 Second Avenue S.E.
     Cedar Rapids, Iowa 52401
     (763) 682-2311

     SCI is a financial services company headquartered in Cedar Rapids, Iowa with branch offices in Chicago, Illinois and Waterloo, Iowa. Through its subsidiaries, SCI provides brokerage, investment adviser and pension management services. At December 31, 2000, SCI had total assets of $6,888,288.

What You Will Receive in the Merger (page ___)

     Shares of Wells Fargo Common Stock. If the merger is completed, Wells Fargo will exchange shares of its common stock for your shares of SCI common stock. Wells Fargo also will deposit into escrow additional shares of its common stock. The escrowed shares will be available to Wells Fargo to compensate Wells Fargo for losses it or SCI incurs from claims against SCI or any SCI subsidiary that are pending at the time of the merger. Refer to "Escrow of Wells Fargo Shares" on page ___ for more information about the escrow arrangement.

     We will calculate the number of Wells Fargo shares you will receive under a formula provided in the merger agreement. This formula requires a number of calculations and takes into account a number of factors, including amounts paid to settle or resolve claims against SCI. Following is a general description of how the formula works. Refer to page 1 of the merger agreement in Appendix A for the actual formula.

     . Step 1: calculate the total purchase price for SCI stock. First, we will calculate the total purchase price that Wells Fargo will pay for all the outstanding capital stock of SCI. We will start with $17 million, then subtract from that number an amount that takes into account claims against SCI or any of its subsidiaries that are settled or finally resolved before the merger.

         [_] If before the merger SCI settles or otherwise becomes finally liable for any claims, then we will subtract from $17 million the amount, if any, by which (a) the total amount SCI becomes required to pay as a result of those claims, exceeds (b) the lesser of $161,000 or the net equity of Source Data Systems, Inc. at the time of the merger. Source Data Systems is a subsidiary of SCI.

         [_] If before the merger SCI does not settle or otherwise become finally liable for any claims or if the total amount SCI becomes required to pay as a result of the settlement or final resolution before the merger of any claims does not exceed the lesser of $161,000 or the net equity of Source Data Systems at the time of the merger, then the purchase price remains $17 million. The purchase price will never exceed $17 million.

     . Step 2: calculate the total number of Wells Fargo shares to be issued in the merger. After we determine the purchase price, we will calculate the total number of Wells Fargo shares that Wells Fargo will issue in the merger. To calculate this number, we will divide the purchase price by the average closing price of Wells Fargo common stock over a 10-trading day period before the special meeting.

     . Step 3: calculate the total number of Wells Fargo shares to be deposited into escrow. Under the merger agreement, we are required to deposit into escrow some of the Wells Fargo shares to be issued in the merger. Refer to "Escrow of Wells Fargo Shares" in this Summary for more information. The number of Wells Fargo shares to be deposited into escrow depends in part on whether, before the merger, SCI settles or otherwise becomes finally liable for any claims pending against SCI or any of its subsidiaries. This step of the formula works as follows:

         [_] We will first determine the escrow dollar amount. We will start with $1,200,000 and then subtract $600,000 from that amount if before the merger any claims pending as of November 20, 2000 against SCI or any SCI subsidiary are settled or finally resolved. If none of those claims are settled or finally resolved before the merger, then we will not subtract any amount from the $1,200,000. As a result, the escrow dollar amount will be either:

              . $600,000 if before the merger any claims pending as of November 20, 2000 against SCI or any SCI subsidiary are settled or finally resolved, or

              . $1,200,000 if before the merger no claims pending as of November 20, 2000 against SCI or any SCI subsidiary are settled or finally resolved.

         [_] We will then calculate the total number of Wells Fargo shares to be deposited into escrow by dividing the escrow dollar amount by the average closing price of Wells Fargo common stock over a 10-trading day period before the special meeting. In no event will the number of escrowed shares exceed $1,200,000 divided by this 10-trading day average.

     . Step 4: calculate the exchange ratio. The final step of the formula is to determine the exchange ratio. The exchange ratio is the fraction of a share of Wells Fargo common stock that Wells Fargo will exchange in the merger for each share of SCI common stock. We will calculate the exchange ratio by first subtracting the escrowed shares from the total number of Wells Fargo shares to be issued in the merger. We will then divide that result by the total number of shares of SCI common stock outstanding at the time of the merger.

         [_]  At the record date for the special meeting, there were outstanding
              _________ shares of SCI common stock and options to purchase an additional ________ shares of SCI common stock at a weighted average exercise price of $____ a share. All of the options are currently exercisable or will be exercisable prior to the merger. Options that are not exercised at least five days before the merger will expire at the time of the merger.

         [_] The exercise of options before the merger will increase the number of shares of SCI common stock outstanding at the time of the merger. This, in turn, will decrease the exchange ratio, which will decrease the number of Wells Fargo shares you will receive for your SCI shares. We have amended the terms of outstanding options to permit "cashless" exercises, which essentially will allow a holder to convert an option into shares of SCI common stock based on the amount, if any, by which the value of the SCI shares subject to the option exceed the total exercise price of the option. Generally, we would expect to issue fewer SCI shares from a cashless exercise than from a cash exercise. We expect that all or substantially all of the options will be exercised before the merger. We cannot predict the exact number, however, nor can we predict how many will be exercised by the cashless method.

     The following examples show how the formula would work under certain assumptions.

     .   Example 1--Assumptions:

         [_] before the merger SCI pays or becomes finally liable to pay $250,000 to settle claims that were pending as of November 20, 2000 against SCI or an SCI subsidiary;

         [_] the net equity of Source Data Systems at the time of the merger is greater than $161,000;

         [_] the 10-trading day average closing price of Wells Fargo common stock before the special meeting is $____; and

         [_] there are _________ shares of SCI common stock outstanding at the time of the merger.

     .   Example 1--Calculations:

         [_]  purchase price: $17,000,000 - (250,000 - 161,000) = $17,000,000 -
              $89,000 = $16,911,000.

         [_]  Wells Fargo shares to be issued in the merger: $16,911,000 / $____
              = __________.

         [_]  Wells Fargo shares to be deposited into escrow: $600,000 / $____ =
              __________.

         [_]  exchange ratio: ____________ / ____________ = ________

     . Example 2--Assumptions: Same assumptions as Example 1, except that before the merger no claims against SCI or any SCI subsidiary are settled or finally resolved.

     .   Example 2--Calculations:

         [_]  purchase price: $17,000,000 - 0 = $17,000,000.

         [_]  Wells Fargo shares to be issued in the merger: $17,000,000 / $____
              = __________.

         [_]  Wells Fargo shares to be deposited into escrow: $1,200,000 / $____
              = __________.

         [_]  exchange ratio: ____________ / ____________ = ________

     Cash Instead of Fractional Shares. Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. For example, if the exchange ratio is ______ and you own ________ shares of SCI common stock, you would receive
_______ shares of Wells Fargo common stock and cash instead of the fractional share of _____. Refer to "Shares of Wells Fargo Common Stock" above for a description of the how this exchange ratio was calculated and the assumptions underlying the calculation

Escrow of Wells Fargo Shares (page ___)

     Under the merger agreement and the escrow agreement, to be entered into before the merger, among SCI, Wells Fargo, Barbara A. Knapp and an escrow agent to be named, Wells Fargo will deposit into escrow some of the Wells Fargo shares to be issued in the merger. Refer to "What You Will Receive in the Merger-- Shares of Wells Fargo Common Stock" above for information on how we will calculate the number of Wells Fargo shares to be deposited into escrow. The Wells Fargo shares that are deposited into escrow will be available to compensate Wells Fargo for losses it or SCI incurs from claims against SCI or any SCI subsidiary that are pending at the time of the merger. Any escrowed shares remaining at the end of the escrow period will be distributed at that time on a pro rata basis to shareholders of SCI at the time of the merger. A copy of the form of escrow agreement is attached to this document as Appendix C.

     We cannot predict the amount of losses Wells Fargo or SCI will incur from claims against SCI or any SCI subsidiary. As a result, we cannot predict the number of escrowed shares, if any, that will be distributed at the end of the escrow period to SCI shareholders. There is a significant chance that you will not receive any escrowed shares.

Merger Will Impact Your Dividends (page ___)

     The following table shows the cash dividends paid per share of Wells Fargo common stock and SCI common stock for the periods shown. The table also shows the value of the Wells Fargo common stock dividend on an equivalent basis assuming an exchange ratio of __________. Refer to "What You Will Receive in the Merger--Shares of Wells Fargo Common Stock" above for a description of the how this exchange ratio was calculated and the assumptions underlying the calculation. The actual exchange ratio will not be known until the time of the merger. SCI paid an annual cash dividend of about $___ a share of SCI common stock in October 2000.

Quarter Ended                              Wells Fargo Common Stock    Pro Forma Equivalent
-------------                              ------------------------    --------------------
March 31, 2000........................              $0.22
June 30, 2000.........................               0.22
September 30, 2000....................               0.22
December 31, 2000.....................               0.24

     The amount and timing of future dividends, if any, on Wells Fargo common stock will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, government regulations and other factors deemed relevant by Wells Fargo's board of directors.

Market Price of Wells Fargo Stock Will Fluctuate (page ___)

     Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." The following table shows the closing prices of Wells Fargo common stock on November 20, 2000, the day before Wells Fargo and SCI signed the merger agreement, and on ________, 2001. The table also shows for those dates the implied equivalent value per share of SCI common stock based on an assumed exchange ratio of ______. Refer to "What You Will Receive in the Merger--Shares of Wells Fargo common stock" above for a description of the how this exchange ratio was calculated and the assumptions underlying the calculation. The actual value of the Wells Fargo common stock to be issued in the merger will depend on the actual exchange ratio and the price of Wells Fargo common stock at the time of the merger. The actual exchange ratio will not be known until the time of the merger. There is no established public market for shares of SCI common stock.

                                                            Wells Fargo               Implied Value Per Share
                                                           Closing Price               of SCI Common Stock
                                                           -------------               -------------------
November 20, 2000................................              $44.00                        $_______

___________, 2001................................              $_____                        $_______

Merger Generally Tax Free to SCI Shareholders (page __)

     SCI shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of SCI common stock for shares of Wells Fargo common stock. SCI shareholders will be taxed on cash they receive instead of fractional shares and on cash they receive if they perfect their dissenters' appraisal rights. See "The Merger--U.S. Federal Income Tax Consequences of the Merger" on page ___ and "--Dissenters' Appraisal Rights" on page ___.

     The tax treatment described above may not apply to every SCI shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

     SCI is not obligated to complete the merger unless it receives an opinion of counsel that no gain or loss will be recognized by the holders of SCI common stock upon receipt of Wells Fargo common stock except for cash received instead of fractional shares.

SCI's Board Recommends Approval of the Merger (page ___)

     SCI's board of directors believes that the merger is in the best interests of SCI shareholders and recommends that SCI shareholders approve the merger.

Additional Merger Benefits to SCI's Management (page ___)

     Some of SCI's executive officers have interests in the merger that are different from yours. These interests include:

     . options held by Mr. Muller to purchase a total of 6,667 shares of SCI common stock at an exercise price of $4 a share will accelerate under the merger agreement and become exercisable prior to the merger; and

     . Owen F. Winterberg and James Richard, both directors of SCI, have entered into retention agreements under which they will receive, subject to the terms of the agreements, retention payments consisting of Wells Fargo common stock options or, at their election, a combination of options and cash.


Accelerated Vesting of Stock Options (page ___)

     The merger agreement requires SCI to take all action to cause all unvested options granted under SCI's Incentive Stock Option Plan to vest and become exercisable at least five days before the merger and that any options not exercised prior to five days before the merger will expire. In addition to accelerating options held by Donald Muller, as described above, this action will accelerate vesting of options to purchase 5,000 shares of SCI common stock at an exercise price of $3.96 per share held by an employee of an SCI subsidiary. No member of SCI's management, other than Mr. Muller, has options that will accelerate as a result of the merger.

Dissenters' Appraisal Rights Available (page ___)

     SCI shareholders who properly dissent from the merger are entitled to receive the fair value in cash of their shares of SCI common stock. See "The Merger--Dissenters' Appraisal Rights" on page ___. To exercise dissenters' appraisal rights, you must follow the procedures outlined in Appendix E, including:

     . prior to the special meeting, delivering to SCI written notice of your intention to demand payment for your SCI shares; and

     .   not voting to approve the merger agreement.

     If you sign and return your proxy without voting instructions, and do not revoke the proxy, your proxy will be voted for the merger agreement and you will lose your dissenters' appraisal rights. Also, you may lose your dissenters' appraisal rights if you fail to comply with other required procedures.

Surrender of SCI Shares (page ___)

     To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your SCI share certificates. If the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

Restrictions on the Ability to Sell Wells Fargo Shares (page __)

     Unless you are considered to be an affiliate of SCI under federal securities laws, the Wells Fargo shares you receive in the merger will be freely transferable. If you are considered to be an affiliate, however, you may sell the Wells Fargo shares you receive in the merger only pursuant to a registration statement or an exemption from registration under the Securities Act or as permitted under the rules of the Securities Act. Generally, you are considered an affiliate if you are an officer, director or 10% shareholder of SCI.

SCI Special Meeting (page ____)

     SCI will hold a special meeting of shareholders at _____ _.m., Cedar Rapids, Iowa time, on ______, ________, 2001, at ___________________________. At
the special meeting, you will be asked to:

     . vote on a proposal to approve the merger of SCI with a Wells Fargo subsidiary, including each of the following matters relating to the merger:

         [_]  the agreement and plan of reorganization;

         [_]  the agreement and plan of merger;

         [_]  the form of escrow agreement; and

         [_] the appointment of Barbara A. Knapp as agent for SCI shareholders under the escrow agreement; and

     .   act on any other matters that may properly come before the meeting.

     By approving the first proposal, SCI shareholders are approving the agreement and plan of reorganization, the agreement and plan of merger, and the form of escrow agreement, and the transactions contemplated by those agreements, including the merger of SCI with a Wells Fargo subsidiary and the appointment of Barbara A. Knapp as agent for SCI shareholders under the escrow agreement.

     The record date for the special meeting of SCI shareholders is ___________, 2001. You can vote at the meeting if you owned SCI common stock at the close of business on that date. You can cast one vote for each share of SCI common stock that you owned on the record date.

Vote Required to Approve Merger (page ____)

     Approval of the merger requires the affirmative vote of a majority of the outstanding shares of SCI common stock entitled to vote at the special meeting. At the record date for the special meeting, there were __________ shares of SCI common stock entitled to vote at the meeting. Not voting will have the same effect as voting against the merger.

     Some SCI shareholders have agreed to vote in favor of the merger shares of SCI common stock held by them individually or as to which they have the power to vote. These SCI shareholders hold or have the right to vote enough SCI shares to approve the merger without the concurrence of any other SCI shareholder.

     . Barbara Knapp, Chairman and Chief Executive Officer of SCI, and David Knapp, a director of SCI, have agreed to vote their shares of SCI common stock in favor of the merger. At the record date for the special meeting, excluding shares subject to the Knapp Family Voting Trust Agreement, Barbara and David Knapp owned in their individual capacities, or had the power to vote, a total of 18,687 shares and 2,000 shares, respectively, of SCI common stock, or about ___% and ___%, respectively, of the outstanding SCI shares at the record date. Barbara and David Knapp each owned additional shares of SCI common stock at the record date that are subject to the Knapp Family Voting Trust Agreement. See below and "Information About SCI--Market Price and Dividends."

     . The trustees of the Knapp Family Voting Trust have agreed to vote in favor of the merger the shares of SCI common stock subject to the voting trust. At the record date for the special meeting, there were a total of 1,312,182 shares of SCI common stock, or about ___% of the outstanding SCI shares at the record date, subject to the trust.

     SCI's directors and executive officers, other than Barbara and David Knapp, beneficially owned, at the record date for the special meeting, a total of _______ shares of SCI common stock, or about __% of the outstanding SCI shares at the record date.

Conditions to Completing the Merger (page ___)

     There are a number of conditions that must be met before the merger can be completed. These conditions include:

     .   approval of the merger agreement by SCI shareholders;

     . receipt by SCI of an opinion of counsel concerning the tax consequences of the merger;

     . authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger to SCI shareholders;

     . absence of any court or governmental authority order prohibiting the merger;

     . material compliance by each party with the terms and provisions of the merger agreement;

     . absence since June 30, 2000 of any change or circumstance that has had or might reasonably be expected to have a material adverse effect on SCI and SCI's subsidiaries taken as a whole, other than those changes excluded by the merger agreement;

     . completion of specified actions relating to SCI's stock option plan and outstanding options issued under the plan;

     . effectiveness of non-solicitation agreements for individuals identified under the merger agreement; and

     . termination of shareholder agreements among SCI and some of its shareholders.

     Wells Fargo or SCI may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination of the Merger Agreement (page ___)

     Wells Fargo and SCI can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement without the consent of the other under the following circumstances:

     .   a court or other governmental authority prohibits the merger; or

     . the merger is not completed by April 30, 2001, unless the failure to complete the merger on or before that date is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be performed or observed by the party.

Your Rights Will Differ as a Wells Fargo Stockholder (page ____)

     Your rights as a SCI shareholder are currently governed by Iowa law and SCI's articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Wells Fargo Expects to Use Purchase Accounting (page __)

     Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of SCI. Wells Fargo will record goodwill to the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed.

Wells Fargo Selected Financial Data

     The following financial information is to aid you in your analysis of the financial aspects of the merger. The Wells Fargo balance sheet data are derived from Wells Fargo's audited supplemental consolidated balance sheets as of December 31, 1999 and 1998 and its unaudited financial information for the other dates shown including December 31, 2000. The Wells Fargo income statement data are derived from Wells Fargo's audited supplemental consolidated statement of income for each of the years in the three-year period ended December 31, 1999 and its unaudited financial information for the other periods shown including the year ended December 31, 2000. Wells Fargo will include audited balance sheet and income statement data in its Annual Report on Form 10-K for the year ended December 31, 2000.

     The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo, incorporated by reference into this document. See "Where You Can Find More Information" on page
___.

                            _______________________

                    Wells Fargo & Company and Subsidiaries
                (dollars in millions, except per share amounts)

                                                         Years Ended December 31,
                                     2000         1999        1998        1997        1996        1995
                                     ----         ----        ----        ----        ----        ----
For the Period:
Net interest income               $ 10,865     $ 10,116    $  9,673    $  9,258    $  8,776    $  6,427
Net income                           4,026        4,012       2,191       2,712       2,411       2,114
Diluted earnings per share            2.33         2.29        1.26        1.55        1.42        1.64
Cash dividends per share             0.900        0.785       0.700       0.615       0.525       0.450

At Period End:
Book value per share              $  15.29     $  13.91    $  12.79    $  12.28    $  11.92    $  10.75
Total assets                       272,426      241,053     224,135     203,819     204,075     135,716
Long-term debt                      32,046       26,866      22,662      18,820      18,936      17,447

Common Stock Price:
High                              $  56.38     $  49.94    $  43.88    $  39.50    $  23.44    $  17.38
Low                                  31.00        32.13       27.50       21.38       15.25       11.31
Period End                           55.69        40.44       39.94       38.75       21.75       16.50

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this document, including the matters discussed under the caption "Forward-Looking Statements," you should carefully consider the following risk factors in deciding whether to approve the merger.

You will not know the number of Wells Fargo shares you will receive until the time of the merger.

     We will calculate the number of Wells Fargo shares you will receive under a formula provided in the merger agreement. This formula requires a number of calculations and takes into account a number of factors, including the average closing price of Wells Fargo common stock for the 10 trading days before the special meeting, the number of SCI shares outstanding at the time of the merger, and the settlement or final resolution, before the merger, of any claims against SCI or any SCI subsidiary. Because we will not know all of the factors until the time of the merger, we cannot calculate the exact number of Wells Fargo shares you will receive until then. As a result, you must decide whether to approve the merger without knowing the exact number of Wells Fargo shares you will receive.

The value of the Wells Fargo shares you will receive will depend on the market price of Wells Fargo common stock at the time the merger is completed.

     As we describe above, one of the factors we will use to calculate the exchange ratio is the average closing price of Wells Fargo common stock for the 10 trading days before the special meeting. Beyond that, however, we will not adjust the exchange ratio for changes in the market price of Wells Fargo common stock. A change in the price of Wells Fargo common stock after the special meeting and before the merger will affect the value of the Wells Fargo shares you will receive. We cannot predict the price at which Wells Fargo common stock will trade at the time of the merger. Any number of factors could cause the market price of Wells Fargo to change, including changes in general market and economic conditions, changes in Wells Fargo's business, operations and prospects, and changes in the regulatory environment. Many of these factors are beyond Wells Fargo's control.

You may not receive any of the Wells Fargo shares deposited into escrow on your behalf.

     Under the merger agreement and the escrow agreement, Wells Fargo will deposit into escrow some of the Wells Fargo shares to be issued in the merger. The Wells Fargo shares that are deposited into escrow will be available to compensate Wells Fargo for losses it or SCI incurs from claims against SCI or any SCI subsidiary that are pending at the time of the merger. Any escrowed shares remaining at the end of the escrow period will be distributed at that time on a pro rata basis to shareholders of SCI at the time of the merger. We cannot predict the amount of losses Wells Fargo or SCI will incur from claims against SCI. As a result, we cannot predict the number of escrowed shares, if any, that will be distributed at the end of the escrow period to SCI shareholders. There is a significant chance that there will not be any escrowed shares to distribute at the end of the escrow period.

                          FORWARD-LOOKING STATEMENTS

     This document, including information incorporated by reference into this document, may contain forward-looking statements about Wells Fargo, including one or more of the following:

     . projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

     . descriptions of plans or objectives of management for future operations, products or services;

     .   forecasts of future economic performance;

     . descriptions of assumptions underlying or relating to any of the foregoing.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     You should not unduly rely on forward-looking statements. Forward-looking statements consist of expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors--many of which are beyond the control of Wells Fargo--that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.

     Wells Fargo's reports filed with the SEC, including Wells Fargo's Quarterly Report on Form 10-Q for the period ended September 30, 2000 and Annual Report on Form 10-K for the year ended December 31, 1999, as supplemented by Wells Fargo's Current Report on Form 8-K filed November 30, 2000 (Exhibits 99(a) and 99(b)), describe some of these factors. For example, Wells Fargo's Form 10-K describes certain credit, market, operational, liquidity, and interest rate risks associated with Wells Fargo's business and operations. Other factors described in these documents include:

     .   changes in business and economic conditions,
     .   competition,
     .   fiscal and monetary policies,
     .   disintermediation,
     .   legislation (including financial modernization legislation),
     .   the combination of the former Norwest Corporation and the former Wells
     .   Fargo & Company, and
     .   other mergers and acquisitions.

     See "Where You Can Find More Information" on page ___ for instructions on how to obtain copies of Wells Fargo's SEC documents.

     Forward-looking statements speak only as of the date of this proxy statement-prospectus in the case of forward-looking statements contained in this document or the date of the document incorporated by reference into this proxy statement-prospectus in the case of forward-looking statements made in an incorporated document. Wells Fargo does not undertake any obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

                              SCI SPECIAL MEETING

     The board of directors of SCI is soliciting proxies from its shareholders for use at a special meeting of SCI shareholders and at any adjournments of the meeting. This document, together with the form of proxy, is expected to be mailed to SCI shareholders on or about _________, 2001.

Time and Place of the Special Meeting

     The time and place of the special meeting of SCI shareholders are:

         _________, _______, 2001

         ____ _.m., Cedar Rapids, Iowa time

         _______________________
         ___________, Iowa _____


Matters to be Considered at the Special Meeting

     The special meeting of SCI shareholders will be held to:

     1. Vote on a proposal to approve the merger of SCI with and into a wholly-owned subsidiary of Wells Fargo including each of the following matters relating to the merger:

         a. the agreement and plan of reorganization, dated as of November 21, 2000, by and between SCI and Wells Fargo;

         b. the agreement and plan of merger, dated as of __________, 2001, by and between SCI and the wholly-owned subsidiary of Wells Fargo;

         c. the form of escrow agreement, to be entered into before the merger, by and among SCI, Wells Fargo, Barbara A. Knapp and an escrow agent to be named; and

         d. the appointment of Barbara A. Knapp as agent for SCI shareholders under the escrow agreement.

     2.  Act on any other matters that may properly come before the meeting.

     By approving proposal 1, SCI shareholders are approving the agreement and plan of reorganization, the agreement and plan of merger and the form of escrow agreement, and the transactions contemplated by those agreements, including the merger of SCI with the Wells Fargo subsidiary and the appointment of Barbara A. Knapp as agent for SCI shareholders under the escrow agreement.

Record Date

     SCI's board of directors has established __________, 2001 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the meeting or at any adjournment of the meeting.

Outstanding Shares

     On ___________, 2001, there were _________ shares of SCI common stock outstanding and entitled to vote at the meeting. Each outstanding share is entitled to one vote.

Quorum

     A quorum consisting of the holders of a majority of the shares of SCI common stock outstanding at the record date must be present in person or represented by proxy for the transaction of business at the special meeting. Shares of SCI common stock present in person at the meeting that are not voted, and shares of SCI common stock for which proxies have been received but that abstain from voting, are counted in determining whether a quorum is present.

Vote Required

     Approval of the merger agreement requires the affirmative vote of a majority of the shares of SCI common stock outstanding at the record date.

Share Ownership

     Directors and Executive Officers of SCI. At the record date for the meeting, SCI's directors and executive officers beneficially owned a total of __________ shares of SCI common stock, representing approximately ____ % of the shares of SCI common stock entitled to vote at the special meeting. Of these shares, Barbara and David Knapp have agreed to vote _________ shares in favor of the merger. See "Agreements to Vote for the Merger" below.

     Wells Fargo. At the record date, Wells Fargo and its subsidiaries beneficially owned no shares of SCI common stock.


Agreements to Vote for the Merger

     Some SCI shareholders have agreed to vote in favor of the merger shares of SCI common stock held by them individually or as to which they have the power to vote. These SCI shareholders hold enough SCI shares to approve the merger without the concurrence of any other SCI shareholder.

     . Barbara Knapp, Chairman and Chief Executive Officer of SCI, and David Knapp, a director of SCI, have agreed to vote their shares of SCI common stock in favor of the merger. At the record date for the special meeting, excluding shares subject to the Knapp Family Voting Trust, Barbara and David Knapp owned in their individual capacities, or had the power to vote, a total of 18,687 shares and 2,000 shares, respectively, of SCI common stock, or about ___% and ___%, respectively, of the outstanding SCI shares at the record date. Barbara and David Knapp each owned additional shares of SCI common stock at the record date that are subject to the Knapp Family Voting Trust Agreement. See below and "Information About SCI--Market Price and Dividends."

     . The trustees of the Knapp Family Voting Trust have agreed to vote in favor of the merger the shares of SCI common stock subject to the trust. At the record date for the special meeting, there were a total of 1,312,182 shares of SCI common stock, or about ___% of the outstanding SCI shares at the record date, subject to the trust.

     See "The Merger--Support Agreements" on page ___.


Voting and Revocation of Proxies

     All shares of SCI common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted "FOR" the proposal to approve merger.

     You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date, with the corporate secretary of SCI before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

Solicitation of Proxies

     In addition to solicitation by mail, directors, officers and employees of SCI and its subsidiaries may solicit proxies from SCI shareholders, either personally or by telephone or other form of communication. None of the these persons who solicit proxies will be specifically compensated for such services. SCI does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but SCI reserves the right to do so should it conclude that such efforts are necessary or advisable.

     Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. SCI will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Postponement or Adjournment of the Meeting

     If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and SCI may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.


Other Matters Considered at the Meeting

     SCI's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger, including the matters described under that proposal. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of SCI.

                                  THE MERGER

Effect of the Merger

     As a result of the merger:

     .    SCI will merge with and into a wholly-owned subsidiary of Wells Fargo.

     .    The separate legal existence of SCI will cease.

     . Wells Fargo will exchange shares of its common stock for shares of SCI common stock.

     . SCI shareholders who do not perfect their dissenters' appraisal rights will become Wells Fargo stockholders, with their rights governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws. See "Comparison Of Stockholder Rights" on page ___.

Background of and Reasons for the Merger

     From time to time, SCI's senior management team has reviewed the potential long-term and short-term impact of various trends in the retail securities brokerage business, including those toward consolidation in the financial services industry and increased competition, on our competitive position and our ability to continue to increase shareholder value. In February 2000, Barbara Knapp, Chairman and Chief Executive Officer of SCI, was contacted by John Farrish, Regional Managing Director of Wells Fargo Private Client Services, to discuss the potential benefits of an affiliation between the two companies. During the early part of 2000, Mrs. Knapp and Mr. Farrish had several discussions concerning a potential affiliation.

     In April 2000, SCI entered into a confidentiality agreement with Wells Fargo, and representatives of Wells Fargo later met with members of SCI's senior management team to review financial and operating information about SCI's business.

     In June 2000, SCI's management determined to seek the assistance of a financial advisor in negotiation of a possible transaction with Wells Fargo, and in evaluating the fairness of any proposal advanced. After reviewing several alternatives, SCI entered into a retainer agreement with Houlihan Lokey Howard & Zukin Financial Advisors, Inc. for assistance in discussions with Wells Fargo.

     On June 30, 2000, Mrs. Knapp, Donald Muller, President of Securities Corporation of Iowa, SCI's registered securities broker-dealer subsidiary, representatives of Houlihan Lokey and SCI's legal counsel, Bradley & Riley PC, met with Dennis Mooradian, Executive Vice President of Wells Fargo and Group Head of Wells Fargo Private Client Services, Mr. Farrish, and several other representatives of Wells Fargo to discuss the potential benefits of an affiliation between the two companies.

     On August 22, 2000, Mrs. Knapp and representatives of Houlihan Lokey met in Chicago, Illinois with Mr. Farrish, and (by speaker telephone) Mr. Mooradian. During the course of this meeting, the

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parties reached tentative agreement on a price for the transaction, and agreed to move forward with the preparation of a letter of intent setting forth in greater detail the proposed terms.

     By early September 2000, management of SCI had negotiated the terms of a letter of intent that they believed to reflect terms on which management would support a sale of SCI to Wells Fargo. On September 6, 2000, the SCI board of directors held a special meeting to review and consider the letter of intent. After consideration, the board voted unanimously to approve execution by management of the letter of intent.

     During September of 2000, representatives and advisors of SCI and Wells Fargo conducted due diligence investigations of the other. Beginning in October 2000, legal counsel for each company began to negotiate the terms of the definitive documentation with respect to a possible merger between the two companies, including drafts of a merger agreement and shareholder support agreements. The terms of retention arrangements with the key personnel of SCI were also discussed and negotiated during this period.

     On November 21, 2000, SCI's board met to discuss the terms of the proposed merger. Mrs. Knapp and SCI's counsel, Bradley & Riley PC, outlined the proposed transaction with Wells Fargo, and discussed its financial terms. During this meeting, SCI's board received the oral opinion of Houlihan Lokey subsequently confirmed by a written opinion dated November 21, 2000, that, as of that date, and subject to certain assumptions, qualifications and other matters stated therein, the consideration to be received in the transaction was fair from a financial point of view to the holders of our common stock. SCI's legal counsel also reviewed for the board the terms of the merger agreement, the employee retention arrangements and other relevant legal issues. After further discussion of these matters, our board unanimously determined that the merger was fair to, and in the best interests of, SCI and its shareholders, approved the merger and the merger agreement and related agreements, resolved to recommend that our shareholders vote to approve and adopt the merger agreement, and authorized senior management to take such action as was needed to finalize these documents, and, if satisfactorily finalized, to execute the documents and to effectuate the transactions contemplated in them.

     Later in the morning of November 21, 2000, Wells Fargo and SCI signed the merger agreement and related documents, and we issued a joint press release that same day announcing the proposed merger.

     SCI's board believes that the proposed merger with Wells Fargo is in the best interests of SCI and its shareholders. In making its determination, the board considered a number of factors, including the following:

     . the consideration SCI shareholders will receive if the merger is effected and the likelihood that it will deliver greater value to SCI shareholders than that expected if SCI remained independent;

     . Houlihan Lokey's November 21, 2000 opinion that the consideration to be received in the transaction is fair to SCI shareholders from a financial point of view as of that date;

     . the complementary nature of SCI's business, services and products with those of Wells Fargo, and the opportunity to create a combined business that offers a wider variety of services to SCI's clients and enhances the ability to attract new clients;

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

     . the historical performance of Wells Fargo's common stock and Wells Fargo's historical financial performance;

     . the board's review of other strategic alternatives potentially available to SCI;

     . the opinion of SCI's advisors that the merger will be accomplished on a tax-free basis for SCI shareholders for U.S. federal income tax purposes (except for cash received instead of fractional shares);

     . the likelihood of a smooth integration of SCI's business with that of Wells Fargo;

     . retention arrangements with key employees of our business in connection with the merger;

     .    the terms and conditions of the merger agreement;

     .    the judgment and advice of our senior management; and

     . the board's conclusion that the merger would provide our shareholders with an opportunity for continued equity participation in a larger enterprise, and with greater liquidity.

Fairness Opinion

     Under an engagement letter dated June 27, 2000, the board of directors of SCI retained Houlihan Lokey to act as its financial advisor in connection with the merger and related matters based on Houlihan Lokey's qualifications, expertise and reputation. Houlihan Lokey was not retained as an advisor or agent to the shareholders of SCI or any other person. Houlihan Lokey is a leading middle market investment bank, consistently ranking among the nation's top twenty merger and acquisition advisors. As part of its investment banking business, Houlihan Lokey is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. Houlihan Lokey was selected as financial advisor to SCI after consideration of several investment firms capable of providing services in connection with a sale of a firm like SCI.

     At the November 21, 2000 meeting of the SCI board, Houlihan Lokey delivered its opinion to the SCI board that, as of that date, the consideration to be received in the transaction was fair from a financial point of view to the holders of SCI common stock. Attached to this document as Appendix D and incorporated herein by reference is a copy of the opinion, which describes the procedures followed, assumptions made, other matters considered and limits on the review undertaken in connection with the opinion. SCI shareholders are urged to read the opinion carefully in its entirety. The summary of Houlihan Lokey's opinion included in this document is qualified in its entirety by reference to the full text of the opinion.

     In connection with rendering its opinion, Houlihan Lokey, among other things:

     . Reviewed the financial terms and conditions of the merger agreement and ancillary agreements.

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

     . Analyzed historical business and financial information relating to SCI and Wells Fargo.

     . Reviewed various financial forecasts for the 2001 fiscal year and other data provided to it by the management of SCI.

     . Held discussions with members of the senior management of SCI with respect to the businesses and prospects of SCI, and its strategic objectives.

     . Reviewed public information with respect to certain other companies in lines of businesses it believed to be generally comparable to the business of SCI.

     . Reviewed the financial terms of certain business combinations involving companies in lines of businesses it believed to be generally comparable to that of SCI.

     . Reviewed the historical stock prices and trading volumes of Wells Fargo common stock.

     . Conducted such other financial studies, analyses and investigations as it deemed appropriate.

     No limitations were imposed by the SCI board upon Houlihan Lokey with respect to the investigations made or procedures followed by it in rendering its opinion. Houlihan Lokey has not been requested and does not intend to update, revise, or reaffirm its fairness opinion in connection with the merger, including to reflect any circumstances or events that have occurred since November 21, 2000. You should understand that the opinion speaks only as of its date. Events that could affect the fairness of the transaction, from a financial point of view, include adverse changes in industry performance or market conditions and changes to the business, financial condition, and results of operations of Wells Fargo and SCI.

     SCI and Wells Fargo determined the merger consideration in arm's length negotiations. Houlihan Lokey was not retained to determine or recommend, and did not determine or recommend, the amount of the consideration to be received by SCI shareholders in the transaction. The opinion relates only to the fairness, from a financial point of view, of the consideration to be received in the transaction by the holders of SCI common stock and does not address any other aspect of the merger, nor does it constitute a recommendation to you as to how to vote at the meeting. Houlihan Lokey's opinion also does not address the relative merits of the merger, the merger agreement or the other business strategies considered by SCI's board, or the board's underlying business decision to effect the merger. Houlihan Lokey was not asked to opine on and does not express any opinion as to the tax consequences of the merger, the public market values or realizable value of the common shares given as consideration in the transaction, the prices at which Wells Fargo's common shares may trade in the future following the merger, or the fairness of any aspect of the transaction or the merger not expressly addressed in its fairness opinion. Further, the opinion of Houlihan Lokey was delivered only to the SCI board of directors.

     In rendering its opinion, Houlihan Lokey relied upon the accuracy and completeness of the financial and other information that it reviewed for the purposes of its opinion and assumed no responsibility for any independent verification of this information. With respect to financial forecasts, Houlihan Lokey assumed that they had been reasonably prepared on bases reflecting the best currently available estimates

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

and judgments of management of SCI as to the future financial performance of SCI. Houlihan Lokey assumed no responsibility for and expressed no view as to these forecasts and projections or the assumptions on which they were based. In addition, factors such as industry performance, general business, economic, regulatory, market, and financial conditions, as well as changes to the business, financial condition or results of operations of SCI may cause management's projections or the underlying assumptions to be inaccurate. Houlihan Lokey did not receive financial forecasts from Wells Fargo. Houlihan Lokey is not an expert in the evaluation of loan portfolios or the allowances for loan losses with respect to loan portfolios. In addition, Houlihan Lokey did not review individual credit files of Wells Fargo, nor did Houlihan Lokey make or obtain any independent evaluation or appraisal of the assets and liabilities of SCI or Wells Fargo or any of their respective subsidiaries, and Houlihan Lokey was not furnished with any such evaluation or appraisal.

     The opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. In rendering its opinion, Houlihan Lokey assumed that the merger would be consummated on the terms described in the merger agreement, and that obtaining the necessary regulatory approvals for the merger would not have an adverse effect on SCI.

     No company or transaction used in any of the analyses performed by Houlihan Lokey is identical to SCI or the merger. In arriving at its opinion, Houlihan Lokey made qualitative judgments as to the significance and relevance of certain aspects of such analyses and various factors. Houlihan Lokey also made certain assumptions with respect to SCI and Wells Fargo, the effect of the merger, industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond the control of the respective entities. The estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be more or less favorable than suggested by the analyses. However, there were no specific factors reviewed by Houlihan Lokey that did not support its opinion. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, those analyses and estimates are inherently subject to substantial uncertainty.

     Finally, as described above, Houlihan Lokey's opinion was one of many factors taken into consideration by the SCI board in appraising the merger and the consideration to be received by the holders of SCI common stock.

     Under the engagement letter, SCI has agreed to pay Houlihan Lokey fees totaling $250,000, with the final $100,000 due only upon the closing of this transaction. In addition, SCI has agreed, among other things, to reimburse Houlihan Lokey for all reasonable out-of-pocket expenses incurred in connection with the services provided by Houlihan Lokey, and to indemnify and hold harmless Houlihan Lokey and other related parties from and against various liabilities and expenses, which may include liabilities under the federal securities laws, in connection with its engagement. Houlihan Lokey has no other material relationship with SCI or any of its affiliates, and has no material relationship with Wells Fargo.

Additional Interests of SCI Management

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

     Some of SCI's executive officers and/or directors have interests in the merger that are in addition to their interests as shareholders generally.

     Retention Program. Owen F. Winterberg and James Richard, both directors of SCI, have entered into retention agreements under which they will receive, subject to the terms of the agreements, Wells Fargo common stock options having a maximum total Black-Scholes value of $211,347 and $151,729, respectively, or at their election, options having a maximum total Black-Scholes value of $105,674 and $75,865, respectively, and an equal amount in cash. See "The Merger--Employee Retention Program and Employee Benefit Plans" on page ___.

     Accelerated Stock Option Vesting. As described below under "Accelerated Vesting of Stock Options," the merger will accelerate the vesting of SCI stock options held by Donald Muller, a director of SCI and President of Securities Corporation of Iowa.

Accelerated Vesting of Stock Options

     The merger agreement requires SCI to take all action to cause all unvested options granted under SCI's Incentive Stock Option Plan to vest and become exercisable at least five days before the merger and that any options not exercised prior to five days before the merger will expire. This action will accelerate vesting of options held by Donald Muller to purchase 6,667 shares of SCI common stock at an exercise price of $4.00 per share. Of these options, options to purchase 3,333 shares and 3,334 shares would have otherwise vested September 30, 2001 and September 30, 2002, respectively. Mr. Muller is President of Securities Corporation of Iowa, a subsidiary of SCI. This action also will accelerate vesting of options to purchase 5,000 shares of SCI common stock at an exercise price of $3.96 per share held by an employee of an SCI subsidiary. No member of SCI's management, other than Mr. Muller, has options that will accelerate as a result of the merger.


Employee Retention Program and Employee Benefit Plans

     Retention Program. The merger agreement requires SCI, in cooperation with Wells Fargo, to establish prior to the merger a mutually acceptable retention program to retain designated SCI employees. The retention program will consist of cash payments or options to purchase Wells Fargo common stock or a combination of cash payments and options. For employees whose retention payments will be in cash, the terms of their payments, including the vesting of the payments, will be governed by their retention bonus agreements with SCI and Wells Fargo. The other employees in the retention program may elect to receive their payments either 100% in options to purchase Wells Fargo common stock or 50% in cash and 50% in options. For these employees, the terms of their cash payments and option grants, including the vesting of both, will be governed by their non-solicitation agreements with SCI and Wells Fargo. Under the terms of the non-solicitation agreements:

     . The number of Wells Fargo shares subject to an option grant will be based on a specified Black-Scholes value at the time of grant. The specified Black-Scholes value will vary among

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

          employees. Options will become exercisable in increments of one-third, beginning on the first anniversary of the grant date. The exercise price of the options will be based on the market price of Wells Fargo common stock at the time of grant.

     . The cash portion, if any, will be in the form of a loan paid to the employee at the time of the option grant. The loan will be evidenced by a promissory note. The note will be forgiven in equal monthly installments over a three-year period so long as the employee remains employed with SCI or its Wells Fargo successor. If the employee's employment ends before the note is paid in full, the employee must pay the outstanding balance of the note.

     Employee Benefit Plans. Each person who, as of the effective date of the merger, is an employee of SCI or an SCI subsidiary (each, an "eligible employee") will be eligible to participate in the employee welfare plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

     Eligible employees will be eligible to participate in the Wells Fargo 401(k) plan, subject to any eligibility requirements applicable to the plan. Eligible employees will receive full credit for years of past service to SCI or the SCI subsidiary (or their predecessors in interest), to the extent that such service is currently given credit under SCI's existing 401(k) plan, for the purpose of satisfying any eligibility and vesting periods applicable to the Wells Fargo 401(k) plan.

     Eligible employees will be eligible to participate in the Wells Fargo cash balance plan, subject to any eligibility requirements applicable to the plan. Wells Fargo will not recognize past service with SCI or any of its subsidiaries for any purpose under the cash balance plan. As a result, eligible employees will begin participation in the cash balance plan as new employees.

     Eligible employees will be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo will recognize years of past service with SCI or an SCI subsidiary for the purpose of eligibility to access Wells Fargo's retiree medical benefit.


Dissenters' Appraisal Rights

     Shareholders of SCI are entitled to dissenters' appraisal rights in connection with the merger. The procedures for preserving and exercising dissenters' appraisal rights are set forth in the provisions of Title XII, Subtitle 2, Chapter 490, Division XIII, Part B of the Iowa Business Corporation Act. The following is a description of those provisions. It is not complete and is qualified by reference to the actual provisions, copies of which are included in Appendix E to this document. Appendix E is incorporated by reference into this document.

     Notice of Dissenters' Appraisal Rights. SCI is required to notify its shareholders of their dissenters' appraisal rights and to provide them with a copy of Title XII, Subtitle 2, Chapter 490, Division XIII, Part B of the Iowa Business Corporation Act. This document, including the notice of special meeting of SCI shareholders, constitutes the required notice to shareholders of SCI. A copy of Title XII, Subtitle 2,

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Chapter 490, Division XIII, Part B of the Iowa Business Corporation Act is
included in Appendix E to this document.

     Preserving Dissenters' Appraisal Rights. To preserve your dissenters' appraisal rights, you must do each of the following:

     . deliver to SCI, before the vote is taken at the special meeting of shareholders, written notice of your intent to demand payment for your shares if the merger is completed; and

     .    not vote your shares of SCI common stock in favor of the merger.

If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted for the merger and you will have waived your dissenters' appraisal rights.

     Notice of Merger Approval. If the merger is approved by SCI's shareholders, SCI must deliver, within 10 days after approval, a written dissenters' notice to all shareholders who preserved their dissenters' appraisal rights. The notice must do all of the following:

     . state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

     . inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

     . supply a form for demanding payment that includes the date of the first announcement to the news media or to shareholders of the terms of the merger and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

     . set a date by which SCI must receive the payment demand, which date must not be fewer than 30 nor more than 60 days after the dissenters' notice is delivered; and

     . be accompanied by a copy of Title XII, Subtitle 2, Chapter 490, Division XIII of the Iowa Business Corporation Act.

     Duty to Demand Payment. A shareholder who is sent a dissenters' notice must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date of the first announcement to the news media or to shareholders of the terms of the merger, and deposit the shareholder's certificates in accordance with the terms of the dissenters' notice. A shareholder who demands payment and so deposits the shareholder's shares retains all other rights of a shareholder until these rights are canceled or modified by the merger. A shareholder who does not demand payment or who does not deposit the shareholder's shares where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares.

     Share Restrictions. SCI may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the merger is completed or until the restrictions are released because the

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merger is not completed. The person for whom dissenters' appraisal rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the merger.

     Payment. Except as to after-acquired shares as discussed below, at the time the merger is completed, or upon receipt of a payment demand, whichever occurs later, SCI must pay to each dissenter who demanded payment in the manner required, the amount SCI estimates to be the fair value of the dissenter's shares, plus accrued interest. The payment must be accompanied by all of the following:

     . SCI's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     .   a statement of SCI's estimate of the fair value of the shares;

     .   an explanation of how the interest was calculated;

     . a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with SCI's payment offer; and

     .   a copy of the Iowa dissenters' rights statute.

     Failure of SCI to Complete Merger. If SCI does not complete the merger within 180 days after the date set for demanding payment and depositing share certificates, SCI must return the deposited certificates and release the transfer restrictions on uncertificated shares. If after returning deposited certificates and releasing transfer restrictions, SCI completes the merger, it must send a new dissenters' notice as if the merger was completed without a vote of shareholders and repeat the demand procedure.

     After-Acquired Shares. SCI may elect to withhold payment to a dissenting shareholder if the dissenter was not the beneficial owner of the shares before the date of the first announcement to the news media or to shareholders of the terms of the merger. The terms of the merger were first announced to the news media on November 21, 2000. If SCI elects to withhold payment, it must, after completing the merger, estimate the fair value of the shares, plus accrued interest, and pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. SCI will send with its offer a statement of the estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment if the dissenter is dissatisfied with SCI's payment offer.

     Procedure if Dissatisfied With Payment or Offer. A dissenter may (a) notify SCI in writing of the dissenter's own estimate of the fair value of the dissenter's shares and the amount of interest due, and demand payment of the dissenter's estimate, less any payment made by SCI, or (b) in the case of after-acquired shares, reject SCI's offer and demand payment of the fair value of the shares and interest due, if any of the following apply:

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     .   the dissenter believes that the amount paid, or the amount offered in the case of after-acquired shares, is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

     . SCI fails to make payment within 60 days after the date set for demanding payment; or

     . SCI, having failed to complete the merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenter waives the dissenter's rights to demand payment unless the dissenter notifies SCI of the dissenter's demand in writing within 30 days after SCI made payment, or in the case of after-acquired shares offered payment, for the dissenter's shares.

     Court Action. If a dissenter's demand for payment remains unsettled, SCI will commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If SCI does not commence the proceeding within the 60 day period, it must pay each dissenter whose demand remains unsettled the amount demanded. SCI must make all dissenters, whether or not residents of Iowa, whose demands remain unsettled parties to the proceeding and must serve them all with a copy of the petition. The court may appoint one or more appraisers to receive evidence and recommend decision on the question of fair value. Each dissenter made a party to the proceeding is entitled to a judgment for either:

     . the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by SCI; or

     . the fair value, plus accrued interest, of the dissenter's after-acquired shares for which SCI elected to withhold payment.

     Court Costs and Counsel Fees. The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess the costs against SCI, except that the court may assess costs against all or some of the dissenters to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment. Also, the court may assess the fees and expenses of counsel and experts for the respective parties as follows:

     . against SCI and in favor of any or all dissenters if the court finds SCI did not substantially comply with the requirements of sections
         490.1320 through 490.1328 of the Iowa Business Corporation Act; or

     . against either SCI or a dissenter, in favor of the other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided in the dissenters' rights statute.

     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against SCI, the

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

court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

     SCI shareholders are advised that the merger will be approved if the holders of a majority of the shares of SCI common stock outstanding at the record date vote in favor of it. The holders of _________ shares of SCI common stock, representing approximately ___% of the shares of SCI common stock outstanding at the record date and enough to approve the merger without the concurrence of any other SCI shareholder, have agreed to vote their shares of SCI common stock in favor of the merger agreement. See "Support Agreements" on page ___.

Exchange of Certificates

     After completion of the merger, Wells Fargo Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of SCI common stock a form of letter of transmittal, together with instructions for the exchange of the holder's SCI stock certificates for a certificate representing Wells Fargo common stock.

     SCI shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

     No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of SCI common stock until after the certificates have been surrendered for exchange.

     When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

     A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

     The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for SCI common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

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

     After completion of the merger, no transfers will be permitted on the books of SCI. If, after completion of the merger, certificates for SCI common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

     None of Wells Fargo, SCI, the exchange agent or any other person will be liable to any former holder of SCI common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

     Section 4 of the Bank Holding Company Act of 1956 permits Wells Fargo to acquire the capital stock of SCI without the prior approval of the Board of Governors of the Federal Reserve System. Wells Fargo will be required to notify the Federal Reserve Board within 30 days after the merger is completed.

     Because the value of the SCI capital stock to be acquired by Wells Fargo in the merger is less than $50 million, the merger is not subject to the notice requirements of the Hart-Scott-Rodino Improvements Act of 1976.

     Wells Fargo and SCI are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than the after-the-fact notice required by the Federal Reserve Board. Wells Fargo and SCI intend to seek any approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

     The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions to the Merger" on page ___ and "--Termination of the Merger Agreement" on page ___.

U.S. Federal Income Tax Consequences of the Merger

     The following is a summary of the anticipated material U.S. federal income tax consequences of the merger to SCI shareholders who hold SCI common stock as a capital asset. The summary is based on the Internal Revenue Code of 1986, as amended, U.S. Treasury Regulations, administrative rulings and court decisions, as in effect as of the date of this document, all of which are subject to change at any time, possibly with retroactive effect. This summary is not a complete description of all of the tax consequences of the merger. In particular, this summary may not address U.S. federal income tax considerations applicable to you if you are a SCI shareholder subject to special treatment under U.S. federal income tax law, including, for example:

     .   holders who are neither citizens nor residents of the United States;

     .   financial institutions;

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

     .   securities dealers;

     . securities traders who elect to apply a mark-to-market method of accounting;

     .   insurance companies;

     .   tax-exempt entities;

     . holders who acquired their shares of SCI common stock through exercise of an employee stock option or right, or otherwise as compensation; and

     . holders who hold SCI common stock as part of a hedge, straddle, conversion or constructive sale transaction.

     Also, this document does not provide information about the tax consequences of the merger under applicable foreign, state or local laws or under any federal laws other than those relating to the income tax.

     You are urged to consult your tax advisors about the particular consequences of the merger to you, including the effects of U.S. federal, state or local, or foreign and other tax laws.

     In connection with the filing with the SEC of the registration statement containing this document, the law firm of Bradley & Riley PC has delivered to SCI an opinion addressing the material U.S. federal income tax consequences of the merger. This opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in the opinion. In rendering this opinion, Bradley & Riley PC relied upon representations contained in certificates of officers of Wells Fargo and SCI and the continued accuracy and completeness of such representations that, if incorrect in certain material respects, would jeopardize the conclusions reached by Bradley & Riley PC in its opinion. Neither SCI nor Wells Fargo has requested nor will require an advance ruling from the Internal Revenue Service with respect to the tax consequences of the merger.

     In the opinion of Bradley & Riley PC, based on the facts, representations and assumptions described above:

     .   the merger will constitute a reorganization within the meaning of
         Section 368(a) of the Internal Revenue Code;

     . no gain or loss will be recognized by the holders of SCI common stock upon receipt of Wells Fargo common stock, except with respect to cash received instead of fractional shares of Wells Fargo common stock;

     . the aggregate tax basis of Wells Fargo common stock received, including any fractional share deemed received and redeemed as described below, by a shareholder of SCI will equal such shareholder's aggregate tax basis of the SCI common stock exchanged therefor; and

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

     . the holding period of shares of Wells Fargo common stock received, including any fractional share deemed received and redeemed as described below, by a shareholder of SCI will include the period during which the shares of SCI common stock were held.

     SCI will not be required to complete the merger unless it receives an additional opinion of Bradley & Riley PC, dated the closing date of the merger, based on the facts and assumptions stated in that opinion, substantially to the same effect as the opinion described above.

     If you receive cash instead of a fractional share interest in Wells Fargo common stock, you will be treated as having received that fractional share interest and then as having received the cash in redemption of the fractional share interest. In most cases, you should recognize capital gain or loss for U.S. federal income tax purposes measured by the difference between the amount of cash received and the portion of the tax basis of the shares of SCI common stock allocable to the fractional share interest. This capital gain or loss would be a long-term capital gain or loss if the holding period for the fractional share interest in Wells Fargo common stock (determined as described above) is greater than one year at the effective time of the merger.

     Payments related to SCI common stock may be subject to information reporting to the Internal Revenue Service and to a 31% backup withholding tax. Backup withholding will not apply, however, to a payment to you, or another payee, if you or the payee completes and signs the substitute Form W-9 that will be included as part of the transmittal letter, or otherwise proves to Wells Fargo and the exchange agent that you or the payee is exempt from backup withholding.

Support Agreements

     At the same time that the merger agreement was signed, two members of the Knapp family, Barbara and David Knapp, and the Knapp Family Voting Trust entered into a support agreement with Wells Fargo. Under the support agreement, Barbara and David Knapp and the Knapp Family Voting Trust agreed, among other things:

     . to vote in favor of the merger all shares of SCI common stock beneficially owned by the party at the record date for any meeting of shareholders of SCI called to consider and vote on the merger;

     . not to sell or transfer any shares of SCI common stock held by the party except (a) pursuant to the merger, (b) in connection with the exercise of stock options or (c) with Wells Fargo's prior written consent;

     . not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of SCI with any person other than Wells Fargo; and

     . not to vote in favor of any business combination, merger or consolidation of SCI with any person other than Wells Fargo.

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

     At the record date for the special meeting, excluding shares subject to the Knapp Family Voting Trust Agreement, Barbara and David Knapp owned individually, or had the power to vote, 18,867 shares and 2,000 shares, respectively, of SCI common stock, or about ____% and ____%, respectively of the SCI shares outstanding at the record date. At the record date, there were 1,312,182 shares of SCI common stock, or about ____% of the SCI shares outstanding, subject to the Knapp Family Voting Trust. The SCI shares covered by the support agreement are enough to approve the merger without the concurrence of any other SCI shareholder.

Sale of Wells Fargo Common Stock Issued in the Merger

     The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to SCI shareholders who are considered to be "affiliates" of SCI or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

     Affiliates of SCI may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions.

     SCI has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of SCI that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

     This document does not cover any resales of Wells Fargo common stock received by affiliates of SCI.

Stock Exchange Listing

      The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and Chicago Stock Exchanges. The listing of the Wells Fargo common stock to be issued in the merger is a condition to SCI's obligation to complete the merger.

Accounting Treatment

     Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of SCI. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of SCI's operations after the merger.

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

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the merger agreement. When we use the term merger agreement in this document, we are referring to the agreement and plan of reorganization, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. SCI shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph or paragraphs of the merger agreement.

Basic Plan of Reorganization

      The merger agreement provides that SCI will merge with and into a wholly-owned subsidiary of Wells Fargo, with the Wells Fargo subsidiary as the surviving corporation. (paragraph 1(a))

     Exchange of Wells Fargo Shares for SCI Shares. Under the merger agreement, each share of SCI common stock outstanding immediately before the merger, other than shares as to which statutory dissenters' appraisal rights have been exercised, will be converted into the right to receive a fraction of a share of Wells Fargo common stock. Following is a description of the formula that we will use to determine that exchange ratio. Because the formula is complicated and relies on a number of defined terms, we have also provided a discussion of how the formula works. Keep in mind that the actual formula, which is set forth in the merger agreement in Appendix A to this document, will control if there are any differences between the actual formula and how we describe it below.

          The Exchange Ratio Formula. The formula calculates the exchange ratio by dividing the Adjusted Wells Fargo Shares by the number of shares of SCI common stock outstanding at the time of the merger. (paragraph 1(a))

          . The Adjusted Wells Fargo Shares number will equal $17,000,000 minus the Loss Adjustment Amount divided by the Wells Fargo Measurement Price; provided that some of the Adjusted Wells Fargo Shares equal to (1) the difference between $1,200,000 minus the Escrow Reduction Amount divided by (2) the Wells Fargo Measurement Price will be deposited into escrow and subject to the escrow agreement.

          . The Loss Adjustment Amount will equal the dollar amount paid or accrued to be paid for any Third Party Claim that is dismissed with prejudice or reduced to judgment by a final unappealable order or decree by a court of competent jurisdiction or by settlement or consent decree prior to the effective time of the merger, minus the lesser of $161,000 or the net equity of Source Data Systems, Inc. as of the effective time of the merger. Source Data Systems is a subsidiary of SCI.

          . A Third Party Claim is a claim, demand, suit, action, investigation or proceeding in which SCI or any SCI subsidiary is a party currently pending or filed with any court, tribunal, federal or state body or agency, or self-regulatory organization prior to the effective time of the merger, and any order, judgment, relief, award or decree resulting therefrom.

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

     . The Escrow Reduction Amount will equal $600,000 if prior to the effective time of the merger any matter filed or pending as of November 20, 2000 against SCI or any of its subsidiaries is dismissed with prejudice or reduced to judgment by a final unappealable order or decree of a court of competent jurisdiction or by settlement or consent decree.

     . The Measurement Price will equal the average of the New York Stock Exchange-only closing prices of a share of Wells Fargo common stock for each of the 10 consecutive trading days ending on the date immediately before the special meeting.

     How the Formula Works.  In plan English, the formula works as follows:

     . Step 1: calculate the total purchase price for SCI stock. First, we will calculate the total purchase price that Wells Fargo will pay for all the outstanding capital stock of SCI. We will start with $17 million, then subtract from that number an amount that takes into account claims against SCI or any of its subsidiaries that are finally decided, settled or dismissed before the merger. The formula refers to the amount to be subtracted from $17 million as the Loss Adjustment Amount.

         [_] If before the merger SCI settles or otherwise becomes finally liable for any claims, we will subtract from $17 million the amount, if any, by which (a) the total amount SCI is required to pay as a result of those claims, exceeds (b) the lesser of $161,000 or the net equity of Source Data Systems, Inc. at the time of the merger. Source Data Systems is a subsidiary of SCI.

         [_] If before the merger we do not settle any claims or if the total amount SCI is required to pay as a result of the settlement or final resolution before the merger of the claims does not exceed the lesser of $161,000 or the net equity of Source Data Systems at the time of the merger, then the purchase price remains $17 million. The purchase price will never exceed $17 million.

     . Step 2: calculate the total number of Wells Fargo shares to be issued in the merger. After we determine the purchase price, we will calculate the total number of Wells Fargo shares that Wells Fargo will issue in the merger. The formula refers to this number as the Adjusted Wells Fargo Shares. To calculate this number, we will divide the purchase price by the average closing price of Wells Fargo common stock over a 10-trading day period before the special meeting. The formula refers to this average as the Wells Fargo Measurement Price.

     . Step 3: calculate the total number of Wells Fargo shares to be deposited into escrow. Under the merger agreement, we are required to deposit into escrow some of the Wells Fargo shares to be issued in the merger. Refer to the "Escrow Agreement" on page ___ for more information. The number of Wells Fargo shares to be deposited into escrow depends in part on whether, before the merger, SCI settles or otherwise becomes liable for any claims pending as of November 20, 2000 against SCI or any SCI subsidiary. This step of the formula works as follows:

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

         [_] We will first determine the escrow dollar amount. We will start with $1,200,000 and then subtract $600,000 from that amount if before the merger any claims pending as of November 20, 2000 against SCI or any SCI subsidiary are settled or finally decided, settled or dismissed. If before the merger none of those claims are finally decided, settled or dismissed, then we will not subtract any amount from $1,200,000. The formula refers to the amount, if any, to be subtracted from $1,200,000 as the Escrow Reduction Amount. As a result, the escrow dollar amount will be either:

               . $600,000 if before the merger any claims pending as of November 20, 2000 against SCI or any SCI subsidiary are settled or finally resolved, or

               . $1,200,000 if before the merger no claims pending as of November 20, 2000 against SCI or any SCI subsidiary are settled or finally resolved.

         [_] We will then calculate the number of Wells Fargo shares to be deposited into escrow by dividing the escrow dollar amount by the Wells Fargo Measurement Price, or the average closing price of Wells Fargo common stock over a 10-trading day period before the special meeting. In no event will the number of escrowed shares exceed $1,200,000 divided by this 10-trading day average.

          . Step 4: calculate the exchange ratio. The final step of the formula is to determine the exchange ratio. The exchange ratio is the fraction of a share of Wells Fargo common stock that will be exchanged in the merger for each share of SCI common stock. We will calculate the exchange ratio by first subtracting the escrowed shares from the total number of Wells Fargo shares to be issued in the merger. We will then divide that result by the total number of shares of SCI common stock outstanding at the time of the merger.

               [_] At the record date for the special meeting, there were outstanding _________ shares of SCI common stock and options to purchase an additional ________ shares of SCI common stock at a weighted average exercise price of $____ a share. All of the options are currently exercisable or will be exercisable prior to the merger. Options that are not exercised at least five days before the merger will expire at the time of the merger.

               [_] The exercise of options before the merger will increase the number of shares of SCI common stock outstanding at the time of the merger. This, in turn, will decrease the exchange ratio, which will decrease the number of Wells Fargo shares you will receive for your SCI shares. We have amended the terms of outstanding options to permit "cashless" exercises, which essentially will allow a holder to convert an option into shares of SCI common stock based on the amount, if any, by which the value of the SCI shares subject to the option exceed the total exercise price of the option. Generally, we would expect to issue fewer SCI shares from a cashless exercise than from a cash exercise. We expect that all or substantially all of the options will be exercised before the merger. We cannot predict the exact number, however, nor can we predict how many will be exercised by the cashless method.

         The following examples show how the formula would work under certain assumptions.

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

     .   Example 1--Assumptions:

         [_] before the merger SCI pays or becomes finally liable to pay $250,000 to settle claims pending as of November 20, 2000 against SCI or an SCI subsidiary;

         [_] the net equity of Source Data Systems at the time of the merger is greater than $161,000;

         [_] the 10-trading day average closing price of Wells Fargo common stock before the special meeting is $____; and

         [_] there are _________ shares of SCI common stock outstanding at the time of the merger.

     .   Example 1--Calculations:

         [_]   purchase price: $17,000,000 - (250,000 - 161,000) = $17,000,000 -
               $89,000 = $16,911,000.

         [_] Wells Fargo shares to be issued in the merger: $16,911,000 / $____ = __________.

         [_]   Wells Fargo Shares to be deposited into escrow: $600,000 / $____
               = __________.

         [_]   exchange ratio: ____________ / ____________ = ________

     . Example 2--Assumptions: Same assumptions as Example 1, except that before the merger no claims against SCI or any SCI subsidiary are settled or finally resolved.

     .   Example 2--Calculations:

         [_]   purchase price: $17,000,000 - 0 = $17,000,000.

         [_] Wells Fargo shares to be issued in the merger: $17,000,000 / $____ = __________.

         [_] Wells Fargo shares to be deposited into escrow: $1,200,000 / $____ = __________.

         [_]   exchange ratio: ____________ / ____________ = ________

     No adjustment will be made to the number of shares of Wells Fargo common stock you will receive for your shares of SCI common stock to reflect fluctuations in the price of Wells Fargo common stock after the exchange ratio is determined.

     We cannot predict the amount of losses Wells Fargo or SCI will incur from claims against SCI. As a result, we cannot predict the number of escrowed shares, if any, that will be distributed at the end of the escrow period to SCI shareholders. There is a significant chance that you will not receive any escrowed shares.

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

     Adjustments for Changes in Capitalization. If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

     Cash Instead of Fractional Shares. If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average closing prices of a share of Wells Fargo common stock on the New York Stock Exchange only for each of the 10 consecutive trading days ending on the day immediately preceding the special meeting of SCI shareholders at which the shareholders will vote on the merger agreement. (paragraph 1(c))

     Effective Date and Time of the Merger. The effective date of the merger will be the day on which articles of merger are filed with and accepted by the Iowa Secretary of State. The merger agreement provides that articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or on such other date as Wells Fargo and SCI may agree. See "Conditions To The Merger" on page ___. The effective time of the merger will be 11:59 p.m., Des Moines, Iowa time, on the effective date of the merger. (paragraph 1(d))

Representations and Warranties

     The merger agreement contains various representations and warranties by Wells Fargo and/or SCI concerning, among other things (paragraphs 2 and 3):

     .   corporate organization, standing and authority;

     .   subsidiaries;

     .   capitalization;

     .   corporate authority and action;

     . compliance of the merger agreement and the escrow agreement with, and the need for consent or approval under applicable law and contracts and organizational documents;

     .   governmental and third party consents and approvals;

     . financial statements and filings with the SEC and other governmental agencies;

     . filing of tax returns, payment of taxes and absence of certain tax proceedings;

     .   absence of material changes in business since September 30, 1999;

     .   contracts and commitments;

     . absence of pending or threatened litigation other than litigation disclosed under the merger agreement;

     .   insurance;

     .   compliance with laws;

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

     .   labor matters;

     .   employee benefit plans;

     .   information provided for inclusion in this document;

     .   absence of any obligation to register securities;

     . absence of brokerage or finder's fees except as disclosed under the merger agreement;

     .   proper administration of fiduciary accounts;

     .   absence of default on material agreements;

     .   absence of certain environmental liabilities;

     . compliance with broker-dealer registration requirements and related matters;

     .   maintenance of internal accounting controls; and

     .   production by certain identified brokers.


Certain Covenants

     The merger agreement has a number of covenants and agreements that govern the actions of SCI and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

     Conduct of Business

         SCI

              Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, SCI and each SCI subsidiary will:

               .   maintain its corporate existence in good standing;

               .   maintain the general character of its business;

               .   conduct its business in the ordinary and usual manner;

               . extend credit in accordance with existing stock margin lending policies;

               . maintain proper business and accounting records in accordance with generally accepted principles;

               . maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

               . maintain in all material respects presently existing insurance coverage;

               . use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

               . use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

               . comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of SCI and each SCI subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on SCI and its subsidiaries taken as a whole; and

               .   permit Wells Fargo and its representatives (including KPMG
                   LLP) to examine its and its subsidiaries' books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business (paragraph 4(a))

              Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, SCI and each SCI subsidiary will not:

               . amend or otherwise change its articles of incorporation or association or bylaws;

               . issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except that SCI may issue shares of SCI common stock upon exercise of stock options identified under the merger agreement and SCI may amend the agreements for those stock options to provide for cashless exercises;

               . authorize or incur any long-term debt (other than deposit liabilities);

               . mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

               . enter into any material agreement, contract or commitment in excess of $10,000 except brokerage transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement and except for the fees and related expenses identified under, and relating to the transactions contemplated by, the merger agreement, such fees and expenses not to exceed a total of $380,000;

               . make any investments except investments in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less;

               . amend or terminate any specified employee benefit plan except as required by law or the terms of the merger agreement;

               . make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement;

               . declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a SCI subsidiary's board of directors in accordance with applicable law and regulation;

               . redeem, purchase or otherwise acquire any capital stock of SCI;

               . increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans, agreements and practices and except as permitted under the merger agreement;

               . sell or otherwise dispose of any shares of capital stock of any SCI subsidiary; or

               . sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.
                   (paragraph 4(b))

         Wells Fargo

              Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

     Competing Transactions. Neither SCI or any SCI subsidiary nor any director, officer, representative or agent of SCI or any SCI subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

     . purchase its common stock, any security convertible into its common stock, or any other equity security of SCI or any of its subsidiaries;

     . make a tender or exchange offer for any shares of its common stock or other equity security of SCI or any of its subsidiaries;

     . purchase, lease or otherwise acquire the assets of SCI or any of its subsidiaries except in the ordinary course of business; or

     . merge, consolidate or otherwise combine with SCI or any of its subsidiaries.

     SCI and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

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

     Retention Program. SCI, in cooperation with Wells Fargo, will establish prior to the time of the merger a mutually acceptable retention program to be used to retain certain employees of SCI.

     Terminate Stock Option Plan. SCI has agreed to take whatever action is necessary to:

     . amend SCI's Incentive Stock Option Plan or option agreements with the holders of options granted under the plan to accelerate all such unvested options;

     . terminate the Incentive Stock Option Plan as of the effective time of the merger and collect all applicable withholding and payroll taxes applicable to exercised options under the plan; and

     . amend the Incentive Stock Option Plan or option agreements with the holders of options to permit cashless exercises of outstanding options and to provide that all outstanding options that have not been exercised by the date that is five days prior to the effective time of the merger will expire as of the effective time of the merger.

     Other Covenants. The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this document, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, SCI has agreed to

     . establish such additional accruals and reserves as are necessary to conform its accounting and loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of SCI's business after the merger; and

     . use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit C to the merger agreement from each executive officer, director or shareholder of SCI who may reasonably be deemed an "affiliate" of SCI within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit C) See "The Merger--Resale of Wells Fargo Common Stock Issued in the Merger" on page ___.

Conditions to the Merger

     Under the merger agreement, various conditions are required to be met before Wells Fargo or SCI is obligated to complete the merger. These conditions are customary and include such items as:

     . the continued accuracy of the other party's representations and warranties;

     . the performance by the other party of its obligations under the merger agreement;

     . the receipt of shareholder and regulatory approval, and expiration of all applicable waiting and appeal periods;

     .   the absence of any order restraining or enjoining the merger; and

     . subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have a material adverse effect on the other party.

     Various additional conditions must be met before SCI is obligated to complete the merger, including:

     . the listing on the New York and Chicago Stock Exchanges of the Wells Fargo common stock to be delivered to SCI shareholders;

     . the receipt by Wells Fargo of all securities law or blue sky authorizations necessary to complete the merger;

     .   the receipt by SCI of a favorable tax opinion; and

     .   Wells Fargo's execution of the escrow agreement.

     Also, various additional conditions must be met before Wells Fargo is obligated to complete the merger, including:

     . the receipt by SCI and each SCI subsidiary of all material consents or waivers from third parties to loan agreements, leases or other contracts required to complete the merger;

     . the total number of shares of SCI common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute SCI common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 2,168,621;

     .   the resignation of each member of SCI's board of directors;

     . the absence since June 30, 2000 of any change or circumstance that has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of SCI and SCI's subsidiaries taken as a whole, other than changes in securities, broker or investment advisor laws or regulations, or interpretations thereof, that affect the securities, broker, and investment advisor industry generally or changes in the general level of interest rates;

     . the termination of SCI's Incentive Stock Option Plan and of all options not exercised five days prior to the merger and the completion of the other actions required of SCI under the merger agreement with respect to outstanding options issued under the plan;

     . the termination of the SCI Financial Group, Inc. shareholder agreements among SCI and certain SCI shareholders and any other agreement or voting trust that, if not terminated, would result in any redemption of SCI common stock or trigger a right of first refusal or similar right or that would prohibit or restrict the completion of the transactions contemplated by the merger agreement;

     . the effectiveness of non-solicitation agreements for certain individuals identified under the merger agreement and the absence of any act or omission by an individual covered by a non-solicitation agreement that would permit his or her termination for "cause" under the agreement; and

     .   SCI's execution of the escrow agreement.

     Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)


Termination of the Merger Agreement

     Wells Fargo and SCI can mutually agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i) Also, either Wells Fargo or SCI can terminate the merger agreement without the consent of the other if any of the following occurs:

     . The merger has not been completed by April 30, 2001, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party (paragraph 9(a)(ii)); or

     . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

Effect of Termination

     Generally, if either party terminates the merger agreement, it becomes void without any liability to either party other than for willful and material breaches of representations or warranties, or willful and material failure in performance of covenants, agreements, duties or obligations arising under the merger agreement. The provisions of the merger agreement governing confidential information and expenses incurred in connection with the merger continue in effect after termination of the merger agreement. (paragraph 9(b))

Waiver and Amendment

     Either Wells Fargo or SCI may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

     Wells Fargo and SCI can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after SCI shareholders approve the merger if the amendment would change in a manner adverse to SCI shareholders the consideration to be received by SCI shareholders in the merger. (paragraph 17)

Expenses

     Wells Fargo and SCI will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph 10)

                          ESCROW OF WELLS FARGO SHARES

     The following describes the escrow arrangement under which some of the shares of Wells Fargo common stock to be issued in the merger will be deposited into escrow to be available to Wells Fargo to compensate it for losses it or SCI incurs from claims against SCI or any SCI subsidiary that are pending at the time of the merger. It is not a complete description of the terms of that arrangement and is subject to, and qualified in its entirely by reference to, the provisions of paragraph 21 of the merger agreement and the provisions of the form of escrow agreement. The merger agreement and the form of escrow agreement are included in this document as Appendices A and C, respectively, and are incorporated by reference herein. Please read the provisions of paragraph 21 of the merger agreement and the provisions of the form of escrow agreement as the provisions of the merger agreement and the escrow agreement will govern the operation of the escrow arrangement.

Establishment of Escrow Fund

     After the merger is completed, Wells Fargo will deposit into escrow the Wells Fargo shares that it otherwise would have delivered at the time of the merger to SCI shareholders but for the escrow arrangement. Wells Fargo will deposit the shares on behalf of SCI shareholders at the time of the merger other than those shareholders who perfect their dissenters' appraisal rights. In this document we refer to the SCI shareholders on whose behalf Wells Fargo shares will be deposited into escrow as the former SCI shareholders. The number of Wells Fargo shares deposited to escrow on behalf each former SCI shareholder will be in proportion to the total number of the Wells Fargo shares the shareholder would have received in the merger but for the escrow arrangement.

     Wells Fargo will deposit the escrowed shares with a depositary agent acceptable to both SCI and Wells Fargo. Wells Fargo will register the escrowed shares in the name of the shareholders' representative as agent for the former SCI shareholders. Refer to "Shareholders' Representative" below for information about the shareholders' representative. Wells Fargo also will deposit into escrow in the name of the shareholders' representative any additional shares of Wells Fargo common stock issued with respect to any shares then held in escrow as a result of stock splits, stock dividends or recapitalizations.

     Refer to pages 1 and 2 of the merger agreement in Appendix A for the formula that will determine the number of Wells Fargo shares to be deposited into escrow and "The Merger Agreement--Basic Plan of Reorganization" on page ___ for a general description of how the formula will work.

Shareholders' Representative

     At the time of the merger, Barbara A. Knapp, Chairwoman and Chief Executive of SCI, will be appointed as agent and attorney-in-fact for the former SCI shareholders. For purposes of this document, we refer to Mrs. Knapp in this capacity as the shareholders' representative. By voting for the proposal to approve the merger, SCI shareholders also are approving the appointment of Mrs. Knapp to act as agent and attorney-in-fact for the former SCI shareholders under the escrow agreement. The former SCI shareholders may remove Mrs. Knapp as shareholders' representative upon at least 30 days' written notice to Wells Fargo so long as the holders of at least two-thirds of the interest in the escrow fund agree to the removal and to the new shareholders' representative. Any vacancy in the position of shareholders' representative may be filled by approval of the holders of a majority interest in the escrow fund.

     The decision, act, consent or instruction of the shareholders' representative will be final, binding and conclusive on each former SCI shareholder. Neither Wells Fargo nor the depositary agent will be liable to any person for any acts done by Wells Fargo or the depositary agent in accordance with a decision, act, consent or instruction of the shareholders' representative.

     The shareholders' representative will be authorized, among other things, to:

     .   give and receive notices and other communications;

     . authorize or object to delivery to Wells Fargo of escrowed shares to satisfy claims by Wells Fargo; and

     . agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to claims by Wells Fargo

Dividends on Escrowed Shares

     Wells Fargo will pay cash dividends, if, when and as declared by Wells Fargo's board of directors, to the shareholders' representative on behalf of SCI shareholders. The shareholders' representative will distribute any such cash dividends to each SCI shareholder based on the number of Wells Fargo shares deposited into escrow on behalf of the shareholder. Cash dividends on Wells Fargo shares held in escrow will not be added to the escrow fund.

Voting Rights

     The shareholders' representative, as the registered holder of the escrowed shares, will have full voting rights with respect to the shares. The shareholders' representative will vote the escrowed shares as directed in writing by the beneficial owners of the shares. Neither Wells Fargo nor the shareholders' representative is required to provide the beneficial owners of the escrowed shares with any proxy statements and other documents provided by Wells Fargo to its stockholders of record.

Recourse to Escrow Fund

     Wells Fargo may avail itself of the escrowed shares to compensate Wells Fargo, its affiliates, officers, directors, employees or agents, for losses it or SCI incurs as a result of any claims, demands, suits, actions, investigations or proceedings to which SCI or any SCI subsidiary is a party that, prior to the time of the merger, are pending or filed with any court, tribunal, federal or state body or agency, or self-regulatory organization. Losses covered by the escrowed shares would include any claims, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, equitable relief granted, demands, offsets, defenses or counterclaims or other charges, including court cost, arbitration fees and reasonable fees of legal counsel, investigators, consultants, accountants and other professionals.

     Except in cases of fraud and for the liability of SCI shareholders for their pro rata share of the Wells Fargo shares and other property deposited into escrow, no SCI shareholder or any officer or director of SCI or any SCI subsidiary will have any liability to Wells Fargo or any of its officers, directors, shareholders, employees or agents for claims covered by the escrow arrangement or other liability arising out of the merger agreement.

Claims on Escrow Fund

     Upon receipt by the depositary agent of a Wells Fargo officer's certificate at any time on or before the expiration date of the escrow fund of a certificate signed by an officer of Wells Fargo: (a) stating that Wells Fargo has paid or properly accrued or reasonably anticipates that it will become obligated to pay or accrue a covered loss, and (b) specifying in reasonable detail the individual items of covered losses included in the amount so stated, the date on which each such item was paid or properly accrued, the basis for and facts giving rise to, such anticipated liability, and the nature of the misrepresentation to which such item is related, the depositary agent will, subject to the provisions of the merger agreement and escrow agreement governing objections to claims and resolutions of disputes over claims, deliver to Wells Fargo shares of Wells Fargo common stock out of the escrow fund in an amount equal to the loss covered by the certificate. Wells Fargo is required to deliver a copy of the officer's certificate to the shareholders' representative at the same time it delivers the officer's certificate to the depositary agent. For purposes of determining the number of Wells Fargo shares to be delivered to Wells Fargo, the escrowed shares will be valued at the measurement price used to determine the exchange ratio and the number of Wells Fargo shares to be deposited into escrow. The measurement price will be the average of the New York Stock Exchange-only closing prices of a share of Wells Fargo common stock for each of the 10 consecutive trading days ending on the date immediately before the special meeting.

Objections to Claims

     After delivery of the officer's certificate for a claim, the depositary agent must wait 30 days before delivering any escrowed shares to Wells Fargo to allow the shareholders' representative to object to the claim. If the shareholders' representative objects to the claim during the 30-day period, and Wells Fargo and the shareholders' representative fail to resolve the objection within 45 days after the delivery of the officer's certificate to the shareholders' representative, then either Wells Fargo or the shareholders' representative may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending action or proceeding. If the amount of damage or loss is at issue in a pending action or proceeding, then arbitration will not commence until the amount is ascertained.

     Any required arbitration will be conducted by three arbitrators, one selected by Wells Fargo and one selected by the shareholders' representative. The two arbitrators so selected will select the third arbitrator. The Commercial Arbitration Rules of the American Arbitration Association will govern the arbitration. The decision of a majority of the three arbitrators as to the validity and amount of the claim in the officer's certificate will be binding on all parties. Refer to the provisions of paragraph 21 of the merger agreement and the provisions of the form of escrow agreement for more information about the procedures that will apply to any required arbitration.

Distribution of Escrow Shares

     The escrow period will terminate on the date on which all claims covered by the escrow arrangement are resolved by dismissal with prejudice or by final unappealable order or decree of a court of competent jurisdiction or by settlement or consent decree. Upon termination of the escrow period, the depositary agent will distribute to the former SCI shareholders all Wells Fargo shares remaining in the escrow fund and not required to satisfy any such claims. The depositary agent will distribute shares to each former SCI shareholder in proportion to shareholder's contribution to the escrow fund.

     Neither SCI nor Wells Fargo can predict the amount of losses Wells Fargo or SCI will incur from claims against SCI or any SCI subsidiary. As a result, neither SCI nor Wells Fargo can predict the number of escrowed shares, if any, that will be distributed at the end of the escrow period to SCI shareholders. There is a significant chance that you will not receive any of the escrowed shares.

                          INFORMATION ABOUT WELLS FARGO

General

     Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

     At December 31, 2000, Wells Fargo had consolidated total assets of $272.4 billion, consolidated total deposits of $156.7 billion and stockholders' equity of $26.5 billion. Based on assets at December 31, 2000, Wells Fargo was the fourth largest commercial banking organization in the United States.

     Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

     Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" on page ___ for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

     Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management and Additional Information

     Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999. Wells Fargo's Annual Report on Form 10-K is incorporated by reference into this document. SCI shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information" on page ___.

Information on Wells Fargo's Web Site

     Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this document, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this document.

                   REGULATION AND SUPERVISION OF WELLS FARGO

     To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

Introduction

     Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

     As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

     Additional information about the regulation and supervision of Wells Fargo is contained in Wells Fargo's annual and quarterly reports filed with the SEC. See "Where You Can Find More Information on page ___."


Regulatory Agencies

     Bank Holding Company. Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 (the Bank Holding Company Act) and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act. As of March 13, 2000, Wells Fargo became a financial holding company under the Bank Holding Company Act.

     Subsidiary Banks. Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by banking departments of the states where they are chartered.

     Nonbank Subsidiaries. Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

     "Financial in Nature" Requirement. As a bank holding company that has elected also to become a financial holding company pursuant to the Bank Holding Company Act, Wells Fargo may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or are incidental or complementary to activities that are financial in nature. "Financial in nature" activities include securities underwriting, dealing and market making, sponsoring mutual funds and investment companies, insurance underwriting and agency, merchant banking, and activities that the Federal Reserve Board determines from time to time to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company that is not also a financial holding company is limited to engaging in banking and such other activities as determined by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     No Federal Reserve Board approval is required for Wells Fargo to acquire a company (other than a bank holding company, bank or savings association) engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. Prior Federal Reserve Board approval is required before Wells Fargo may acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of a bank holding company, bank or savings association.

     If any subsidiary bank of Wells Fargo ceases to be "well capitalized" or "well managed" under applicable regulatory standards, the Federal Reserve Board may, among other actions, order Wells Fargo to divest the subsidiary bank. Alternatively, Wells Fargo may elect to conform its activities to those permissible for a bank holding company that is not also a financial holding company. If any subsidiary bank of Wells Fargo receives a rating under the Community Reinvestment Act of 1977 of less than satisfactory, Wells Fargo will be prohibited from engaging in new activities or acquiring companies other than bank holding companies, banks or savings associations.

     Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

     The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States were permitted for a period of time to opt out of the interstate merger authority provided by the Riegle-Neal Act and, by doing so, prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. Banks are also permitted to acquire and to establish de novo branches in other states where authorized under the laws of those states.

     Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

     Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank are limited to the lesser of the bank's undivided profits and the bank's retained net income for the current year plus its retained net income for the preceding two years (less any required transfers to capital surplus) up to the date of any dividend declaration in the current calendar year. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends. Before Wells Fargo Bank, National Association can declare dividends in 2001 without the prior approval of the OCC, it likely be required to obtain the prior approval of the OCC.

     Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

     Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Moreover, loans and extensions of credit to affiliates generally are required to be secured in specified amounts. A bank's transactions with its nonbank affiliates are also generally required to be on arm's-length terms.

     Source of Strength Doctrine. Under current Federal Reserve Board policy, Wells Fargo is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support could be required at times when Wells Fargo might not have the resources to provide it. In addition, the OCC may order the pro rata assessment of Wells Fargo if the capital of one of its national bank subsidiaries were to become impaired. If Wells Fargo failed to pay the assessment within three months, the OCC could order the sale of its stock in the national bank subsidiary to cover the deficiency.

     Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Depositor Preference. The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo, with respect to any extensions of credit they have made to such insured depository institution.

     Liability of Commonly Controlled Institutions. All of Wells Fargo's banks are insured by the FDIC. FDIC-insured depository institutions can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC due to the default of an FDIC-insured depository institution controlled by the same bank holding company, or for any assistance provided by the FDIC to an FDIC-insured depository institution controlled by the same bank holding company that is in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

     General. Wells Fargo is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board. These are substantially similar to the capital requirements and guidelines imposed by the OCC and the FDIC on the depository institutions under their jurisdictions. For this purpose, a depository institution's or holding company's assets, and some of its specified off-balance sheet commitments and obligations, are assigned to various risk categories. A depository institution's or holding company's capital, in turn, is classified in one of three tiers, depending on type:

         Core ("Tier 1")                   Supplementary ("Tier 2")            Market Risk ("Tier 3")
             Capital                              Capital                            Capital
             -------                              -------                            -------
     .  Common equity                    among other items:                   .  qualifying unsecured
                                                                                 subordinated debt
     .  Retained earnings                .  perpetual preferred stock
                                            not meeting the Tier 1
                                            definition
     .  Qualifying noncumulative
        perpetual preferred stock        .  qualifying mandatory
                                            convertible securities

     .  a limited amount of              .  qualifying subordinated debt
        qualifying cumulative
        perpetual preferred stock        .  allowances for loan and
        at the holding company              lease losses, subject to
        level                               limitations

     .  minority interests in equity
        accounts of consolidated
        subsidiaries

     .  less goodwill, most
        intangible assets and
        certain other assets

     Wells Fargo, like other bank holding companies, currently is required to maintain Tier 1 capital and "total capital" (the sum of Tier 1, Tier 2 and Tier 3 capital) equal to at least 4% and 8%, respectively, of its total risk-weighted assets (including various off-balance-sheet items, such as standby letters of credit). For a holding company to be considered "well capitalized" for regulatory purposes, its Tier 1 and total capital ratios must be 6% and 10% on a risk-adjusted basis, respectively. At December 31, 2000, Wells Fargo met both requirements, with Tier 1 and total capital equal to 7.25% and 10.4% of its respective total risk-weighted assets.

     Federal Reserve Board, FDIC and OCC rules require Wells Fargo to incorporate market and interest rate risk components into its risk-based capital standards. Under these market risk requirements, capital is allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "leverage ratio" (Tier 1 capital to adjusted total assets) of 3% if the holding company has the highest regulatory rating and meets other requirements, or of 3% plus an additional "cushion" of at least 100 to 200 basis points (one to two percentage points) if the holding company does not meet these requirements. Wells Fargo's leverage ratio at December 31, 2000 was 6.45%.

     The Federal Reserve Board may set capital requirements higher than the minimums described above for holding companies whose circumstances warrant it. For example, holding companies experiencing or anticipating significant growth may be expected to maintain capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. The Federal Reserve Board has also indicated that it will consider a "tangible Tier 1 capital leverage ratio" (deducting all intangibles) and other indications of capital strength in evaluating proposals for expansion or new activities.

     Wells Fargo's banking subsidiaries are subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks meet all capital requirements to which they are subject.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to restrictions on its business, which are described below under " --Federal Deposit Insurance Corporation Improvement Act of 1991."

     Federal Deposit Insurance Corporation Improvement Act of 1991. The Federal Deposit Insurance Corporation Improvement Act of 1991 (the FDICIA), among other things, identifies five capital categories for insured depository institutions: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. It requires U.S. federal bank regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Unless a bank or thrift is well capitalized, it is subject to restrictions on its ability to offer brokered deposits and on other aspects of its operations. The FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank or thrift must develop a capital restoration plan, and its parent holding company must guarantee the bank's or thrift's compliance with the plan up to the lesser of 5% of the bank's or thrift's assets at the time it became undercapitalized and the amount needed to comply with the plan.

     As of December 31, 2000, Wells Fargo believes that each of its significant bank subsidiaries was well capitalized, based on the prompt corrective action ratios and guidelines described above. A bank's capital category is determined solely for the purpose of applying the OCC's (or the FDIC's) prompt corrective action regulations, and the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects for other purposes.

Deposit Insurance Assessments

     Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

     The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

     All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. The FDIC established the FICO assessment rates effective for the first quarter of 2001 at approximately $.0196 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC's insurance funds and do not vary depending on a depository institution's capitalization or supervisory evaluations.

     FDIC-insured depository institutions pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal and Monetary Policies

     Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Privacy Provisions of Gramm-Leach-Bliley Act

     Under the Gramm-Leach-Bliley Act ("GLB Act"), federal banking regulators are required to adopt rules that will limit the ability of banks and other financial institutions to disclose non-public information about consumers to nonaffiliated third parties. These limitations will require disclosure of privacy policies to consumers and, in some circumstances, will allow consumers to prevent disclosure of certain personal information to a nonaffiliated third party. Federal banking regulators issued final rules May 10, 2000. The rules are effective November 13, 2000, but compliance is optional until July 1, 2001. The privacy provisions of the GLB Act will affect how consumer information is transmitted through diversified financial companies and conveyed to outside vendors. It is not possible at this time to assess the impact of the privacy provisions on Wells Fargo's financial condition or results of operations.

Future Legislation

     Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of Wells Fargo and its subsidiaries in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Wells Fargo cannot predict whether any of this potential legislation will be enacted, and if enacted, the effect that it, or any implementing regulations, would have on the financial condition or results of operations of Wells Fargo or any of its subsidiaries.

                             INFORMATION ABOUT SCI

     SCI Financial Group, Inc. is an Iowa corporation with its corporate headquarters in Cedar Rapids, Iowa. SCI is a holding company. It holds all of the outstanding stock of its three primary operating subsidiaries. Its operating subsidiaries are Securities Corporation of Iowa, a securities broker-dealer; SCI Capital Management, Inc. a registered investment advisor; and SCI Tower Pension Specialists, Inc. a pension and employee benefits consulting and administration firm. At December 31, 2000, SCI had consolidated total assets of approximately $6,888,288, and shareholders equity of approximately $5,623,188.

Securities Corporation of Iowa

     Securities Corporation of Iowa is a member of the National Association of Securities Dealers. It has three offices, located in Cedar Rapids and Waterloo, Iowa and Chicago, Illinois. Securities Corporation of Iowa delivers a typical range of securities brokerage services within its market. It employed 42 brokers as of December 31, 2000. Securities Corporation of Iowa competes with numerous financial institutions in its market area, including the local offices of national broker-dealer firms, other regional firms, single-office local firms, and the securities brokerage affiliates of commercial banks, savings and loan associations, savings banks, and insurance companies.

SCI Capital Management, Inc.

     SCI Capital Management is a registered investment advisor. It manages funds over $230 million for 454 clients. It had 8 employees as of December 31, 2000, all of whom are located in Cedar Rapids, Iowa. It competes with other local money management firms, regional and national money management firms, and traditional securities brokerage firms.

SCI Tower Pension Specialists, Inc.

     SCI Tower Pension Specialists is a pension and employee benefits consulting and administration firm. It services a total of 186 clients. Of these, it also provides investment advisory services to 41 clients, with total pension funds of $90 million. It had 9 employees as of December 31, 2000, all of whom are located in Cedar Rapids, Iowa. It competes with other local benefits consulting and administration firms, as well as larger pension and benefits consulting and administration firms, and the trust departments of local, regional and national banks.

Legal Proceedings

     Source Data Systems, Inc., a subsidiary of SCI, is a defendant in a lawsuit brought by four former hospital customers. The action is pending in the Iowa District Court for Hamilton County. This lawsuit is identified as Clay County Medical Center et al v. Source Data Systems, Inc.,
                 -------------------------------------------------------------
Case No. LACV025698. SCI has been advised that the amount of Source Data Systems' liability arising from this lawsuit is unlikely to be collected other than from the limited remaining assets of Source Data Systems, Inc.

     In the normal course of its business, SCI and its subsidiaries are from time to time involved in legal proceedings. SCI's management is not aware of any pending or threatened legal proceeding, other than the action described above involving Source Data Systems that, upon resolution, would have a material adverse affect on the financial condition or results of operations of SCI.

Market Price and Dividends

     There is no active trading market for SCI common stock. As of the record date for the special meeting, there were a total of 2,063,621 shares of SCI common stock outstanding held by 90 persons. SCI paid dividends for fiscal years ended September 20, 1998, 1999 and 2000 of $227,894.86, $253,291.14 and
$433,360.41, respectively. The following table shows as of the record date for the special meeting the number of shares of SCI common stock beneficially owned by each director and officer of SCI and by each person known by SCI to be the beneficial owner of more than 5% of the outstanding shares of SCI common stock.

--------------------------------- ------------------------------- ----------------------------- --------------------------

                                                                                                      Percent of Total
                                                                        Number of Shares of          Outstanding Shares
                                       Address of Executive             Stock Beneficially           (as of November 21,
       Name of Director               Officer and Shareholder                 Owned                         2000)
--------------------------------- ------------------------------- ----------------------------- --------------------------
James D. Anderson                 1733 Lake Terrace Rd SE            12,500                     Less than 1%
                                  Cedar Rapids, IA 52403
--------------------------------- ------------------------------- ----------------------------- --------------------------
Barbara A. Knapp                  307 Crescent St SE              1,330,869(1)(2)               64.49%
                                  Cedar Rapids, IA 52403
--------------------------------- ------------------------------- ----------------------------- --------------------------
David N. Knapp                    1342 W. Webster, #2             1,314,182(1)                  63.68%
                                  Chicago, IL 60614
--------------------------------- ------------------------------- ----------------------------- --------------------------
Diana L. Knapp(3)                 3789 Fillmore St, Apt. 2        1,312,182(1)                  63.59%
                                  San Francisco, CA 94123
--------------------------------- ------------------------------- ----------------------------- --------------------------
John R. Lyman                     1048 Forest Ave                 500                           Less than 1%
                                  Evanston, IL 60202
--------------------------------- ------------------------------- ----------------------------- --------------------------
Randall J. McCright               2700 Indian Hill Rd             11,500                        Less than 1%
                                  Cedar Rapids, IA 52403
--------------------------------- ------------------------------- ----------------------------- --------------------------
John J. Morrissey III             7512 Princeton Dr NE            11,000                        Less than 1%
                                  Cedar Rapids, IA 52402
--------------------------------- ------------------------------- ----------------------------- --------------------------
Donald H. Muller                  2112 Cottage Grove Meadows SE   74,059                        2.74%
                                  Cedar Rapids, IA 52403
--------------------------------- ------------------------------- ----------------------------- --------------------------
James H. Richard                  2624 Blackhawk Rd               35,510                        1.32%
                                  Wilmette, IL 60091
--------------------------------- ------------------------------- ----------------------------- --------------------------
Owen F. Winterberg                8400 Peterman Lane              80,165                        2.97%
                                  Cedar Rapids, IA 52411
--------------------------------- ------------------------------- ----------------------------- --------------------------
Russell F. Knapp-Emeritus         1300 13/th/ St NW               1,350,931(1)(4)               65.46%
                                  Greenwood Terr, #105A
                                  Cedar Rapids, IA 52405
--------------------------------- ------------------------------- ----------------------------- --------------------------

(1) Includes 1,312,182 shares subject to a voting trust established pursuant to the Knapp Family Voting Agreement. As a trustee of the voting trust, this director shares voting power with respect to these shares. This director specifically disclaims any beneficial interest in shares subject to the voting trust agreement as to which this director has no pecuniary interest.

(2) Includes 9,687 shares held by the John and Barbara Knapp Charitable Foundation and with respect to which Barbara Knapp has voting power. Mrs. Knapp specifically disclaims any beneficial interest in these shares.

(3) Diana L. Knapp is a director of SCI. However, at her request, she has been on a leave of absence from her position as a director since July 1999, due to her employment commitment. Ms. Knapp did not vote as a member of the board of directors of SCI on the approval of the merger agreement.

(4) Includes 11,137 shares held by the Knapp Foundation and with respect to which Russell Knapp has voting power. Mr. Knapp specifically disclaims any beneficial interest in these shares.

                           WELLS FARGO CAPITAL STOCK

     As a result of the merger, you will become a Wells Fargo stockholder. Your rights as a Wells Fargo stockholder will be governed by Delaware law, Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. This description of Wells Fargo's capital stock, including the Wells Fargo common stock to be issued in the merger, reflects the anticipated state of affairs at the effective time of the merger.

     The following summarizes the material terms of Wells Fargo's capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of federal law governing bank holding companies, Delaware law and Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement, dated as of October 21, 1998, between Wells Fargo and ChaseMellon Shareholder Services, L.L.C., as rights agent, relating to rights to purchase shares of Wells Fargo Series C Junior Participating Preferred Stock.

     A copy of Wells Fargo's restated certificate of incorporation as in effect as of the date of this document is attached as an exhibit to Wells Fargo's current report on Form 8-K dated June 28, 1993, and amendments to its certificate of incorporation are attached as exhibits to its current report on Form 8-K dated July 3, 1995 and quarterly report on Form 10-Q for the quarter ended September 30, 1998. A copy of Wells Fargo's bylaws as in effect as of the date of this document is attached as an exhibit to Wells Fargo's annual report on Form 10-K for the year ended December 31, 1999. A copy of the rights agreement is attached as an exhibit to Wells Fargo's registration statement on Form 8-A dated as of October 21, 1998. Wells Fargo's restated certificate of incorporation and bylaws and the rights agreement are incorporated by reference into this document.


Wells Fargo Common Stock

     Wells Fargo is authorized to issue 4,000,000,000 shares of common stock, par value $1-2/3 per share. At December 31, 2000, there were 1,714,645,843 shares of Wells Fargo common stock outstanding. All of the issued and outstanding shares of Wells Fargo common stock are, and upon the issuance of Wells Fargo common stock in connection with the merger will be, validly issued, fully paid and nonassessable. Holders of Wells Fargo common stock are not entitled to any preemptive rights.

     Voting and Other Rights. The holders of Wells Fargo common stock are entitled to one vote per share, and, in general, a plurality of votes cast with respect to a matter will be sufficient to authorize action upon routine matters.
However:

     . Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote on the amendment and by a majority of the outstanding stock of each class entitled to vote on the amendment as a class.

     . Wells Fargo's stockholders may amend its bylaws by the affirmative vote of a majority of the outstanding stock entitled to vote thereon.

     . With some exceptions, under Delaware law the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. See "Comparison of Stockholder Rights--Stockholder Vote Required for Mergers" on page ___ for a description of the exceptions to this rule.

     Directors are to be elected by a plurality of the votes cast, and Wells Fargo stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of Wells Fargo common stock entitled to vote in any election of directors of Wells Fargo may elect all of the directors standing for election. The Wells Fargo board is not classified.

     Assets Upon Dissolution. In the event of liquidation, holders of Wells Fargo common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Wells Fargo with respect to shares held by them, subject to any prior rights of any Wells Fargo preferred stock then outstanding.

     Distributions. As a Delaware corporation, Wells Fargo may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     As a bank holding company, the ability of Wells Fargo to pay distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Wells Fargo, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision of Wells Fargo--Dividend Restrictions" on page ___ for a more detailed description.

     Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock (or a holder of 5% or more if that holder otherwise exercises a "controlling influence" over Wells Fargo), other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

     Preferred Share Purchase Rights. Each issued share of Wells Fargo common stock includes a Series C Junior Participating Preferred Stock purchase right. See "--Wells Fargo Rights Plan" below.

Wells Fargo Preferred Stock

     Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 20,000,000 shares of preferred stock without par value and 4,000,000 shares of preference stock without par value. At December 31, 2000, there were 5,580,204 shares of Wells Fargo preferred stock outstanding and no shares of Wells Fargo preference stock outstanding.

     The Wells Fargo board is authorized to issue preferred stock and preference stock in one or more series, to fix the number of shares in each such series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. The preferred stock and preference stock may be issued at any time in any amount, provided that not more than 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock are outstanding at any one time.

     The Wells Fargo board may determine the designation and number of shares constituting a series, dividend rates, whether the series is redeemable and the terms of redemption, liquidation preferences, sinking fund requirements, conversion privileges, voting rights, as well as other preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of these special rights, all without any vote or other action on the part of stockholders.

     The Wells Fargo board has designated 4,000,000 shares of Wells Fargo preferred stock for issuance as Series C Junior Participating Preferred Stock under the rights agreement. No shares of Wells Fargo Series C Junior Participating Preferred Stock are outstanding as of the date of this document. See "--Wells Fargo Rights Plan" below.


Wells Fargo Rights Plan

     On October 21, 1998, Wells Fargo's board of directors declared a dividend of one Series C Junior Participating Preferred Stock purchase right for each outstanding share of Wells Fargo common stock. The dividend was paid on November 23, 1998 to Wells Fargo stockholders of record on that date. Each right entitles the registered holder to purchase from Wells Fargo one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, subject to adjustment, at a price of $160 per one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock. The description and terms of the rights are set forth in the rights agreement.

     Until the earlier to occur of (1) ten days following a public announcement that a person or group of affiliated or associated persons (an "acquiring person") have acquired beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock or (2) ten business days (or a later date as may be determined by action of Wells Fargo's board of directors prior to the time that any person becomes an acquiring person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of Wells Fargo common stock (the earlier of these dates being called the "rights distribution date"), the rights will be evidenced, with respect to any of the Wells Fargo common stock certificates outstanding as of November 23, 1998, by a Wells Fargo common stock certificate with a copy of the summary of rights, attached to the rights agreement as Exhibit C, attached to the certificate.

     The rights agreement provides that, until the distribution date, the rights can only be transferred with the shares of Wells Fargo common stock to which they are attached. Until the distribution date (or earlier redemption or expiration of the rights), new Wells Fargo common stock certificates issued after November 23, 1998, upon transfer or new issuance of Wells Fargo common stock, will contain a notation incorporating the rights agreement by reference. Until the distribution date (or earlier redemption or expiration of the rights), the surrender for transfer of any certificates for shares of Wells Fargo common stock, outstanding as of November 23, 1998, even without this notation or a copy of the summary of rights being attached to the certificates, will also constitute the transfer of the rights associated with the shares of Wells Fargo common stock represented by the certificate. As soon as practicable following the distribution date, separate certificates evidencing the rights will be mailed to holders of record of the shares of Wells Fargo common stock as of the close of business on the distribution date and these separate rights certificates alone will evidence the rights.

     The rights are not exercisable until the distribution date. The rights will expire on November 23, 2008, unless that date is extended or unless the rights are earlier redeemed by Wells Fargo, in each case, as described below.

     The purchase price payable, and the number of shares of Wells Fargo Series C Junior Participating Preferred Stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

     . in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Wells Fargo Series C Junior Participating Preferred Stock;

     . upon the grant to holders of the Wells Fargo Series C Junior Participating Preferred Stock of certain rights or warrants to subscribe for or purchase Wells Fargo Series C Junior Participating Preferred Stock at a price, or securities convertible into Wells Fargo Series C Junior Participating Preferred Stock with a conversion price, less than the then-current market price of the Wells Fargo Series C Junior Participating Preferred Stock; or

     . upon the distribution to holders of the Wells Fargo Series C Junior Participating Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends or dividends payable in Wells Fargo Series C Junior Participating Preferred Stock) or of subscription rights or warrants (other than those referred to above).

     The number of outstanding rights and the number of one one-thousandths of a share of Wells Fargo Series C Junior Participating Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the shares of Wells Fargo common stock or a stock dividend on the shares of Wells Fargo common stock payable in shares of Wells Fargo common stock or subdivisions, consolidations or combinations of the shares of Wells Fargo common stock occurring, in any such case, prior to the distribution date.

     Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of the rights will not be redeemable. Each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $10 per share but will be entitled to an aggregate dividend of 1000 times the dividend declared per share of Wells Fargo common stock. In the event of liquidation, the holders of the Wells Fargo Series C Junior Participating Preferred Stock will be entitled to a minimum preferential liquidation payment of $1000 per share but will be entitled to an aggregate payment of 1000 times the payment made per share of Wells Fargo common stock. Each share of Wells Fargo Series C Junior Participating Preferred Stock will have 1000 votes, voting together with the shares of Wells Fargo common stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Wells Fargo common stock are exchanged, each share of Wells Fargo Series C Junior Participating Preferred Stock will be entitled to receive 1000 times the amount received per share of Wells Fargo common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the Wells Fargo Series C Junior Participating Preferred Stock's dividend, liquidation and voting rights, the value of the one one-thousandth interest in a share of Wells Fargo Series C Junior Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Wells Fargo common stock.

     In the event that Wells Fargo is acquired in a merger or other business combination transaction, or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a right will then have the right to receive, upon the exercise of the right at its then-current exercise price, that number of shares of common stock of the acquiring company that at the time of such transaction will have a market value of two times the exercise price of the right. In the event that any person or group of affiliated or associated persons becomes the beneficial owner of 15% or more of the outstanding shares of Wells Fargo common stock, proper provision will be made so that each holder of a right, other than rights beneficially owned by the acquiring person (which will be void after that time), will then have the right to receive upon exercise that number of shares of Wells Fargo common stock having a market value of two times the exercise price of the right.

     At any time after the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, and prior to their acquisition of 50% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may exchange the rights (other than rights owned by such person or group which have become void), in whole or in part, at an exchange ratio of one share of Wells Fargo common stock, or one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock (or of a share of a class or series of Wells Fargo preferred stock having equivalent rights, preferences and privileges), per right (subject to adjustment).

     With some exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in the purchase price. No fractional shares of Wells Fargo Series C Junior Participating Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Wells Fargo Series C Junior Participating Preferred Stock, which may, at the election of Wells Fargo, be evidenced by scrip or depositary receipts), and, in lieu of fractional shares, an adjustment in cash will be made based on the market price of the Wells Fargo Series C Junior Participating Preferred Stock on the last trading day prior to the date of exercise.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 15% or more of the outstanding shares of Wells Fargo common stock, the Wells Fargo board may redeem the rights in whole, but not in part, at a price of $.01 per right. The redemption of the rights may be made effective at the time, on the basis, and with the conditions that the Wells Fargo board, in its sole discretion, may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of the rights will be to receive the redemption price.

     The terms of the rights may be amended by the Wells Fargo board without the consent of the holders, including an amendment to lower the 15% triggering thresholds described above to not less than the greater of:

     . 0.001% greater than the largest percentage of the outstanding shares of Wells Fargo common stock then known to Wells Fargo to be beneficially owned by any person or group of affiliated or associated persons, and

     .   10%.

     However, from and after the time that any person becomes an Acquiring Person, no amendment may adversely affect the interests of the holders of the rights. Until a right is exercised, the holder, as such, will have no rights as a stockholder of Wells Fargo, including, without limitation, the right to vote or to receive dividends.

     The Rights Have Anti-Takeover Effects. The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by the Wells Fargo board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Wells Fargo board, as the rights may be redeemed by Wells Fargo at the required redemption price prior to the time that a person or group has acquired beneficial ownership of 15% or more of the shares of Wells Fargo common stock.

     The rights agreement, specifying the terms of the rights and including, as an exhibit, the form of the certificate of designation setting forth the terms of the Wells Fargo Series C Junior Participating Preferred Stock, is attached as an exhibit to Wells Fargo's registration statement on Form 8-A, dated October 21, 1998, and is incorporated in this document by reference. The foregoing description of the Wells Fargo Series C Junior Participating Preferred Stock purchase rights is qualified in its entirety by reference to this exhibit. See "Where You Can Find More Information" on page ___ for information on how to obtain this document.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The rights of SCI shareholders are currently governed by the Iowa Business Corporation Act (IBCA), SCI's articles of incorporation and SCI's bylaws. At the time of the merger, SCI shareholders will become Wells Fargo stockholders and their rights will be determined by the Delaware General Corporation Law (DGCL), Wells Fargo's restated certificate of incorporation and Wells Fargo's bylaws. The following is a summary of material differences between the rights of SCI shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of SCI shareholders and those of Wells Fargo stockholders. The summary is qualified in its entirety by reference to the IBCA, the DGCL, SCI's articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.


                           Authorized Capital Stock


                   SCI                                     Wells Fargo
Authorized:                                         Authorized:
 . 2,700,000 shares of common stock.                 .   4,000,000,000 shares of common stock.
                                                    .   20,000,000 shares of preferred stock.
Outstanding as of December 31, 2000:                .   4,000,000 shares of preference stock.
 . 2,083,621 shares of common stock
                                                    Outstanding as of December 31,  2000:
                                                    .   1,714,645,843 shares of common stock.
                                                    .   5,580,204 shares of preferred stock.
                                                    .   No shares of preference stock.



                                        Size of Board of Directors

                       SCI                                          Wells Fargo
SCI's bylaws provide that the number of directors   The DGCL provides that the board of directors of a
shall be not less than one or more than fifteen.    Delaware corporation shall consist of one or more
The IBCA provides that when the size of the         directors as fixed by the corporation's certificate
board of directors is variable, the board of        of incorporation or bylaws.  Under Wells Fargo's
directors or the shareholders may fix the number    restated certificate of incorporation, the number
of members of the board of directors.  The          of directors shall be as specified in the bylaws
current number of directors of SCI has been         but in no event less than 3.  Wells Fargo's bylaws
fixed at 12.                                        provide for a board of directors consisting of not
                                                    less than 10 nor more than 28 persons, each serving
                                                    a term of one year or until his or her earlier
                                                    death, resignation or removal.  The number of
                                                    directors of Wells Fargo is currently fixed at 18.

                               Cumulative Voting

     Cumulative voting entitles each stockholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates (up to the number of directors to be elected) receiving the highest number of votes are elected.

                       SCI                                              Wells Fargo
Under the IBCA, shareholders do not have the        Under the DGCL, stockholders do not have the right
right to cumulate their votes unless the            to cumulate their votes in the election of
articles of incorporation provide that there        directors unless such right is granted in the
shall be cumulative voting.  The articles of        certificate of incorporation.  Wells Fargo's
incorporation of SCI expressly state that           restated certificate of incorporation does not
cumulative voting is not permitted.                 provide for cumulative voting.

                                       Classes of Directors

                       SCI                                              Wells Fargo
The IBCA provides that directors of an Iowa         The DGCL permits classification of a Delaware
corporation may be divided into classes as          corporation's board of directors, and for staggered
provided in the articles of incorporation.          terms.  Wells Fargo's board is not classified.
SCI's board is not classified.

                                   Qualifications of Directors


                       SCI                                              Wells Fargo
Under the IBCA, a director shall be an individual   Under the DGCL, a director need not be a resident
and need not be a resident of the state of Iowa.    of the state of Delaware unless the certificate of
SCI's bylaws impose no qualifications for           incorporation or bylaws so prescribe. Otherwise,
directors.                                          qualifications for directors may be set forth in
                                                    the certification of incorporation or bylaws.
                                                    Wells Fargo's restated certificate of incorporation
                                                    requires directors to be stockholders.


                                 Filling Vacancies on the Board


                       SCI                                              Wells Fargo
The IBCA provides that, unless different rules      The DGCL provides that, unless the governing
for filling vacancies are provided in the           documents of a corporation provide otherwise,
articles of incorporation, if a vacancy occurs      vacancies and newly created directorships resulting
on a board of directors, including a vacancy        from a resignation or any increase in the authorized
resulting from an

increase in the number of                           authorized number of directors elected by all of
directors, the vacancy may be filled in any of      the stockholders having the right to vote as a
the following manners: (i) the shareholders may     single class may be filled by a majority of the
fill the vacancy; (ii) the board of directors       directors then in office.  Under Wells Fargo's
may fill the vacancy; or (iii) if the directors     restated certificate of incorporation and bylaws,
remaining in office constitute fewer than a         vacancies on Wells Fargo's board of directors may
quorum of the board, they may fill the vacancy      be filled by majority vote of the remaining
by the affirmative vote of a majority of all the    directors or, in the event a vacancy is not so
directors remaining in office.  If the vacant       filled or if no director remains, by the
office was held by a director elected by a          stockholders.
voting group of shareholders, only the holders
of shares of that voting group are entitled to
vote to fill the vacancy if it is filled by the
shareholders.  A vacancy that will occur at a
specific later date may be filled before the
vacancy occurs but the new director will not
take office until the vacancy occurs. Under
SCI's bylaws, vacancies on SCI's board of
directors may be filled by majority vote of the
remaining directors, even though less than a
quorum.  A director elected to fill a vacancy
shall be elected for the unexpired term of that
director's predecessor or the full term of a new
director position.

                                      Removal of Directors

                       SCI                                              Wells Fargo

The IBCA provides that the shareholders may         The DGCL provides that a director or the entire
remove one or more directors with or without        board of directors may be removed, with or without
cause unless the articles of incorporation          cause, by the holders of a majority of the shares
provide that directors may be removed only for      then entitled to vote at an election of directors.
cause.  If a director is elected by a voting        However, in the case of a corporation whose board
group of shareholders, only the shareholders of     is classified, the directors may be removed only
that voting group may participate in the vote to    for cause unless the certificate of incorporation
remove that director.  If cumulative voting is      provides otherwise.  Wells Fargo's board is not
authorized, a director may not be removed if the    classified.
number of votes sufficient to elect that
director under cumulative voting is voted
against the director's removal.  If cumulative
voting is not authorized, a director may be
removed only if the number of votes cast to
remove that director exceeds the number of votes
cast not to remove the director.  Neither SCI's
articles of incorporation or its bylaws make any
provision relating to removal of directors

                     Nomination of Directors for Election

                       SCI                                              Wells Fargo
No procedure is set forth under SCI's articles of   Under Wells Fargo's bylaws, nominations for Wells
incorporation or bylaws for the nomination of       Fargo's board may be made by the board or by any
directors for election.  Any shareholder may at     stockholder who complies with the notice procedures
or prior to a meeting held for the purpose of       described in Wells Fargo's bylaws.  These
electing directors nominate one or more             procedures require the notice to be received
candidates for the board.  The board itself may     by Wells Fargo not less than 30 nor more than 60
nominate candidates for the board.                  days prior to the meeting.  However, if less than 40
                                                    days' prior public disclosure of the date of the
                                                    meeting is given to stockholders, then the notice
                                                    must be received no later than 10 days after the
                                                    first public announcement of the meeting date.

                                     Anti-Takeover Provisions

                       SCI                                              Wells Fargo
Sections 502.211 - 502.218 of the Iowa Code         The DGCL contains a business combination statute
contain corporate takeover statutes designed to     that protects domestic corporations from hostile
protect domestic corporations from hostile          takeovers, and from actions following such a
takeovers.  However, these provisions relate        takeover, by prohibiting some transactions once an
only to publicly traded companies and not to SCI.   acquiror has gained a significant holding in the
                                                    corporation.

                                                    Section 203 of the DGCL prohibits "business
                                                    combinations," including mergers, sales and leases
                                                    of assets, issuances of securities and similar
                                                    transactions by a corporation or a subsidiary with
                                                    an "interested stockholder" who beneficially owns
                                                    15 percent or more of a corporation's voting stock,
                                                    within three years after the person or entity
                                                    becomes an interested stockholder, unless:

                                                       .    the transaction that will cause the person
                                                            to become an interested stockholder is
                                                            approved by the board of directors of the
                                                            target prior to the transaction,

                                                       .    after the completion of the transaction in
                                                            which the person becomes an interested
                                                            stockholder, the interested stockholder
                                                            holds at least 85% of the voting stock of

                                                            the corporation not including (a) shares held
                                                            by officers and directors of interested
                                                            stockholders and (b) shares held by specified
                                                            employee benefit plans, or

                                                        .   after the person becomes an interested
                                                            stockholder, the business combination is
                                                            approved by the board of directors and
                                                            holders of at least 66-2/3% of the
                                                            outstanding voting stock, excluding shares
                                                            held by the interested stockholder.

                                                    A Delaware corporation may elect not to be governed
                                                    by Section 203 by a provision contained in its
                                                    original certificate of incorporation or an
                                                    amendment thereto or to the bylaws, which amendment
                                                    must be approved by a majority of the shares
                                                    entitled to vote and may not be further amended by
                                                    the board of directors. Such an amendment is not
                                                    effective until 12 months following its adoption.
                                                    Wells Fargo has not made such an election.

                                     Stockholder Rights Plan

                       SCI                                              Wells Fargo
SCI does not have a shareholder rights plan.        Wells Fargo has implemented a stockholder rights
                                                    plan, under which a group of persons becomes an
                                                    acquiring person upon a public announcement that
                                                    they have acquired or intend to acquire 15% of
                                                    Wells Fargo's voting stock.  This threshold can be
                                                    reduced by amendment.  Each share of Wells Fargo
                                                    common stock issued in the merger will be issued
                                                    with an attached right.  See "Wells Fargo Capital
                                                    Stock--Wells Fargo Rights Plan."

                                Stockholder Action Without a Meeting

                       SCI                                              Wells Fargo
In accordance with Section 490.704 of the IBCA,     In accordance with Section 228 of the DGCL, Wells
SCI's bylaws provide that any action required or    Fargo's bylaws provide that any action required or
permitted to be taken at a shareholders' meeting    permitted to be taken at a stockholders' meeting
may be taken without a meeting by written action    may be taken without a meeting pursuant

signed by all of the shareholders entitled to       to the  written consent of the holders of the number
vote on that action.                                of shares that would have been required to effect
                                                    the action at an actual meeting of the stockholders,
                                                    and provide certain procedures to be followed in
                                                    such cases.

                              Calling Special Meetings of Stockholders

                       SCI                                              Wells Fargo
Under the IBCA, a special meeting of the            Under the DGCL, a special meeting of stockholders
shareholders may be called (i) by the board of      may be called by the board of directors or by any
directors of a corporation or the person or         other person authorized to do so in the certificate
persons authorized to call a special meeting by     of incorporation or the bylaws.  Wells Fargo's
the articles of incorporation or bylaws of the      bylaws provide that a special meeting of
corporation; or (ii) if the holders of at least     stockholders may be called only by the chairman of
ten percent of all the votes entitled to be cast    the board, a vice chairman, the president or a
on any issue proposed to be considered at the       majority of Wells Fargo's board of directors.
proposed special meeting sign, date, and deliver    Holders of Wells Fargo common stock do not have the
to the corporation's secretary one or more          ability to call a special meeting of stockholders.
written demands for the meeting describing the
purpose or purposes for which it is to be held.
The bylaws of SCI provide that a special meeting
may be called by the president or the board of
directors or upon written request of
shareholders holding ten percent or more of the
shares entitled to vote at the meeting.

                                 Submission of Stockholder Proposals

                       SCI                                              Wells Fargo
The SCI bylaws do not set forth a procedure to be   The Wells Fargo bylaws provide that in order for a
followed by a shareholder who wishes to bring       stockholder to bring business before the annual
business before the annual meeting.                 meeting, the stockholder must give timely notice of
                                                    the proposal to Wells Fargo. To be timely, the
                                                    notice must be received not later than the 90th day
                                                    nor earlier than the 120th day prior to the first
                                                    anniversary of the preceding year's annual meeting.
                                                    However, if the annual meeting is more than 30 days
                                                    before or more than 60 days after the anniversary
                                                    of the prior year's annual meeting, to be timely
                                                    the notice must be delivered no earlier than 120
                                                    days prior to the annual meeting and no later than
                                                    the later of 90 days prior to the annual meeting or
                                                    10 days after the first public

                                                    announcement of the meeting date.

                                   Notice of Stockholder Meetings

                       SCI                                              Wells Fargo

The IBCA requires notice of the date, time, and     The DGCL requires notice of stockholders' meetings
place of each annual and special shareholders'      to be sent to all stockholders of record entitled
meeting no fewer than ten nor more than sixty       to vote thereon not less than 10 nor more than 60
days before the meeting date SCI's bylaws           days prior to the date of the meeting.  Wells
provide for written notice to shareholders of       Fargo's bylaws provide for written notice to
record at least ten and not more than fifty days    stockholders of record at least 10 days prior to an
prior to an annual or special meeting.              annual or special meeting.

                               Stockholder Vote Required for Mergers

                   SCI                                                Wells Fargo

Under the IBCA, the board of directors of the       Under the DGCL, a merger, consolidation or sale of
corporation must approve a plan of merger and       all or substantially all of a corporation's assets
the shareholders entitled to vote must approve      must be approved by the board of directors and by a
the plan.  Neither SCI's articles of                majority of the outstanding stock of the
incorporation or its bylaws includes a provision    corporation entitled to vote thereon.  However,
relating to the shareholder vote required for a     under DGCL 251(f), no vote of stockholders of a
merger.                                             constituent corporation surviving a merger is
                                                    required, unless the corporation provides otherwise

                                                    in its certificate of incorporation, if

                                                    .  the merger agreement does not amend the certificate
                                                       of incorporation of the surviving  corporation,

                                                    .  each share of stock of the surviving corporation
                                                       outstanding before the merger is an identical
                                                       outstanding or treasury share after the merger, and

                                                    .  either no shares of common stock of the surviving
                                                       corporation are to be issued or delivered pursuant
                                                       to the merger or, if such common stock will be
                                                       issued or delivered, it will not increase the
                                                       number of shares of common stock outstanding
                                                       immediately prior to the merger by more than 20%.

                                           Dividends

                       SCI                                              Wells Fargo
An Iowa corporation may not make a distribution     Delaware corporations may pay dividends out of
if, after giving it effect either: (i) the          surplus or, if there is no surplus, out of net
corporation would not be able to pay its debts      profits for the fiscal year in which declared and
as they become due in the usual course of           for the preceding fiscal year.  Section 170 of the
business; or (ii) the corporation's total assets    DGCL also provides that dividends may not be paid
would be less than the sum of its total             out of net profits if, after the payment of the
liabilities plus, unless the articles of            dividend, capital is less than the capital
incorporation permit otherwise, the amount that     represented by the outstanding stock of all classes
would be needed, if the corporation were to be      having a preference upon the distribution of
dissolved at the time of the distribution, to       assets.  Wells Fargo is also subject to Federal
satisfy the preferential rights upon dissolution    Reserve Board policies regarding payment of
of shareholders whose preferential rights are       dividends, which generally limit dividends to
superior to those receiving the distribution.       operating earnings.  See "Regulation and
                                                    Supervision of Wells Fargo."

                                                    Wells Fargo's bylaws provide that the stockholders
                                                    have the right to receive dividends if and when
                                                    declared by Wells Fargo's board.  Dividends may be
                                                    paid in cash, property or shares of capital stock.

                                  Dissenters' Appraisal Rights

                       SCI                                              Wells Fargo
The IBCA provides that shareholders of a            Section 262 of the DGCL provides stockholders of a
corporation are entitled to dissent and obtain      corporation involved in a merger the right to
payment for their shares in the event of a          demand and receive payment of the fair value of
merger; share exchange; sale or exchange of all,    their stock in certain mergers.  However, appraisal
or substantially all, of the property of the        rights are not available to holders of shares:
corporation other than in the usual and regular
course of business; an amendment of the articles    .  listed on a national securities exchange,
of incorporation that alters or abolishes a
preferential right of the shares or creates,        .  designated as a national market system security on
alters, or abolishes a right in respect of             an interdealer quotation system operated by the
redemption, including a provision respecting a         National Association of Securities Dealers, Inc., or
sinking fund for the redemption or repurchase,
of the shares; alters or abolishes a preemptive     .  held of record by more than 2,000 stockholders
right of the holder of the shares to acquire
shares or other securities; excludes or limits
the right of the shares to vote on any matter,
or to cumulate votes; or reduces the number of      unless holders of stock are required to accept in
shares owned by the shareholder to a                the merger anything other than any combination of:

fraction of a share if the fractional share so
created is to be acquired for cash. However,        .  shares of stock or depository receipts of the
unless the articles of incorporation, the bylaws,      surviving corporation in the merger
or a resolution approved by the board of
directors otherwise provide, dissenters'            .  shares of stock or depository receipts of another
rights do not apply to a shareholder of                corporation that, at the effective date of the
the surviving corporation in a merger if               merger, will be
the shares of the shareholder are not entitled
to be voted on the merger. Because SCI                 .    listed on a national securities exchange,
shareholders are entitled to vote on the
rights are available in connection with the            .    designated as a national market system security on
merger.  See "The Merger--Dissenters' Appraisal             an interdealer quotation system operated by the
Rights."                                                    National Association of Securities Dealers, Inc., or

                                                       .    held of record by more than 2,000 holders

                                                    .  cash instead of fractional shares of the stock or
                                                       depository receipts received.

                                                    Dissenters' rights are not available to the Wells
                                                    Fargo stockholders with respect to the merger
                                                    because the DGCL does not require that Wells Fargo
                                                    stockholders vote to approve the merger agreement.
                                                    Moreover, Wells Fargo common stock is listed on the
                                                    New York and Chicago Stock Exchanges and currently
                                                    held by more than 2,000 stockholders.  As a result,
                                                    assuming that the other conditions described above
                                                    are satisfied, holders of Wells Fargo common stock
                                                    will not have appraisal rights in connection with
                                                    consolidations and mergers involving Wells Fargo.


                                  Stockholder Preemptive Rights

                       SCI                                              Wells Fargo
The IBCA provides that the shareholders of a        The DGCL provides that no stockholder shall have
corporation do not have a preemptive right to       any preemptive rights to purchase additional
acquire the corporation's unissued shares except    securities of the corporation unless the
to the extent the articles of incorporation so      certificate of incorporation expressly grants these
provide.   The articles of incorporation of SCI     rights.  Wells Fargo's restated certificate of
do not provide for preemptive rights.               incorporation does not provide for preemptive
                                                    rights.


                                   Stockholder Class Voting Rights

                       SCI                                              Wells Fargo
The IBCA provides that in any case where a class    The DGCL requires voting by separate classes of
or series of shares is entitled by the IBCA, the    shares only with respect to amendments to a
articles of incorporation or the terms of the       corporation's certificate of incorporation that
shares to vote as a class or series, the matter     adversely affect the holders of those classes or
being voted upon must also receive the              that increase or decrease the aggregate number of
affirmative vote of the holders of a the same       authorized shares or the par value of the shares of
proportion of the shares present of that class      any of those classes.
or series, or the total outstanding shares of
that class or series, as required for approval
by all of the voting shareholders of the
corporation.

                                        Indemnification

                       SCI                                              Wells Fargo
The IBCA provides that a corporation may              The DGCL provides that, subject to certain
indemnify an individual made a party to a             limitations in the case of "derivative" suits
proceeding because the individual is or was a         brought by a corporation's stockholders in its
director against liability incurred in the            name, a corporation may indemnify any person who is
proceeding if all of the following apply:             made a party to any third-party suit or proceeding
                                                      on account of being a director, officer, employee
 .  The individual acted in good faith.                or agent of the corporation against expenses,
                                                      including attorney's fees, judgments, fines and
 .  The individual reasonably believed: (i) in the     amounts paid in settlement reasonably incurred by
   case of conduct in the individual's official       him or her in connection with the action, through,
   capacity with the corporation, that the            among other things, a majority vote of a quorum
   individual's conduct was in the corporation's      consisting of directors who were not parties to the
   best interests; and (ii) in all other cases,       suit or proceeding, if the person:
   that the individual's conduct was at least not
   opposed to the corporation's best interests.       .     acted in good faith and in a manner he or she
                                                            reasonably believed to be in or not opposed to the
 .  In the case of any criminal proceeding, the              best interests of the corporation or, in some
   individual had no reasonable cause to believe            circumstances, at least not opposed to its best
   the individual's conduct was unlawful.                   interests; and

 .  SCI's articles of incorporation state that the     .     in a criminal proceeding, had no reasonable cause
   directors, officers and former directors and             to believe his or her conduct was unlawful.
   former officers of SCI shall be entitled to
   indemnification for fees, expenses, any amounts    To the extent a director, officer, employee or
   paid in settlement or satisfaction of a claim in   agent is successful in the defense of such an
   connection with any action, suit or proceeding,    action, suit or proceeding, the corporation is
   if the party acted in good faith, and               required by the

and in a manner the party reasonably believed      DGCL to indemnify such person for reasonable expenses
to be in or not opposed to the best interests      incurred thereby.
of SCI, and with respect to any criminal
proceeding, had no reasonable cause to believe     Wells Fargo's restated certificate of incorporation
his conduct was unlawful.                          provides that Wells Fargo must indemnify, to the
                                                   fullest extent authorized by the DGCL, each person
                                                   who was or is made a party to, is threatened to be
                                                   made a party to or is involved in any action, suit
                                                   or proceeding because he or she is or was a
                                                   director or officer of Wells Fargo (or was serving
                                                   at the request of Wells Fargo as a director,
                                                   trustee, officer, employee, or agent of another
                                                   entity) while serving in such capacity against all
                                                   expenses, liabilities, or loss incurred by such
                                                   person in connection therewith, provided that
                                                   indemnification in connection with a proceeding
                                                   brought by such person will be permitted only if
                                                   the proceeding was authorized by Wells Fargo's
                                                   board of directors.

                                                   Wells Fargo's restated certificate of incorporation
                                                   also provides that Wells Fargo must pay expenses
                                                   incurred in defending the proceedings specified above
                                                   in advance of their final disposition, provided that,
                                                   if so required by the DGCL, such advance payments for
                                                   expenses incurred by a director or officer may be
                                                   made only if he or she undertakes to repay all
                                                   amounts so advanced if it is ultimately determined
                                                   that the person receiving such payments is not
                                                   entitled to be indemnified. Wells Fargo's restated
                                                   certificate of incorporation authorizes Wells Fargo
                                                   to provide similar indemnification to employees or
                                                   agents of Wells Fargo.

                                                   Pursuant to Wells Fargo's restated certificate of
                                                   incorporation, Wells Fargo may maintain insurance, at
                                                   its expense, to protect itself and any directors,
                                                   officers, employees or agents of Wells Fargo or
                                                   another entity against any expense, liability or
                                                   loss, regardless of whether Wells Fargo has the power
                                                   or obligation to indemnify that person against such
                                                   expense, liability or loss under the DGCL.

                                                   The right to indemnification is not exclusive of any


                                                      other right which any person may have or acquire
                                                      under any statute, provision of Wells Fargo's
                                                      restated certificate of incorporation or bylaws,
                                                      agreement, vote of stockholders or disinterested
                                                      directors or otherwise.

                                 Limitations on Directors' Liability

                       SCI                                              Wells Fargo

The IBCA provides that the articles of                Wells Fargo's restated certificate of incorporation
 incorporation may contain a provision                provides that a director (including an officer who
 eliminating or limiting the personal liability       is also a director) of Wells Fargo shall not be
 of a director to the corporation or its              liable personally to Wells Fargo or its
 shareholders for monetary damages for breach of      stockholders for monetary damages for breach of
 fiduciary duty as a director, provided that the      fiduciary duty as a director, except for liability
 provision does not eliminate or limit the            arising out of:
 liability of a director for a breach of the
 director's duty of loyalty to the corporation or     .     any breach of the director's duty of loyalty to
 its shareholders, for                                      Wells Fargo or its stockholders,

 .  acts or omissions not in good faith or which       .     acts or omissions not in good faith or which
   involve intentional misconduct or a knowing              involve intentional misconduct or a knowing
   violation of law,                                        violation of law,

 .  a transaction from which the director derives an   .     payment of a dividend or approval of a stock
   improper personal benefit, or                            repurchase in violation of Section 174 of the DGCL,
                                                            or
 .  approval of an unlawful distribution to
   shareholders in violation of Section 490.833 of    .     any transaction from which the director derived an
   the IBCA.                                                improper personal benefit.

SCI's articles of incorporation provide that to       This provision protects Wells Fargo's directors
the fullest extent permitted by the IBCA, a           against personal liability for monetary damages
director shall not be personally liable to the        from breaches of their duty of care.  It does not
corporation or its shareholders for monetary          eliminate the director's duty of care and has no
damages for breach of fiduciary duty as a             effect on the availability of equitable remedies,
director, except for liability for:                   such as an injunction or rescission, based upon a
                                                      director's breach of his or her duty of care.
 .  any breach of the director's duty of loyalty to
   the corporation or its shareholders;

 . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

any transaction from which the director derived an improper personal benefit; or

approval of an improper distribution to
shareholders in violation of Section 490.833 of the IBCA.


                            Amendment of Certificate of Incorporation


                       SCI                                              Wells Fargo

Under the IBCA, amendment of a corporation's        Under the DGCL, amendments to a corporation's
articles of incorporation requires the              certificate of incorporation require the approval
recommendation by the board of directors of a       of the board of directors and stockholders holding
proposed amendment and the affirmative vote of a    a majority of the outstanding stock of such class
majority of the shareholders present and            entitled to vote on such amendment as a class,
entitled to vote thereon, and to the extent         unless a different proportion is specified in the
applicable, the approval by stockholders holding    certificate of incorporation or by other provisions
a majority of the outstanding stock of each         of the DGCL.
class entitled to vote on such amendment as a
class.  The articles of incorporation of SCI        Wells Fargo's restated certificate of incorporation
make no provision with respect to amendment.        may be amended only if the proposed amendment is
                                                    approved by Wells Fargo's board of directors and
                                                    thereafter approved by a majority of the
                                                    outstanding stock entitled to vote thereon and by a
                                                    majority of the outstanding stock of each class
                                                    entitled to vote thereon as a class.  Shares of
                                                    Wells Fargo preferred stock and Wells Fargo
                                                    preference stock currently authorized in Wells
                                                    Fargo's restated certificate of incorporation may
                                                    be issued by Wells Fargo's board of directors
                                                    without amending Wells Fargo's restated certificate
                                                    of incorporation or otherwise obtaining the
                                                    approval of Wells Fargo's stockholders.


                                       Amendment of Bylaws

                       SCI                                              Wells Fargo

Under the IBCA, a corporation's board of            Under the DGCL, holders of a majority of the voting
directors may amend or repeal the corporation's     power of a corporation, and, when provided in the
bylaws unless (i) the articles of incorporation     certificate of incorporation, the directors of the
or this chapter reserve this power exclusively      corporation, have the power to adopt, amend and
to the shareholders in whole or part; or (ii)       repeal the bylaws of a corporation.
the shareholders in amending or repealing a
particular

bylaw provide expressly that the                    Wells Fargo's bylaws generally provide for
board of directors shall not amend or repeal        amendment by a majority of Wells Fargo's board of
that bylaw.  The IBCA also provides that a          directors or by a majority of the outstanding stock
corporation's shareholders may amend or repeal      entitled to vote thereon.  However, Wells Fargo's
the corporation's bylaws even though the bylaws     bylaws require the affirmative vote or consent of
may also be amended or repealed by its board of     80% of the common stock outstanding to amend a
directors.  The bylaws of SCI provide that          bylaw provision related to maintaining local
unless reserved by the articles of incorporation    directorships at subsidiaries with which Wells
to the shareholders, the power to adopt, amend      Fargo has an agreement to so maintain local
or repeal the bylaws is vested with the board,      directorships.
provided that the board of directors shall not
have the power to amend or repeal any bylaw
adopted by the shareholders or that requires the
vote of the shareholders.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices and Dividends

     Wells Fargo common stock is listed on the New York Stock Exchange (NYSE) and the Chicago Stock Exchange under the symbol "WFC." The following table shows, for the periods indicated, the NYSE-only high and low sales prices of Wells Fargo common stock and the cash dividends paid per share. Amounts are in U.S. dollars.

                                               Price Range
                                               -----------
                                                          Dividends
                                            High    Low     Paid
                                            ----    ---     ----
           1999
              First Quarter                40.44   32.13    0.185
              Second Quarter               44.88   34.38    0.200
              Third Quarter                45.31   36.44    0.200
              Fourth Quarter               49.94   38.38    0.200

           2000
              First Quarter                43.75   31.00    0.220
              Second Quarter               47.75   37.31    0.220
              Third Quarter                47.13   37.38    0.220
              Fourth Quarter               56.38   39.63    0.240

           2001
              First Quarter
                 (through February __)

     The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors in its discretion. As described in "Regulation and Supervision of Wells Fargo--Dividend Restrictions" on page ___, various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

SCI Share Prices and Dividends

     There is no active trading market for SCI common stock. As of the record date for the special meeting, there were a total of 2,063,621 shares of SCI common stock outstanding held by 90 persons. SCI paid dividends in October 1998 of $227,894.86; in October 1999 of $253,291.14; and, in October 2000, of
$433,360.41.

                                    EXPERTS

     The supplemental consolidated financial statements of Wells Fargo & Company and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. KPMG's report contains an explanatory paragraph that states that: a) the supplemental consolidated financial statements (the "Financial Statements") give retroactive effect to the merger of the Wells Fargo and First Security Corporation on October 25, 2000, which has been accounted for as a pooling-of-interests as described in Note 1 to the Financial Statements, and b) such Financial Statements will become the historical consolidated financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.

                                   OPINIONS

Share Issuance

     Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this document, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

     Bradley & Riley PC has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger" on page ___.

                      WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

     Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to SCI shareholders in the merger. This document is part of that registration statement. The registration statement, including the exhibits to the registration statement, contains additional relevant information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this document does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Other Wells Fargo SEC Filings

     Wells Fargo files annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or SCI with the SEC at the following SEC locations:

     Public Reference Room     New York Regional Office     Chicago Regional Office
     450 Fifth Street, N.W.      7 World Trade Center           Citicorp Center
           Room 1024                  Suite 1300            500 West Madison Street
     Washington, D.C. 20549    New York, New York 10048           Suite 1400
                                                          Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423.

Documents Incorporated by Reference

     Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this document. Instead, the information is "incorporated by reference" to documents that have been filed by Wells Fargo with the SEC.

     This document incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

     . Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1999 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 2000 Annual Meeting of Stockholders;

     . Quarterly Reports on Form 10-Q for the periods ended March 31, 2000, June 30, 2000 and September 30, 2000;

     . Current Report on Form 8-K filed November 30, 2000, which includes as Exhibits 99(a) and 99(b), respectively, the Supplemental Consolidated Management's Discussion and Analysis of Results of Operations and Financial Condition and Supplemental Financial Statements of Wells Fargo as of and for the three years ended December 31, 1999, and the Supplemental Consolidated Management's Discussion and Analysis of Results of Operations and Financial Condition and Supplemental Financial Statements of Wells Fargo as of and for the nine months ended September 30, 2000.

     . Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000, April 18, 2000, July 18, 2000, September 28, 2000,
         October 17, 2000 and January 16, 2001;

     . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

     . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

     . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before completion of the merger and the exchange of Wells Fargo common stock for SCI common stock.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

     Wells Fargo will provide, without charge, copies of any report incorporated by reference into this document, excluding exhibits other than those that are specifically incorporated by reference in this document. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo:

                              Corporate Secretary

                             Wells Fargo & Company
                                 MAC N9305-173
                              Sixth and Marquette
                             Minneapolis, MN 55479
                                (612) 667-8655


     To ensure delivery of the copies in time for the special meeting, your request should be received by _____________, 2001.

     In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this document. Neither Wells Fargo nor SCI has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated __________, 2001. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                                  APPENDIX A




                     AGREEMENT AND PLAN OF REORGANIZATION

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION


     AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 21st day of November, 2000, by and between SCI FINANCIAL GROUP, INC. ("Company"), an Iowa corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

     WHEREAS, the parties hereto desire to effect a reorganization whereby Company will merge with and into a wholly-owned subsidiary of Wells Fargo (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company, no par value per share ("Company Common Stock"), outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1-2/3 per share ("Wells Fargo Common Stock"),

     NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

     1.  Basic Plan of Reorganization

     (a)  Merger.  Subject to the terms and conditions contained herein, Company
          ------
will be merged by statutory merger pursuant to the Merger Agreement with and into a wholly-owned subsidiary of Wells Fargo (the "Merger Co."), with Merger Co. as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(d) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive, and exchanged for the number of shares of Wells Fargo Common Stock determined by dividing the Adjusted Wells Fargo Shares by the number of shares of Company Common Stock then outstanding. The "Adjusted Wells Fargo Shares" shall be a number equal to $17,000,000 minus the "Loss Adjustment Amount" (as defined in paragraph 21 (l)) divided by the Wells Fargo Measurement Price; provided that a portion of the Adjusted Wells Fargo Shares equal to the difference between (i) $1,200,000 minus the "Escrow Reduction Amount" (as defined in paragraph 21 (l)) divided by the Wells Fargo Measurement Price (the "Escrowed Shares") shall be subject to the terms of an indemnity and escrow agreement (the "Escrow Agreement") in the form attached hereto as Exhibit B to be effective at the Effective Time of the Merger. The Escrowed Shares shall be distributed and released to the former shareholders of Company in the manner, amounts, and at the times specified in paragraph 9 hereof and pursuant to the Escrow Agreement in accordance with the terms hereof and thereof. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange ("NYSE") only for each of the ten (10) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (b)  Wells Fargo Common Stock Adjustments.  If, between the date hereof and
          ------------------------------------
the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

     (c)  Fractional Shares.  No fractional shares of Wells Fargo Common Stock
          -----------------
and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the NYSE only for each of the ten (10) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

     (d)  Mechanics of Closing Merger.  Subject to the terms and conditions set
          ---------------------------
forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Iowa within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m., Des Moines, Iowa time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Company shall cease and Company will be merged with and into Merger Co. pursuant to the Merger Agreement.

     The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Wells Fargo Center, Sixth and Marquette, Minneapolis, Minnesota.

     (e)  Reservation of Right to Revise Structure.  At Wells Fargo's election,
          ----------------------------------------
the Merger may alternatively be structured so that:

               (i) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo,

               (ii) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or

               (iii) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company's shareholders in the Merger or under such alternative structure (the "Merger Consideration"), (B) adversely affect the tax treatment of Company's shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph 6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

     2. Representations and Warranties of Company. Company represents and warrants to Wells Fargo as follows:

     (a)  Organization and Authority.  Company is a corporation duly organized,
          --------------------------
validly existing and in good standing under the laws of the State of Iowa, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

     (b)  Company's Subsidiaries.  Schedule 2(b) sets forth a complete and
          ----------------------
correct list of all of Company's subsidiaries as of the date hereof (individually, a "Company Subsidiary" and collectively, the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Iowa Business Corporation Act, all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

     (c)  Capitalization.  The authorized capital stock of Company consists of
          --------------
2,700,000 shares of common stock, no par value, of which, as of the close of business on June 30, 2000, 2,063,621 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto, were exercised is 2,168,621. Schedule 2(c) sets forth the total number of shares of Company Common Stock issuable, as of the date hereof, pursuant to all stock options, stock appreciation rights and phantom stock arrangements (collectively, "Options") issued pursuant to the Company's Incentive Stock Option Plan (the "Stock Option Plan") and the exercise prices therefor. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c) there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, plans, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Except as set forth on Schedule 2(c), since June 30, 2000, no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Company.

     (d)  Authorization.  Company has the corporate power and authority to enter
          -------------
into this Agreement and the Merger Agreement and the Escrow Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement and the Escrow Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement (and when executed and delivered as contemplated hereunder, the Merger Agreement and the Escrow Agreement) are valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

     Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement and the Escrow

Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or
(ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

     Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the Bank Holding Company Act of 1956, as amended (the "BHC Act") or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and filings required to effect the Merger under Iowa law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement and the Escrow Agreement.

     (e)  Company Financial Statements.  The consolidated balance sheets of
          ----------------------------
Company and Company's Subsidiaries as of September 30, 1999 and 1998 and related consolidated statements of income, shareholders' equity and cash flows for the two (2) years ended September 30, 1999, together with the notes thereto, certified by McGladrey & Pullen, LLP and the unaudited consolidated balance sheets of Company and Company's Subsidiaries as of September 30, 2000 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the twelve (12) months then ended (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company's Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company's Subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1995, Company and each Company Subsidiary
          -------
has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with any applicable federal or state securities authorities or "Self-Regulatory Organizations" (as hereinafter defined). All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by applicable federal or state securities authorities, or Self-Regulatory Organizations, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

     (g)  Properties and Leases.  Except as may be reflected on Schedule 2(g) or
          ---------------------
in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of September 30, 2000 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Company and the Company Subsidiaries has filed all
          -----
federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended September 30, 1996, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor, to the best knowledge of Company, is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of September 30, 2000, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

     (i)  Absence of Certain Changes.  Since September 30, 1999, there has been
          --------------------------
no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 2(j),
          -------------------------
neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

               (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

               (iii)  any labor contract or agreement with any labor union;

               (iv) any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K, as promulgated by the Securities and Exchange Commission (the "SEC"); or

               (vi) any real property lease and any other lease with annual rental payments aggregating $10,000 or more; or

               (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

               (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

     (k)  Litigation and Other Proceedings.  Company has furnished Wells Fargo
          --------------------------------
copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of September 30, 1999, and September 30, 2000 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings and proceedings filed by Self-Regulatory Organizations filed against Company or any Company Subsidiary since September 30, 1999. Except as set forth on Schedule 2(k), there is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

     (l)  Insurance.  Company and each Company Subsidiary are presently insured,
          ---------
and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Company and each Company Subsidiary have all
          --------------------
permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies or the National Association of Securities Dealers, Inc ("NASD"), the NYSE, the AMEX, the MSRB or other commission, board, agency or body that is not a Governmental Authority but is charged with the supervision or regulation of brokers, dealers, securities underwriting or trading, stock exchanges, commodities exchanges, insurance companies or agents, investment companies or investment advisers, or to the jurisdiction of which the Company or one of its Subsidiaries is otherwise subject ("Self-Regulatory Organization") that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or Self-Regulatory Organization or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Company or any Company Subsidiary
          -----
is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Material Interests of Certain Persons.  Except as set forth on
          -------------------------------------
Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

     (p)  Company Benefit Plans.
          ---------------------

               (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

               (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

               (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

               (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Internal Revenue Code of 1986, as amended (the "Code"); (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

               (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made;
     (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 404, 419, 419A of the Code or otherwise); and
     (d) with respect to each Plan that is subject to Section 301 of ERISA or
     Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

               (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by
     Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

               (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

               (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

               (ix) Except as disclosed in Schedule 2(p)(ix), Company has not made any payments or transfers of property, is not obligated to make any payments or transfers of property, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments or transfers of property that will not be deductible under section 280G of the Code.

     (q)  Proxy Statement, Etc.  None of the information regarding Company and
          --------------------
the Company Subsidiaries supplied or to be supplied by Company for inclusion in
(i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to Company's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement"), and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (r)  Registration Obligations.  Except as set forth on Schedule 2(r),
          ------------------------
neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

     (s)  Brokers and Finders.  Except as set forth on Schedule 2(s), neither
          -------------------
Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (t)  Fiduciary Activities.  Company and each Company Subsidiary has
          --------------------
properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

     (u)  No Defaults.  Neither Company nor any Company Subsidiary is in
          -----------
default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the business of the Company Subsidiaries are in compliance therewith in all material respects.

     (v)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company's Subsidiaries taken as a whole; to the best of Company's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each facility.

     (w)  Contracts with Clients.
          ----------------------

               (i) Each of the Company and the Company Subsidiaries is in compliance with the terms of each contract with any client, and each such contract is in full force and effect with respect to the applicable client. There are no disputes pending or threatened, to the best knowledge of Company, with any client under the terms of any such contract or with any former client.

               (ii) Each extension of credit by the Company or any of the Company Subsidiaries to any client (A) is in full compliance with Regulation T promulgated by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or any substantially similar regulation of any governmental or regulatory agency or authority, (B) is fully secured, and (C) the Company or one or more of the Company Subsidiaries, as the case may be, has a first priority perfected security interest in the collateral securing such extension of credit.

     (x)  Registration Matters.
          --------------------

               (i) Each Company and each Company Subsidiary that is a "broker" or "dealer," as such terms are defined in Sections 2(a)(4) and 2(a)(s) of the Exchange Act (each, a "Broker-Dealer Subsidiary") is, and at the Effective Time will be, duly registered under the Exchange Act as a broker-dealer with the SEC, and is, and at the Effective Time will be, in compliance with the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder, including, but not limited to the net capital requirements thereof. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, a member in good standing with all required Self-Regulatory Organizations and in compliance with all applicable rules and regulations of the Self-Regulatory organizations. Each Broker-Dealer Subsidiary is, and at the Effective Time will be, duly registered as a broker-dealer under, and in compliance with, the applicable laws, rules, and regulations of all jurisdictions in which it is required to be so registered.

               (ii) The Company has delivered or made available to Wells Fargo true, correct and complete copies of (A) each Broker-Dealer Subsidiary's Uniform Application for Broker-Dealer Registration on Form BD ("Form BD"), and (B) each Uniform Application for Investment Adviser Registration filed by the Company or any Company Subsidiary ("Form ADV," and together with Form BD, "Forms"), all of the Forms reflecting all amendments thereto filed with the NASD or the SEC, as the case may be, on or prior to the date hereof. The Forms are in compliance with the applicable requirements of the Exchange Act or the Investment Advisers Act, as the case may be, and the rules and regulations under such Acts and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has provided or made available true and complete copies of all audit reports by the SEC or the NASD regarding the Company or the Company Subsidiaries. Each director, officer, agent and employee of each Broker-Dealer Subsidiary who is required to be registered as a representative, principal or agent with the securities commission of any state or with any SRO is duly registered as such and such registration is in full force and effect. Each registered representative and principal of the Broker-Dealer Subsidiary has at leas the minimum series license for the activities which such registered representative or principal performs for such Broker-Dealer Subsidiary.

               (iii) The net capital, as such term is defined in Rule 15C3-1 under the Exchange Act, of each Broker-Dealer Subsidiary satisfies, and since their inception has satisfied, the minimum net capital requirements of the Exchange Act and of the laws of any jurisdiction in which the Broker-Dealer Subsidiary conducts business, and has been sufficient to permit each Broker-Dealer Subsidiary to operate without restriction on its ability to expand its business under NASD Conduct Rule 3130 or NYSE Rule 326.
               (iv) None of the Broker-Dealer Subsidiaries nor any "associated person" thereof (A) is subject to a "statutory disqualification," as such terms are defined in the Exchange Act, (B) is ineligible to serve as a broker-dealer or as an associated person to a registered broker-dealer, or
     (C) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act and there is no reasonable basis for, or proceeding or investigation, whether formal or informal, or whether preliminary or otherwise, that is reasonably likely to result in, any such censure, limitations, suspension, or revocation.

               (v) Except as set forth on Schedule 2(x)(v), neither the Company nor the Company Subsidiaries is or is required to be registered as an investment company, investment adviser, commodity trading advisor, commodity pool o perator, futures commission merchant, introducing broker, insurance agent, or transfer agent under any United States federal, state, local, or foreign statutes, laws, rules or regulations. No Broker-Dealer Subsidiary acts as the "sponsor" of a "broker-dealer trading program," as such terms are defined in Rule 17a-23 under the Exchange Act.

                (vi) Neither the Company, the Company Subsidiaries, nor any "affiliated person," as defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the "Investment Company Act"), thereof, as applicable, is ineligible pursuant to Sections 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Neither the Company, the Company Subsidiaries, nor any "associated person," as defined in the Investment Advisors Act of 1940, as amended, and the rules and regulations thereunder (the "Advisers Act") thereof, as applicable, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person to a registered investment advisor. Neither the Company nor the Company Subsidiaries provides investment advisory, subadvisory, or management services to or through (A) any issuer or other person that is an investment company (within the meaning of the Investment Company Act), (B) any issuer or other person that would be an investment company (within the meaning of the Investment Company Act) but for the exemptions contained in Section 3(c)(1), Section 3(c)(7), the final clause of Section 3(c)(3), or the third or fourth clauses of Section 3(c)(11) of the Investment Company Act, or (C) any issuer or other person that is or is required to be registered under the laws of the appropriate securities regulatory authority in the jurisdiction in which the issuer is domiciled (other than the Untied States or the states thereof), which is or holds itself out as engaged primarily in the business of investing, reinvesting, or trading in securities.

               (vii) Each account to which the Company or a Company Subsidiary provides investment management, advisory or subadvisory services that (A) is an employee benefit plan, as defined in Section 3(3) of ERISA, that is subject to Title I of ERISA, (B) a person acting on behalf of such a plan,
     (C) any entity whose underlying assets are deemed, under 29 C.F.R. Section 2510.3-101, to include the assets of such a plan by reason of such a plan's investment in such entity (each, an "ERISA Client") has been managed or provided brokerage services by the Company or a Company Subsidiary thereof, as applicable, such that the Company or such Company Subsidiary in the exercise of such management or in the provision of such services is in compliance in all material respects with the applicable requirements of ERISA.

          (viii) The Company has made available to Wells Fargo true and correct copies of (A) each Form G-37/G-38 filed with the MSRB since January 1, 1997, and (B) all records required to be kept by the Company under Rule G-8(a)(xvi) of the MSRB. Since January 1, 1997, other than as disclosed in such Forms G-37/G-38 made available to the Acquiror, there have been no contributions or payments, an there is no other information, that would be required to be disclosed by the Company or any Company Subsidiaries.

     (y)  Internal Controls.  The Company and Company Subsidiaries have devised
          -----------------
and maintained a system of internal accounting controls sufficient to provide reasonable assurances that:

               (i) transactions are executed in accordance with management's general or specific authorizations,

               (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets,

               (iii) access to assets is permitted only in accordance with management's general or specific authorization, and

               (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (z)  Broker Production.  The broker employees listed on Schedule 7(q)
          -----------------
produced in excess of $4,179,019 of the total retail production of Company and the Company Subsidiaries during the fiscal year ending September 30, 2000. Set forth opposite each employee' s name is the amount of retail production of that employee for the fiscal year ending September 30, 2000.

     (aa)  Tax Treatment.  As of the date hereof, the Company has no reason to
           -------------
believe that the Merger will not qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Company as follows:

     (a)  Organization and Authority.  Wells Fargo is a corporation duly
          --------------------------
organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

     (b)  Wells Fargo Subsidiaries.  Schedule 3(b) sets forth a complete and
          ------------------------
correct list as of December 31, 1999, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC), but excluding Norwest Venture Partners VI, LP (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

          (c)  Wells Fargo Capitalization. As of December 31, 1999, the
               --------------------------
authorized capital stock of Wells Fargo consists of:

                    (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1999, 3,732 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 11,990 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 12,011 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 10,839 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,386 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 22,263 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series H, $50 stated value, were outstanding;

                    (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1999, no shares were outstanding; and

                    (iii) 4,000,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1999, 1,626,849,541 shares were outstanding and 39,245,724 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

          (d)  Authorization.  Wells Fargo has the corporate power and authority
               -------------
to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement (and when executed and delivered as contemplated hereunder, the Escrow Agreement) is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

          Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement or the Escrow Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

     Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Iowa law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement and the Escrow Agreement.

     (e)  Wells Fargo Financial Statements.  The consolidated balance sheets of
          --------------------------------
Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1999 and 1998 and related consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 1999, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of June 30, 2000 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the six (6) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

     (f)  Reports.  Since December 31, 1995, Wells Fargo and each Wells Fargo
          -------
Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board,
(iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the Office of the Comptroller of the Currency (the "Comptroller"), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (g)  Properties and Leases.  Except as may be reflected in the Wells Fargo
          ---------------------
Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of June 30, 2000 included in Wells Fargo's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

     (h)  Taxes.  Each of Wells Fargo and the Wells Fargo Subsidiaries has filed
          -----
all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

     (i)  Absence of Certain Changes.  Since December 31, 1999, there has been
          --------------------------
no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

     (j)  Commitments and Contracts.  Except as set forth on Schedule 3(j), as
          -------------------------
of December 31, 1999, neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

               (i)   any labor contract or agreement with any labor union;

               (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

               (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

     (k)  Litigation and Other Proceedings.  There is no pending or, to the best
          --------------------------------
knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

     (l)  Insurance.  Wells Fargo and each Wells Fargo Subsidiary is presently
          ---------
insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

     (m)  Compliance with Laws.  Wells Fargo and each Wells Fargo Subsidiary has
          --------------------
all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

     (n)  Labor.  No work stoppage involving Wells Fargo or any Wells Fargo
          -----
Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

     (o)  Wells Fargo Benefit Plans.
          -------------------------

               (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in
     Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

               (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

               (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

               (iv) Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under
     Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

               (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

               (vi)  With respect to each Wells Fargo Plan that is subject to
     Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

               (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

     (p)  Registration Statement, Etc.  None of the information regarding Wells
          ---------------------------
Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

     (q)  Brokers and Finders.  Neither Wells Fargo nor any Wells Fargo
          -------------------
Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

     (r)  No Defaults.  Neither Wells Fargo nor any Wells Fargo Subsidiary is in
          -----------
default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

     (s)  Environmental Liability.  There is no legal, administrative, or other
          -----------------------
proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

     (t)  Merger Co.  As of the Closing Date, Merger Co. will be a corporation
          ---------
duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

     4. Covenants of Company. Company covenants and agrees with Wells Fargo as follows:

     (a)  Affirmative Covenants.  Except as otherwise permitted or required by
          ---------------------
this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing stock margin lending policies; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

     (b)  Negative Covenants.  Except as otherwise contemplated or required by
          ------------------
this Agreement, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Company may issue shares of Company Common upon the exercise of outstanding stock options described in Schedule 2(c) and amend the agreements with respect to such options to provide for a cashless exercise thereof; authorize or incur any long-term debt; mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000, except brokerage transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof and except for the fees and expenses set forth as Schedule 2(s) and other professional fees related to the transactions contemplated by this Agreement, not to exceed $380,000 in the aggregate; make any investments except investments in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a Company Subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

     (c)  Shareholder Meeting.  The Board of Directors of Company will duly
          -------------------
call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Iowa Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement and the Escrow Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

     (d)  Information Furnished by Company.  Company will furnish or cause to be
          --------------------------------
furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of McGladrey & Pullen, LLP to use such opinion in such Registration Statement.

     (e)  Approvals.  Company will promptly take all necessary corporate and
          ---------
other action to prepare and file such notices or applications necessary to obtain and use its best efforts to obtain all approvals of regulatory authorities and Self-Regulatory Organizations, and such other consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo. Subject to the terms and conditions of this Agreement, Company shall use its commercially reasonable efforts in good faith to take or cause to be taken all necessary corporate and other actions necessary or required to be taken by it so as to permit consummation of the Merger and the transactions contemplated by this Agreement prior to March 30, 2001 and shall cooperate with the other party hereto to that end.

     (f)  Delivery of Closing Documents.  Company will use its best efforts to
          -----------------------------
deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (g)  Confidential Information.  Company will hold in confidence all
          ------------------------
documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain.

     (h)  Competing Transactions.  Neither Company, nor any Company Subsidiary,
          ----------------------
nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry to Wells Fargo.

     (i)  Public Disclosure.  Company shall consult with Wells Fargo as to the
          -----------------
form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (j)  Benefit Plans.  Company and each Company Subsidiary will take all
          -------------
action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

     (k)  Affiliate Letters.  Company shall use its best efforts to obtain and
          -----------------
deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit C to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

     (l)  Accruals and Reserves.  Company shall establish such additional
          ---------------------
accruals and reserves as may be necessary (i) to conform Company's accounting and loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Company's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement.

     (m)  Environmental Assessments.  Company shall obtain, at its sole expense,
          -------------------------
Phase I environmental assessments for each owned facility. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than eight
(8) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned real properties and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of execution of this Agreement.

     (n)  Title Commitments and Boundary Surveys.  Company shall obtain, at its
          --------------------------------------
sole expense, commitments for title insurance and boundary surveys for each owned facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement.

     (o)  Retention Program.  At the Effective Time, the Company, in cooperation
          -----------------
with Wells Fargo, will have established a mutually acceptable retention program to be used to retain certain employees of the Company, and Wells Fargo and the Company, as applicable, shall take all actions necessary to implement the provisions of such Schedule 4(o).

     (p)  Terminate Stock Option Plan, Etc.  Company shall take such action as
          --------------------------------
is necessary to:

          (i) amend the Stock Option Plan or option agreements with the holders of Options to accelerate all unvested Options,

          (ii) terminate the Stock Option Plan as of the Effective Date of the Merger. Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to Options exercised under the Stock Option Plan, and shall comply with all payroll reporting requirements with respect thereto, and

          (iii) amend the Stock Option Plan or option agreements with the holders of Options with the consent of the optionee's thereunder to (i) permit cashless exercises of all of the outstanding Options, and (ii) provide that all outstanding Options that have not been exercised by a date five (5) days prior to the Effective Time of the Merger shall expire as of the Effective Time of the Merger.

     5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Company as follows:

     (a)  Affirmative Covenants.  From the date hereof until the Effective Time
          ---------------------
of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

     (b)  Information Provided by Wells Fargo.  Wells Fargo will furnish to
          -----------------------------------
Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

     (c)  Registration Statement.  As promptly as practicable after the
          ----------------------
execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

     (d)  Stock Exchange Listings.  Wells Fargo will file all documents required
          -----------------------
to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the NYSE and the Chicago Stock Exchange ("CSE") and use its best efforts to effect said listings.

     (e)  Wells Fargo Shares.  The shares of Wells Fargo Common Stock to be
          ------------------
issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

     (f)  Blue Sky Approvals.  Wells Fargo will file all documents required to
          ------------------
obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

     (g)  Approvals.  Wells Fargo will take all necessary corporate and other
          ---------
action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company. Subject to the terms and conditions of this Agreement, Wells Fargo shall use its commercially reasonable efforts in good faith to take or cause to be taken all necessary corporate and other actions necessary or required to be taken by it so as to permit consummation of the Merger and the transactions contemplated by this Agreement prior to March 30, 2001 and shall cooperate with the other party hereto to that end.

     (h)  Confidential Information.  Wells Fargo will hold in confidence all
          ------------------------
documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information was previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other sources not known to Wells Fargo to be subject to a confidentiality obligation to Company) and, upon request, all such documents and any copies thereof and all documents prepared by Wells Fargo that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Wells Fargo is required to retain.

     (i)  Merger Filings.  Wells Fargo will file any documents or agreements
          --------------
required to be filed in connection with the Merger under the Iowa Business Corporation Act.

     (j)  Delivery of Closing Documents.  Wells Fargo will use its best efforts
          -----------------------------
to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

     (k)  Public Disclosure.  Wells Fargo shall consult with Company as to the
          -----------------
form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

     (l)  Notice of Regulatory Approvals.  Wells Fargo shall give Company notice
          ------------------------------
of receipt of the regulatory approvals referred to in paragraph 7(e).

     (m)  Tax Forbearances of Wells Fargo and Merger Co.  From the date hereof
          ---------------------------------------------
until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of the Company, Wells Fargo will not and will cause Merger Co. and each of its Subsidiaries not to take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     6. Conditions Precedent to Obligation of Company. The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

     (a)  Representations and Warranties.  Except as they may be affected by
          ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

     (b)  Performance of Wells Fargo Obligations.  Wells Fargo shall have, or
          --------------------------------------
shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

     (c)  Wells Fargo Compliance Certificate.  Company shall have received a
          ----------------------------------
favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

     (d)  Shareholder Approvals.  This Agreement and the Merger Agreement and
          ---------------------
the Escrow Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Iowa Business Corporation Act.

     (e)  Governmental Approvals.  Wells Fargo shall have received approval by
          ----------------------
the Federal Reserve Board and by such other governmental agencies and Self-Regulatory Organizations as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

     (f)  No Restraining Order, Etc.  No court or governmental authority of
          --------------------------
competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (g)  Shares Authorized for Listing.  The shares of Wells Fargo Common Stock
          ------------------------------
to be delivered to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the NYSE and the CSE.

     (h)  Tax Opinion.  Company shall have received an opinion, dated the
          -----------
Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Section

368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger. In rendering its opinion, such counsel may require and rely upon customary representations of the officers of Company and Wells Fargo.

     (i)  Registration Statement Effective; No Stop Order, Etc.; Blue Sky
          ---------------------------------------------------------------
Authorizations Received.  The Registration Statement (as amended or
-----------------------
supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j)  Escrow Agreement.  Wells Fargo shall have executed and delivered the
          ----------------
Escrow Agreement.

     7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

     (a)  Representations and Warranties.  Except as they may be affected by
          ------------------------------
transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole as if made at the Time of Filing.

     (b)  Performance of Company Obligations.  Company shall have, or shall have
          ----------------------------------
caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

     (c)  Shareholder Approvals.  This Agreement and the Merger Agreement and
          ---------------------
the Escrow Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Iowa Business Corporation Act.

     (d)  Company's Compliance Certificate.  Wells Fargo shall have received a
          --------------------------------
favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

     (e)  Governmental Approvals.  Wells Fargo shall have received approval by
          ----------------------
all governmental agencies and Self-Regulatory Organizations as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

     (f)  Consents, Authorizations, Etc. Obtained.  Company and each Company
          ---------------------------------------
Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or such Company Subsidiary's business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

     (g)  No Restraining Order, Etc.  No court or governmental authority of
          -------------------------
competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (h)  Number of Outstanding Shares.  At any time since the date hereof the
          ----------------------------
total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 2,168,621.

     (i)  Registration Statement Effective; No Stop Order, Etc.; Blue Sky
          ---------------------------------------------------------------
Authorizations Received.  The Registration Statement (as amended or
-----------------------
supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j)  No Casualty Losses, Etc.  Company and the Company Subsidiaries
          -----------------------
considered as a whole shall not have sustained since December 31, 1999 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (k)  No Environmental Liability.  There shall be no reasonable basis for
          --------------------------
any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

     (l)  No Material Adverse Change.  Since June 30, 2000, no change shall have
          --------------------------
occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and the Company Subsidiaries taken as a whole (other than changes in securities, broker, or investment advisor laws or regulations, or interpretations thereof, that affect the securities, broker, and investment advisor industry generally or changes in the general level of interest rates).

     (m)  Resignations.  Company shall have delivered the resignations of each
          ------------
member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

     (n)  Comfort Certificate.  Wells Fargo shall have received from the Chief
          -------------------
Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated through the Closing Date, in form and substance satisfactory to Wells Fargo, to the effect that:

          (i) the interim quarterly consolidated financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Company;

          (ii) the amounts reported in the interim quarterly consolidated financial statements of Company agree with the general ledger of Company;

          (iii) the annual and quarterly consolidated financial statements of Company and the Company Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date five (5) days prior to the effective date of the Registration Statement and to a date five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Company and the Company Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Company and the Company Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Company and the Company Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Company included in the annual and quarterly consolidated financial statements, except as disclosed in such letters.

     (o)  Stock Option Plan Terminated, Etc.  The Stock Option Plan shall have
          ---------------------------------
been terminated and Company shall have taken the other actions required by paragraph 4(p) hereof, effective prior to the Effective Time of the Merger. All Options to acquire Company Common Stock granted under the Stock Option Plan shall have been exercised by a date five (5) days prior to the Effective Time of the Merger or terminated in accordance with the terms of the Stock Option Plan and this Agreement.

     (p)  Shareholders Agreement, Etc.  Company and the Sellers shall have taken
          ---------------------------
all action necessary to terminate, as of immediately prior to the Effective Time of the Merger, the SCI Financial Group, Inc. Shareholder Agreements, as amended to date among the Company and certain shareholders of the company, and any other agreement, voting trust or other similar agreement or understanding which, if not so terminated, would result in any redemption of Company Common Stock, or trigger a right of first refusal or similar right or which would prohibit or restrict the consummation of the transactions contemplated by this Agreement and the Merger Agreement.

     (q)  Employment Agreements.  The Non-Solicitation Agreements for each
          ---------------------
individual listed on Schedule 7(q) shall be in full force and effect (other than as a consequence of death or disability) and, in each case, such individual shall not have committed an act or omission that would permit their termination for "cause" thereunder.

     (r)  Escrow Agreement.  The Company, the "Stockholders' Agent and the
          ----------------
"Depository Agent" (as those terms are defined in the Escrow Agreement) shall have executed and delivered the Escrow Agreement.

     8. Employee Benefit Plans. Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

     (a)  Employee Welfare Benefit Plans.  Each Company Employee shall be
          -------------------------------
eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger (the "Benefits Conversion Date":

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Salary Continuation Pay Plan
          Paid Time Off Program

It is intended that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan that would provide such Company Employee with benefits after the Effective Time of the Merger or who has an employment agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan.

     (b) Employee Retirement Benefit Plans. Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, or to any predecessor-in-interest of Company or the Company Subsidiaries to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

     Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Company Employee's past service with Company or any Company Subsidiary for any purpose under the Cash Balance Plan. Therefore, each Company Employee shall be eligible for participation, as a new employee, in the Cash Balance Plan pursuant to the terms thereof.

     Each Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

     9.   Termination of Agreement.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i) by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by April 30, 2001 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Company or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

     11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or (iv) shall be sent by reputable overnight courier service addressed as follows:

     If to Wells Fargo:

          Wells Fargo & Company
          Wells Fargo Center
          MAC N 9305-173
          Sixth and Marquette
          Minneapolis, Minnesota 55479
          Attention:  Corporate Secretary

     f to Company:

          SCI Financial Group, Inc.
          200 Second Avenue S.E.
          Cedar Rapids, Iowa  52401
          Attention:  President

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

     14. Complete Agreement. This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement and the Escrow Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. Captions. The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

     16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota without regard to the conflict of laws provisions thereof.

     19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     21.  Indemnity and Escrow Provisions.

     (a)  Establishment of the Escrow Fund.  As soon as practicable after the
          --------------------------------
Effective Time, the Escrowed Shares, without any act of any former shareholder of Company ("Former Company Shareholder"), will be deposited in escrow with a depositary agent mutually acceptable to Company and Wells Fargo (the "Depositary Agent") (plus a proportionate share of any additional shares of Wells Fargo Common Stock as may be issued with respect to the Escrowed Shares upon any stock splits, stock dividends or recapitalizations effected by Wells Fargo following the Effective Time), such deposit to constitute the "Escrow Fund" to be governed by the terms set forth herein. The portion of the Escrowed Shares contributed on behalf of each Former Company Shareholder shall be in proportion to the aggregate number of shares of Wells Fargo Common Stock which such holder would otherwise be entitled under paragraph 1(a). Wells Fargo and Company each agree to cooperate and use their commercially reasonable efforts to appoint a Depositary Agent as soon as is practicable after the date hereof.

     (b)  Recourse to the Escrow Fund.  The Escrowed Shares shall be available
          ---------------------------
to compensate Wells Fargo and its officers, directors, employees or agents, for any and all payments and disbursements made by Wells Fargo, its officers, directors, employees or agents (including attorneys' fees and other expenses of litigation, and amounts paid in settlement), directly or indirectly, as a result of all "Losses," as that term is defined in paragraph 21(l) incurred or sustained by Wells Fargo or any of its affiliates (including specifically Company and the Company Subsidiaries), their respective officers, directors, employees or agents, directly or indirectly. Other than for fraud, the provisions of this paragraph 21 shall be the sole and exclusive remedy available to Wells Fargo and its affiliates (including specifically Company and the Company Subsidiaries) and to their respective officers, directors, employees and agents to obtain monetary recovery from Company's shareholders with respect to any Losses and there shall not be recourse for any other Losses. Except for liability for fraud and the liability of a Former Company Shareholder for the loss of such Former Company Shareholder's pro rata share of the Wells Fargo Common Stock and other property included in the Escrow Fund in satisfaction of Losses in accordance with this paragraph 21, no Former Company Shareholders or any other Company securityholder or officer or director of Company or Company Subsidiary shall have any liability to Wells Fargo or to any of Wells Fargo's officers, directors, shareholders, employees or agents for or in respect of any Losses or other liability arising out of this Agreement.

     (c)  Escrow Period; Distribution of Escrow Fund upon Termination of Escrow
          ---------------------------------------------------------------------
Period.  Subject to the following requirements, the Escrow Fund shall be in
------
existence immediately following the Effective Time and shall terminate upon a "Final Payment Event" (as defined in paragraph 21(l)(F) below (the "Expiration Date") (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and upon expiration of the Escrow Period all shares of Wells Fargo Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this paragraph 21(c). As soon as all such claims, if any, have been resolved, the Depositary Agent shall deliver to the Former Company Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of certificates for shares of Wells Fargo Common Stock remaining in the Escrow Fund to the Former Company Shareholders pursuant to this paragraph 21(c) shall be made ratably in proportion to their respective contributions to the Escrow Fund and Wells Fargo shall use all requisite commercially reasonable efforts to have such certificates delivered as promptly as possible after such resolution.

(d)  Protection of Escrow Fund.
     -------------------------

          (i) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Wells Fargo and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (ii) Any shares of Wells Fargo Common Stock or other share equivalents issued or distributed by Wells Fargo ("New Shares") in respect of Wells Fargo Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. New Shares issued in respect of shares of Wells Fargo Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Wells Fargo Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Wells Fargo Common Stock on the record date set for any such dividend.

          (iii) Each Former Company Shareholder shall have full voting rights with respect to the shares of Wells Fargo Common Stock contributed to the Escrow Fund by such Former Company Shareholder (and on any voting securities added to the Escrow Fund in respect of such shares of Wells Fargo Common Stock).

     (e)  Claims Upon Escrow Fund.
          -----------------------

          (i) Upon receipt by the Depositary Agent at any time on or before the Expiration Date of a certificate signed by any officer of Wells Fargo (an "Officer's Certificate"): (A) stating that Wells Fargo has paid or properly accrued or reasonably anticipates that it will become obligated to pay or accrue a Loss and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was paid or properly accrued, the basis for and facts giving rise to, such anticipated liability, and the nature of the misrepresentation to which such item is related, the Depositary Agent shall, subject to the provisions of paragraph 21(f) and 21(g) hereof, delivered to Wells Fargo out of the Escrow Fund, as promptly as practicable, shares of Wells Fargo Common Stock held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Wells Fargo is that Wells Fargo reasonably anticipates that it will pay or accrue a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid or accrued.

          (ii) For the purposes of determining the number of shares of Wells Fargo Common Stock to be delivered to Wells Fargo out of the Escrow Fund pursuant to paragraph 21(e)(i), the shares of Wells Fargo Common Stock shall be valued at the Measurement Price.

     (f)  Objections to Claims.  At the time of delivery of any Officer's
          --------------------
Certificate to the Depositary Agent, a duplicate copy of such Officer's Certificate shall be concurrently delivered to the "Shareholder Representative," as defined in paragraph 21(h)) and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Wells Fargo of any Escrowed Shares pursuant to paragraph 21 hereof unless the Depositary Agent shall have received written authorization from the Shareholder Representative to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make delivery of shares of Wells Fargo Common Stock from the Escrow Fund in accordance with paragraph 21 hereof, provided that no such payment or delivery may be made if the Shareholder Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Depositary Agent prior to the expiration of such thirty (30) day period.

     (g)  Resolution of Conflicts; Arbitration.
          ------------------------------------

          (i) In case the Shareholder Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholder Representative and Wells Fargo shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholder Representative and Wells Fargo should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Wells Fargo Common Stock from the Escrow Fund in accordance with the terms thereof.

          (ii) If no such agreement can be reached after good faith negotiation, or in any event, no such agreement has been reached within forty-five (45) days after the delivery of the Officer's Certificate to the Shareholder Representative, then either Wells Fargo or the Shareholder Representative may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained (provided Wells Fargo acts diligently to resolve such Third-Party Claim and allows the Shareholder Representative to participate in the defense of such Third-Party Claim) or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three (3) arbitrators, one (1) selected by Wells Fargo and one (1) selected by the Shareholder Representative, and the two
     (2) arbitrators selected by Wells Fargo and the Shareholder Representative shall select a third arbitrator. The Arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three
     (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in paragraph 21(f) hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. Each party agrees to confirm any such arbitration decision to the Depositary Agent in order to facilitate any release of shares of Wells Fargo Common Stock or other property from the Escrow Fund.

          (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the county of Hennepin, Minnesota under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this paragraph 21, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Wells Fargo shall be deemed to be the non-prevailing party in the event that the arbitrators award Wells Fargo less than the sum of one-half (1/2) of the disputed amount of any Losses plus any amounts not in dispute; otherwise, the Former Company Shareholders as represented by the Shareholder Representative shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration ("Arbitration Related Fees"), provided, however, that any Arbitration Related Fees due from Company shall be delivered to Wells Fargo out of the Escrow Fund, as promptly as practicable, in the form of shares of Wells Fargo Common Stock held in the Escrow Fund in an amount equal to such Arbitration Related Fees. For the purposes of determining the number of shares of Wells Fargo Common Stock to be delivered to Wells Fargo out of the Escrow Fund to cover any Arbitration Related Fees, the shares of Wells Fargo Common Stock shall be valued at the Measurement Price.

     (h)  Shareholder Representative of the Shareholders; Power of Attorney.
          -----------------------------------------------------------------

          (i) Upon the Effective Time of the Merger and subject to the approval of Company's shareholders as contemplated by paragraph 4(c), and without further act of any shareholder of Company or Former Shareholder of Company, Barbara Knapp shall be appointed as agent and attorney-in-fact (the "Shareholder Representative") for each Former Company Shareholder (except such Former Company Shareholders, if any, as shall have perfected their appraisal or dissenters' rights under the Iowa Business Corporation Act), for and on behalf of Former Company Shareholders, to give and receive notices and communications, to authorize delivery to Wells Fargo of shares of Wells Fargo Common Stock from the Escrow Fund in satisfaction of claims by Wells Fargo, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholder Representative for the accomplishment of the foregoing and to participate in the defense of Third-Party Claims as defined in paragraph 21(l). Such agency may be changed by the shareholders of Company from time to time upon not less than thirty (30) days prior written notice to Wells Fargo; provided, however, that the Shareholder Representative may not be removed unless holders of a two-thirds (2/3) interest in the Escrow Fund agree to such removal and to the identity of the substituted Shareholder Representative. Any vacancy in the position of Shareholder Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholder Representative, and the Shareholder Representative shall not receive compensation for his or her services. Notices or communications to or from the Shareholder Representative shall constitute notice to or from each of the shareholders of Company.

          (ii) The Shareholder Representative shall not be liable for any act done or omitted hereunder as Shareholder Representative while acting in good faith, or acting on the advice of counsel. The Shareholder Representative shall have no duty, obligation or responsibility to expend his personal funds in support of his activities as Shareholder Representative.

          (iii) The Shareholder Representative shall have reasonable access to information about Company and the reasonable assistance of Company's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholder Representative shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     (i)  Actions of the Shareholder Representative.  A decision, act, consent
          -----------------------------------------
or instruction of the Shareholder Representative shall constitute a decision of all the Former Company Shareholders for whom a portion of the Escrowed Shares otherwise issuable to them in the Merger are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such shareholders, and the Depositary Agent and Wells Fargo may rely upon any such decision, act, consent or instruction of the Shareholder Representative as being the decision, act, consent or instruction of every such Former Company Shareholder. The Depositary Agent and Wells Fargo are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Representative.

     (j)  Third-Party Claims.  The Shareholder Representative, as representative
          ------------------
for the Former Company Shareholders, shall be entitled, at their expense, to participate in any defense of such claim. Wells Fargo shall promptly defend any such Third-Party Claim and shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Wells Fargo settles any Third Party Claim without the Shareholder Representative's consent (which consent shall not be unreasonably withheld or delayed or made in bad faith), Wells Fargo may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Wells Fargo in such settlement. In the event that the Shareholder Representative has consented to any such settlement, the Shareholder Representative shall have no power or authority to object under any provision of this paragraph 21 to the amount of any claim by Wells Fargo against the Escrow Fund with respect to the amount of Losses incurred by Wells Fargo in such settlement.

     (k)  Depositary Agent's Duties.
          -------------------------

          (i) The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Wells Fargo and the Shareholder Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

          (ii) The Depositary Agent is hereby expressly authorized to comply with and obey orders of any court of law or governmental or regulatory authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority

          (iii) The Depositary Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (iv) The Depositary Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

          (v) In performing any duties under this Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority.
     In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it, except to comply with any arbitration decision, order or award as provided in paragraph 21. The Depositary Agent may hold all documents and shares of Wells Fargo Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required to wait for, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Wells Fargo Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action and which the parties jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the good faith performance by the Depositary Agent of his or her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter.

          (viii) The Depositary Agent may resign at any time upon giving at least thirty (30) days written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: the parties shall use their commercially reasonable efforts to mutually agree on a successor depositary agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor depositary agent within such time, the Depositary Agent shall have the right to appoint a successor depositary agent authorized to do business in the State of Minnesota that is a bank or financial institution. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary agent as if originally named as escrow agent. The Depositary Agent shall be discharged from any further duties and liability under this Agreement.

          (ix) All fees of the Depositary Agent for performance of its duties hereunder shall be paid by Wells Fargo. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Wells Fargo agrees to pay these sums upon demand.

     (l)  Indemnity; Definitions.
                   -------------

          (i) Solely in accordance with the terms of paragraph 21 of this Agreement, Former Company Shareholders agree to indemnify, save, and hold harmless Wells Fargo and its affiliates (including, after the Effective Time of the Merger, Company and the Company Subsidiaries), and their respective officers, directors, employees, and agents, from and against any and all Losses and Expenses.

          (ii) For purposes of this Agreement, the following terms have the following meanings:

               (A)  "Losses" shall mean any and all losses, claims, obligations,
                     ------
          liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, equitable relief granted, demands, offsets, defenses, or counterclaims or other charges, including any Expenses related thereto, arising out of or related to any Third Party claims.

               (B)  "Expenses" shall mean all reasonable expenses incurred in
                     --------
          connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

               (C)  "Third Party Claim" shall mean claim, demand, suit, action
                     -----------------
          investigation or proceeding, in which the Company or any Company Subsidiary is a party currently pending or filed with any court, tribunal, federal or state body or agency, or Self-Regulatory Organization prior to the Effective Time of the Merger, and any order, judgment, relief, award, or decree resulting therefrom.

               (D)  "Loss Adjustment Amount" shall mean the dollar amount paid
                    -----------------------
          or accrued to be paid in respect of any Third Party Claim that is dismissed with prejudice or reduced to judgment by a final unappealable order or decree by a court of competent jurisdiction or by settlement or consent decree prior to the Effective Time of the Merger, minus the lesser of $161,000 or the net equity of Source Data Systems, Inc. as of the Closing Date.

               (E)  "Escrow Reduction Amount" shall mean $600,000, in the event
                     -----------------------
          any matter set forth on Schedule 2(k) (except any declaratory matter related to any insurance matters) is dismissed with prejudice or reduced to judgment by a final unappealable order or decree of a court of competent jurisdiction or by settlement or consent decree prior to the Effective Time of the Merger.

               (F)  "Final Payment Event" shall mean the date on which all Third
                     -------------------
          Party Claims are resolved by dismissal with prejudice or by final unappealable order or decree of a court of competent jurisdiction or by settlement or consent decree.








        [The remainder of this page has intentionally been left blank.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                                WELLS FARGO & COMPANY



                                                By /s/ John E. Ganoe
                                                   -----------------
                                                   Its Executive Vice President
                                                       ------------------------




                                                SCI FINANCIAL GROUP, INC.



                                                By /s/ Barbara A. Knapp
                                                   ----------------------------
                                                   Its President & CEO
                                                       ------------------------

                                                                       EXHIBIT A



      [Exhibit A to the Agreement and Plan of Reorganization is included separately in the proxy statement-prospectus as Appendix B]

                                                                       EXHIBIT B



      [Exhibit B to the Agreement and Plan of Reorganization is included separately in the proxy statement-prospectus as Appendix C]

                                                                       EXHIBIT C


Wells Fargo & Company
Wells Fargo Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn:  Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of SCI Financial Group, Inc., an Iowa corporation ("SCI").

     Pursuant to an Agreement and Plan of Reorganization, dated as of November __, 2000 (the "Reorganization Agreement") between SCI, and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that SCI will merge with and into a wholly-owned subsidiary of Wells Fargo (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, no par value per share, of SCI ("SCI Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1-2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145,
(b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

     "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel reasonably satisfactory to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of SCI Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for SCI.

Sincerely,

                                  APPENDIX B




                         AGREEMENT AND PLAN OF MERGER



                          [to be filed by amendment]

                                  APPENDIX C



                           FORM OF ESCROW AGREEMENT

                               ESCROW AGREEMENT

          This Escrow Agreement is made as of this ____ of day of _________________, 2001, by and among _________________________________
("Depositary Agent"), WELLS FARGO & COMPANY, a Delaware corporation ("Wells Fargo"), SCI FINANCIAL GROUP, INC., an Iowa corporation ("Company") and Barbara
A. Knapp as agent ("Shareholders' Representative") of the former shareholders of Company ("Former Company Shareholder"). Terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement (as defined below).

                                  WITNESSETH

          WHEREAS, Wells Fargo has entered into an Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of November 21, 2000, providing for the merger of Company with a wholly owned subsidiary of Wells Fargo (the "Merger"), an executed copy of which is attached hereto as Annex A; and

          WHEREAS, the Shareholders' Representative is agent for and on behalf of the Former Company Shareholders (individually a "Shareholder" and collectively the "Shareholders") to undertake certain obligations specified in Paragraph 21 of the Merger Agreement; and

          WHEREAS, Paragraph 21 of the Merger Agreement provides for certain shares of Wells Fargo Common Stock to be deposited in escrow, such escrow to be held by the Depositary Agent; and

          WHEREAS, the parties hereto desire to set forth further terms and conditions consistent with those set forth in Paragraph 21 of the Merger Agreement relating to the operation of the Escrow Fund.

          NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants contained herein, and intending to be legally bound, hereby agree as follows:

          1.  Escrow and Escrowed Shares.  As soon as practicable after the
              --------------------------
Effective Time, a certificate representing the number of shares of Wells Fargo Common Stock determined in accordance with Paragraph 1(a) of the Merger Agreement (the "Escrowed Shares"), without any act of any Former Company Shareholder, will be deposited in escrow with the Depositary Agent (plus a proportionate share of any additional shares of Wells Fargo Common Stock as may be issued with respect to the Escrowed Shares upon any stock splits, stock dividends or recapitalizations effected by Wells Fargo following the Effective
Time), such deposit to constitute the "Escrow Fund" to be governed by the terms
set forth herein.   The Escrowed Shares shall be registered in the name of the
Shareholders' Representative, as representative of the Former Company Shareholders. Each certificate representing Escrowed Shares shall be accompanied by three (3) stock powers, fully executed by the Shareholders' Representative and bearing a medallion signature guarantee. The name, address, taxpayer identification and percentage interest of each Former Company Shareholder in the Escrow Fund are set forth in Annex B attached hereto.

          2.  Recourse to the Escrow Fund.  The Escrow Fund shall be available
              ---------------------------
to compensate Wells Fargo and its officers, directors, employees or agents, for any and all payments and disbursements made by Wells Fargo, its officers, directors, employees or agents (including attorneys' fees and other expenses of litigation, and amounts paid in settlement), directly or indirectly, as a result of all Losses incurred or sustained by Wells Fargo or any of its affiliates (including specifically, Company and the Company Subsidiaries, their respective officers, directors, employees or agents, directly or indirectly. Other than for fraud, the provisions of Paragraph 21 of the Merger Agreement shall be the sole and exclusive remedy available to Wells Fargo and its affiliates (including specifically Company and the Company Subsidiaries) and to their respective officers, directors, employees and agents to obtain monetary recovery from the Former Company Shareholders with respect to any Losses and there shall not be recourse for any other Losses. Except for liability for fraud and the liability of a Former Company Shareholder for the loss of such Former Company Shareholder's pro rata share of the Wells Fargo Common Stock and other property included in the Escrow Fund in satisfaction of Losses in accordance with Paragraph 21 of the Merger Agreement, no Former Company Shareholders or any other Company securityholder or officer or director of Company or Company Subsidiary shall have any liability to Wells Fargo or to any of Wells Fargo's officers, directors, shareholders, employees or agents for or in respect of any Losses or other liability arising out of this Agreement.

          3.  Escrow Period; Distribution of Escrow Fund upon Termination of
              --------------------------------------------------------------
Escrow Period.  Subject to the following requirements, the Escrow Fund shall be
-------------
in existence immediately following the Effective Time (as set forth in a certificate of Wells Fargo, delivered to the Depositary Agent) and shall terminate at upon the passing of all statues of limitation with respect to Losses or earlier upon a "Final Payment Event," as defined in Paragraph 21 (l) of the Merger Agreement (the "Expiration Date") (the period of time from the Effective Time through and including the Expiration Date is referred to herein as the "Escrow Period"); and upon expiration of the Escrow Period all shares of Wells Fargo Common Stock remaining in the Escrow Fund shall be distributed as set forth in the last sentence of this Paragraph 3; provided, however, that the Escrow Period shall not terminate with respect to such amount (or some portion thereof) that is set forth in a certificate of Wells Fargo delivered to the Depositary Agent as being necessary in the reasonable judgment of Wells Fargo, subject to the objection of the Shareholders' Representative and the subsequent arbitration of the matter in the manner as provided in Paragraph 7 hereof, to satisfy any unsatisfied claims for Losses under this Agreement concerning facts and circumstances existing prior to the termination of such Escrow Period which claims are specified in any Officer's Certificate delivered to the Depositary Agent prior to termination of such Escrow Period ("Contingent Claims"). As soon as all such Contingent Claims, if any, have been resolved, any remaining portion of the Escrow Fund not required to satisfy such Contingent Claims shall be distributed as set forth in the following sentence. Upon expiration of the Escrow Period, or as to shares subject to Contingent Claims, if any, resolution of the applicable Contingent Claims, deliveries of certificates for shares of Wells Fargo Common Stock remaining in the Escrow Fund to the Former Company Shareholders pursuant to this Paragraph 3 shall be made ratably to the Former Company Shareholders at their addresses and in proportion to their respective percentage interests in the Escrow Fund set forth in Annex B and Wells Fargo shall use all requisite commercially reasonable efforts to have such certificates delivered as promptly as possible after such resolution.

4.   Protection of Escrow Fund; Voting of Escrowed Shares.
     ----------------------------------------------------

          (a) The Depositary Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Wells Fargo and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

          (b) Any shares of Wells Fargo Common Stock or other share equivalents issued or distributed by Wells Fargo ("New Shares") in respect of Wells Fargo Common Stock in the Escrow Fund which have not been released from the Escrow Fund shall be added to the Escrow Fund. Unless and until the Depositary Agent shall receive certificates representing New Shares, the Depositary Agent may assume without inquiry that no such shares have been, or are required to be, issued. New Shares issued in respect of shares of Wells Fargo Common Stock which have been released from the Escrow Fund shall not be added to the Escrow Fund but shall be distributed to the record holders thereof. Cash dividends on Wells Fargo Common Stock shall not be added to the Escrow Fund but shall be distributed to the record holders of the Wells Fargo Common Stock on the record date set for any such dividend.

          (c) The Shareholders' Representative, as the registered owner of the Escrowed Shares, may vote them. The Shareholders' Representative agrees that it will vote such shares in accordance with the written directions of the beneficial owners of the shares. In the absence of such directions, the Shareholders' Representative need not vote the shares. The Shareholders' Representative need not furnish proxy information or other documents provided to the Shareholders' Representative by the issuer of the shares to the beneficial owners of the shares.

     5.  Claims Upon Escrow Fund.
         -----------------------

          (a) Upon receipt by the Depositary Agent at any time on or before the Expiration Date of a certificate signed by any officer of Wells Fargo (an "Officer's Certificate"): (A) stating that Wells Fargo has paid or properly accrued or reasonably anticipates that it will become obligated to pay or accrue a Loss and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date on which each such item was paid or properly accrued, the basis for and facts giving rise to, such anticipated liability, and the nature of the misrepresentation to which such item is related, the Depositary Agent shall, subject to the provisions of Paragraphs 6 and 7 hereof, deliver to Wells Fargo out of the Escrow Fund, as promptly as practicable, shares of Wells Fargo Common Stock held in the Escrow Fund in an amount equal to such Losses. Where the basis for a claim upon the Escrow Fund by Wells Fargo is that Wells Fargo reasonably anticipates that it will pay or accrue a Loss, no payment will be made from the Escrow Fund for such Loss unless and until such Loss is actually paid or accrued.

          (b) For the purposes of determining the number of shares of Wells Fargo Common Stock to be delivered to Wells Fargo out of the Escrow Fund pursuant to this Agreement, the shares of Wells Fargo Common Stock shall be valued at the Measurement Price, as set forth in a certificate of Wells Fargo to be delivered to the

     Depositary Agent promptly after closing, upon which certificate the Depositary Agent may rely without inquiry.

     6.  Objections to Claims.  At the time of delivery of any Officer's
         --------------------
Certificate to the Depositary Agent, a duplicate copy of such Officer's Certificate shall be concurrently delivered to the "Shareholders' Representative," as defined in Paragraph 8(h)) and for a period of thirty (30) days after such delivery, the Depositary Agent shall make no delivery to Wells Fargo of any Escrowed Shares pursuant to Paragraph 5 hereof unless the Depositary Agent shall have received written authorization from the Shareholders' Representative to make such delivery. After the expiration of such thirty (30) day period, the Depositary Agent shall make delivery of shares of Wells Fargo Common Stock from the Escrow Fund in accordance with Paragraph 5 hereof, provided that no such payment or delivery may be made if the Shareholders' Representative shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been received by the Depositary Agent prior to the expiration of such thirty (30) day period.

     7.  Resolution of Conflicts; Arbitration.
         ------------------------------------

          (a) In case the Shareholders' Representative shall object in writing to any claim or claims made in any Officer's Certificate, the Shareholders' Representative and Wells Fargo shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Representative and Wells Fargo should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Depositary Agent. The Depositary Agent shall be entitled to rely on any such memorandum and distribute shares of Wells Fargo Common Stock from the Escrow Fund in accordance with the terms thereof.

          (b) If no such agreement can be reached after good faith negotiation, or in any event, no such agreement has been reached within forty-five (45) days after the delivery of the Officer's Certificate to the Shareholders' Representative, then either Wells Fargo or the Shareholders' Representative may demand arbitration of the dispute unless the amount of the damage or loss is at issue in a pending Action or Proceeding involving a Third Party Claim, in which event arbitration shall not be commenced until such amount is ascertained (provided Wells Fargo acts diligently to resolve such Third-Party Claim and allows the Shareholders' Representative to participate in the defense of such Third-Party Claim) or both parties agree to arbitration; and in either event the matter shall be settled by arbitration conducted by three (3) arbitrators, one (1) selected by Wells Fargo and one
     (1) selected by the Shareholders' Representative, and the two (2) arbitrators selected by Wells Fargo and the Shareholders' Representative shall select a third arbitrator. The Arbitration shall be governed by the Commercial Arbitration Rules of the American Arbitration Association. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery of information relating to any dispute while allowing the parties an opportunity, adequate as determined in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel, limit or allow discovery as they shall deem appropriate given the nature and extent of the disputed claim. The arbitrators shall also have the authority to impose sanctions, including attorneys' fees and other costs incurred by the parties, to the same extent as a court of law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to by a party without substantial justification. The decision of a majority of the three
     (3) arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6 hereof, the Depositary Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions regarding the dispute which shall set forth the award, judgment, decree or order awarded by the arbitrators. Each party agrees to confirm any such arbitration decision to the Depositary Agent in order to facilitate any release of shares of Wells Fargo Common Stock or other property from the Escrow Fund.

          (c) Judgment upon any award rendered by the arbitrators may be entered in any court having competent jurisdiction. Any such arbitration shall be held in the county of Hennepin, Minnesota under the commercial rules of arbitration then in effect of the American Arbitration Association. For purposes of this Paragraph 7, in any arbitration hereunder in which any claim or the amount thereof stated in the Officer's Certificate is at issue, Wells Fargo shall be deemed to be the non-prevailing party in the event that the arbitrators award Wells Fargo less than the sum of one-half (1/2) of the disputed amount of any Losses plus any amounts not in dispute; otherwise, the Former Company Shareholders as represented by the Shareholders' Representative shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including reasonable attorneys' fees and costs, incurred by the other party to the arbitration ("Arbitration Related Fees"), provided, however, that any Arbitration Related Fees due from Company shall be delivered to Wells Fargo out of the Escrow Fund, as promptly as practicable, in the form of shares of Wells Fargo Common Stock held in the Escrow Fund in an amount equal to such Arbitration Related Fees. For the purposes of determining the number of shares of Wells Fargo Common Stock to be delivered to Wells Fargo out of the Escrow Fund to cover any Arbitration Related Fees, the shares of Wells Fargo Common Stock shall be valued in accordance with Paragraph 5(b).

     8.  Shareholders' Representative of the Shareholders; Power of Attorney.
         -------------------------------------------------------------------

          (a) Pursuant to the Merger Agreement, Barbara Knapp has been appointed as agent and attorney-in-fact (the "Shareholders' Representative") for each Shareholder (except such Former Company Shareholders, if any, as shall have perfected their appraisal or dissenters' rights under the Iowa Business Corporation Act), for and on behalf of Former Company Shareholders, to give and receive notices and communications, to authorize delivery to Wells Fargo of shares of Wells Fargo Common Stock from the Escrow Fund in satisfaction of claims by Wells Fargo, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Representative for the accomplishment of the foregoing and to participate in the defense of Third-Party Claims. Such agency may be changed by the Former Company Shareholders from time to time upon not less than thirty
     (30) days prior written notice to Wells Fargo; provided, however, that the Shareholders' Representative may not be removed unless holders of a two-thirds (2/3) interest in the Escrow Fund agree to such removal and to the identity of the substituted Shareholders' Representative. Any vacancy in the position of Shareholders' Representative may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Shareholders' Representative, and the Shareholders' Representative shall not receive compensation for his services. Notices or communications to or from the Shareholders' Representative shall constitute notice to or from each of the Shareholders.


          (b) The Shareholders' Representative shall not be liable for any act done or omitted hereunder as Shareholders' Representative while acting in good faith, or acting on the advice of counsel. The Shareholders' Representative shall have no duty, obligation or responsibility to expend her personal funds in support of her activities as Shareholders' Representative.

          (c) The Shareholders' Representative shall have reasonable access to information about Company and the reasonable assistance of Company's officers and employees for purposes of performing her duties and exercising her rights hereunder, provided that the Shareholders' Representative shall treat confidentially and not disclose any nonpublic information from or about Company to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

          (d) The Depositary Agent may assume without inquiry that none of the Shareholders named in Annex B hereto has perfected such Shareholder's appraisal or dissenters' rights under the Iowa Business Corporation Act and, accordingly, that Annex B accurately sets forth the necessary information about all Shareholders having beneficial interests in the Escrowed Shares and rights under this Agreement. If, at any time, any Shareholder prefects such appraisal or dissenters' rights, Wells Fargo and the Shareholders' Representative shall immediately inform the Depositary Agent of such fact and furnish to the Depositary Agent a revised version of Annex B. Unless and until the Depositary Agent shall receive such a revised version of Annex B, the Depositary Agent may assume without inquiry that the most recent Annex B that it has received is the most current one. In addition, unless and until the Depositary Agent shall receive from the Shareholders' Representative or Wells Fargo written notification of the appointment of a successor Shareholders' Representative, the Shareholders' Representative may assume without inquiry that the Depositary Agent of which it has most recent knowledge remains in that capacity.

     9.  Actions of the Shareholders' Representative.  A decision, act, consent
         -------------------------------------------
or instruction of the Shareholders' Representative shall constitute a decision of all the Former Company Shareholders for whom a portion of the Escrowed Shares otherwise issuable to them in the Merger are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Former Company Shareholders, and the Depositary Agent and Wells Fargo may rely upon any such decision, act, consent or instruction of the Shareholders' Representative as being the decision, act, consent or instruction of every such shareholder of Company. The Depositary Agent and Wells Fargo are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholders' Representative.

     10. Third-Party Claims.  The Shareholders' Representative, as
         ------------------
representative for the Former Company Shareholders, shall be entitled, at their expense, to participate in any defense of such claim. Wells Fargo shall promptly defend any such Third-Party Claim and shall have the right in its sole discretion to settle any Third Party Claim; provided, however, that if Wells Fargo settles any Third Party Claim without the Shareholders' Representative's consent (which consent shall not be unreasonably withheld or delayed and/or made in bad faith), Wells Fargo may not make a claim against the Escrow Fund with respect to the amount of Losses incurred by Wells Fargo in such settlement. In the event that the Shareholders' Representative has consented to any such settlement in writing, the Shareholders' Representative shall have no power or authority to object under any provision of Paragraph 21 of the Merger Agreement to the amount of any claim by Wells Fargo against the Escrow Fund with respect to the amount of Losses incurred by Wells Fargo in such settlement.

     11. Depositary Agent's Duties.
         -------------------------

          (a) The Depositary Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Depositary Agent may receive after the date of this Agreement which are signed by an officer of Wells Fargo and the Shareholders' Representative and are acceptable to the Depositary Agent, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Depositary Agent shall not be liable for any act done or omitted hereunder as Depositary Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Depositary Agent shall not be liable for incidental, consequential or punitive damages.

          (b) The Depositary Agent is hereby expressly authorized to comply with and obey orders of any court of law or governmental or regulatory authority, notwithstanding any notices, warnings or other communications from any party or any other person to the contrary. In case the Depositary Agent obeys or complies with any such order, the Depositary Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction or proper authority.

          (c) The Depositary Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

          (d) The Depositary Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Depositary Agent.

          (e) In performing any duties under this Agreement, the Depositary Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Depositary Agent. The Depositary Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith, or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Depositary Agent shall in good faith believe to be genuine, nor will the Depositary Agent be liable or responsible for forgeries, fraud, impersonations or determining the scope of any representative authority.
     In addition, the Depositary Agent may consult with legal counsel in connection with the Depositary Agent's duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Depositary Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

          (f) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Depositary Agent will not be required to determine the controversy or to take any action regarding it, except to comply with any arbitration decision, order or award as provided in Paragraph 7 hereof. The Depositary Agent may hold all documents and shares of Wells Fargo Common Stock and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Depositary Agent's discretion, the Depositary Agent may be required to wait for, despite what may be set forth elsewhere in this Agreement. In such event, the Depositary Agent will not be liable for any damages. Furthermore, the Depositary Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Depositary Agent is authorized to deposit with the clerk of the court all documents and shares of Wells Fargo Common Stock held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Depositary Agent due to the interpleader action shall be paid by the parties (other than the Shareholders' Representative) and the parties (other than the Shareholders' Representative) jointly and severally agree to pay. Upon initiating such action, the Depositary Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

          (g) Wells Fargo and its successors and assigns agree jointly and severally to indemnify and hold the Depositary Agent harmless against any and all Losses incurred by the Depositary Agent in connection with the good faith performance by the Depositary Agent of his or her duties under this Agreement, including any litigation arising from this Agreement or involving its subject matter.

            (h) The Depositary Agent may resign at any time upon giving at least 30 days' written notice to the parties; provided, however, that no such resignation shall become effective until the appointment of a successor depositary agent which shall be accomplished as follows: the Wells Fargo and the Shareholders' Representative shall use their commercially reasonable efforts to mutually agree on a successor depositary agent within thirty (30) days after receiving such notice. If the Wells Fargo and the Shareholders' Representative fail to agree upon a successor depositary agent within such time, the Depositary Agent shall have the right to apply to a court of competent jurisdiction to appoint a successor depositary agent authorized to do business in the State of Minnesota that is a bank or financial institution. The successor Depositary Agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor depositary agent as if originally named as escrow agent. The Depositary Agent shall then be discharged from any further duties and liability under this Agreement.

            (i) All fees of the Depositary Agent for performance of its duties hereunder shall be paid and expenses reimbursed by Wells Fargo. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Depositary Agent renders any service not provided for in this Agreement, or if the parties request a substantial modification of its terms, or if any controversy arises, or if the Depositary Agent is made a party to, or intervenes in, any Action or Proceeding pertaining to this escrow or its subject matter, the Depositary Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, and expenses occasioned by such default, delay, controversy or Action or Proceeding. Wells Fargo agrees to pay these sums upon demand.

     12.  General.
          -------

            (a) All notices and other communications hereunder shall be in writing and shall be deemed given to a party if (i) delivered personally or by commercial delivery service to such party, or (ii) after five business days from the date mailed by registered or certified mail (return receipt requested) or (iii) one business day after dispatch via facsimile (with confirmation of receipt) to such party (with a copy to their respective counsel, designated below) at the following address (or at such other address for a party as shall be specified by like notice):

            To Wells Fargo:

                    Wells Fargo & Company
                    Sixth & Marquette
                    MAC #N9305-173
                    Minneapolis, MN  55479
                    Attention: Secretary
                    Telephone: 612/667-2085
                    Facsimile: 612/667-6082

            To Shareholders' Representative:

                    Barbara Knapp
                    307 Crescent Street S.E.
                    Cedar Rapids, IA  52403
                    Telephone: 319/366-4908
                    Facsimile: 319/398-0972

            With a copy to Company's counsel:

                    Bradley & Riley PC
                    2007 First Avenue, S.E.
                    Cedar Rapids, Iowa  52402
                    Attention: William T. McCartan
                    Telephone: 319/363-0101
                    Facsimile: 319/363-9824

            To the Depositary Agent:


                    ___________________________
                    ___________________________
                    ___________________________
                    Attention:_________________
                    Telephone:_________________
                    Facsimile:_________________

            With a copy to Depositary Agent's counsel:


                    ___________________________
                    ___________________________
                    ___________________________
                    Attention:_________________
                    Telephone:_________________
                    Facsimile:_________________

or to such other address as any party may have furnished in writing to the other parties in the manner provided above. Any notice addressed to the Depositary Agent shall be effective only upon receipt. If any Officer's Certificate, objection thereto or other notice or document of any kind is required to be delivered to the Depositary Agent and any other person, the Depositary Agent may assume without inquiry that such Officer's Certificate or other document was received by such other person on the day on which it was received by the Depositary Agent.

     (b) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

            (c) This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

            (d) No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

            (e) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota as applied to contracts made and to be performed entirely within the State of Minnesota. The parties to this Agreement hereby agree to submit to personal jurisdiction in the State of Minnesota.

     13.  Tax Reporting Matters.  Wells Fargo and the Shareholders'
          ---------------------
Representative on behalf of the Shareholders agree to use diligent efforts to provide the Depositary Agent with certified tax identification numbers for each of them by furnishing appropriate Forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that the Depositary Agent may reasonably request (collectively, "Tax Reporting Documentation") within thirty
(30) days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Depositary Agent, the Depositary Agent may be required by the Internal Revenue Code, as it may be amended from time to time, to withhold a portion of the Escrowed Shares or any interest or other income earned on the investment of monies or other property held by the Depositary Agent pursuant to this Agreement.

     14.  Investments of Cash; Tax Reporting of Income.  Cash received and
          --------------------------------------------
required to be held by the Depositary Agent, if any, shall be invested by the Depositary Agent in the U.S. Treasury Money Market Fund and income earned thereon shall be allocated for tax reporting and withholding purposes to the Shareholders in accordance with their percentage interests in the Escrow Fund set forth in Annex B.

     15.  Depositary Agent's dealing with Transfer Agent.  The Depositary Agent
          ----------------------------------------------
is not the transfer agent of the Escrowed Shares. Wells Fargo shall deliver to the Depositary Agent a certificate setting forth the name, address, telephone number and fax number of such transfer agent and shall cause such transfer agent to cooperate with the Depositary Agent in the performance of its duties under this Agreement. When Escrowed Shares are required to be delivered by the Depositary Agent, the Depositary Agent shall be deemed to have completed such delivery when it has delivered certificates representing the applicable Escrowed Shares to the transfer agent with instructions as to how Escrowed Shares should be distributed.

     16.  Cash-in-Lieu Payments.  The Depositary Agent need not distribute
          ---------------------
fractional shares of Escrowed Shares. In lieu of distributing such fractional shares, the Depositary Agent shall deliver (or cause the transfer agent of the Escrowed Shares to deliver), with monies to be provided by Wells Fargo, cash-in-lieu of such fractional interests valued in accordance with Paragraph 5(b). Wells Fargo will be deemed to have purchased Escrowed Shares with respect to which it has provided cash-in-lieu payments to the Depositary Agent.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                                       _________________________________________
                                       as Depositary Agent


                                       By: _____________________________________
                                          Name: ________________________________
                                          Title: _______________________________



                                       WELLS FARGO & COMPANY


                                       By: _____________________________________
                                          Name: ________________________________
                                          Title: _______________________________



                                       SCI FINANCIAL GROUP, INC.


                                       By: _____________________________________
                                          Name: ________________________________
                                          Title: _______________________________



                                       SHAREHOLDERS'
                                          REPRESENTATIVE


                                       _________________________________________
                                       Name:  Barbara A. Knapp

                                  APPENDIX D


                           OPINION OF HOULIHAN LOKEY
                    HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                 [LETTERHEAD OF HOULIHAN LOKEY HOWARD & ZUKIN]


November 21, 2000


Ms. Barbara A. Knapp
SCI Financial Group, Inc.
200 Second Avenue SE
P.O. Box 1326
Cedar Rapids, IA 52406

Dear Ms. Knapp:

We understand that SCI Financial Group, Inc. ("SCI" or the "Company") has negotiated a purchase agreement with Wells Fargo & Company ("Wells Fargo") in connection with the prospective acquisition of the Company by Wells Fargo. Such transaction and all related transactions are referred to collectively herein as the "Transaction."

You have requested our opinion (the "Opinion") as to the matters set forth below. The Opinion does not address the Company's underlying business decision to effect the Transaction. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

     1. reviewed the Company's audited financial statements for the fiscal years ended September 30, 1998 and 1999, and Company-prepared interim financial statements for the six months ended June 30, 2000, which Company's management has identified as being the most current financial statements available;

     2.   reviewed copies of the following agreements:

              a.    Wells Fargo Letter of Intent dated September 1, 2000,

              b.    the Articles of Incorporation of the Company,

              c.    the Knapp Family Voting Trust Agreement dated December 26,
                    1986,

              d.    the By-Laws of the Company,

              e. the SCI Financial Group, Inc. Shareholder Agreement dated May 29, 1999,

Ms. Barbara A. Knapp
SCI Financial Group, Inc.
November 21, 2000                                                            -2-

            f. Securities Corporation of Iowa NASD Quarterly Focus Reports dated September 30, 1998 through March 31, 2000,

            g. the Fair Market Value Appraisal of the Company dated September 30, 1999 prepared by Houlihan Valuation Advisors,

            h. the Agreement and Plan of Reorganization between Wells Fargo & Company and SCI Financial Group, Inc. dated November 2, 2000;

     3. met with certain members of the senior management of the Company to discuss the operations, financial condition, future prospects and projected operations and performance of the Company;

     4.   visited certain facilities and business offices of the Company;

     5. reviewed certain other publicly available financial data for certain companies that we deem comparable to the Company, and publicly available prices and premiums paid in other transactions that we considered similar to the Transaction;

     6. conducted such other studies, analyses and inquiries as we have deemed appropriate.

We have relied upon and assumed, without independent verification, that the financial statement information provided to us has been reasonably prepared, and that there has been no material change in the assets, financial condition, business or prospects of the Company since the date of the most recent financial statements made available to us.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any physical inspection or independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter. Unanticipated events and circumstances may occur and actual results may vary from those assumed. The variations may be material.

In our analysis of SCI, we have taken into consideration the income- and cash-generating capability of the Company. Typically, an investor contemplating an investment in a company with income- and cash-generating capability similar to SCI will evaluate the risks and returns of its investment on a going-concern basis. Accordingly, after due consideration Houlihan Lokey employed the market multiple and transaction approaches in determining the fairness of the consideration received by SCI. For each approach Houlihan Lokey performed an implied multiple analysis based on the consideration received by SCI in the Transaction.

Based upon the foregoing, and in reliance thereon, it is our opinion that the consideration to be received by the shareholders of the Company in connection with the Transaction is fair to them from a financial point of view.

HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.

                                  APPENDIX E

                   IOWA DISSENTERS' APPRAISAL RIGHTS STATUTE

                                                                      APPENDIX E

                              IOWA CODE ANNOTATED
                          TITLE XII. BUSINESS ENTITIES
               SUBTITLE 2. BUSINESS AND PROFESSIONAL CORPORATIONS
                       CHAPTER 490. BUSINESS CORPORATIONS
                       DIVISION XIII. DISSENTERS' RIGHTS
                                     PART A

490.1301. Definitions for division XIII

   In this division:

   1. "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

   2. "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

   3. "Dissenter" means a shareholder who is entitled to dissent from corporate action under section 490.1302 and who exercises that right when and in the manner required by sections 490.1320 through 490.1328.

   4. "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   5. "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

   6. "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

   7. "Shareholder" means the record shareholder or the beneficial shareholder.

490.1302. Shareholders' right to dissent

   1. A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     a. Consummation of a plan of merger to which the corporation is a party if either of the following apply:

       (1) Shareholder approval is required for the merger by section
    490.1103 or the articles of incorporation and the shareholder is entitled to vote on the merger.

       (2) The corporation is a subsidiary that is merged with its parent under section 490.1104.

     b. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

     c. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

     d. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it does any or all of the following:

       (1) Alters or abolishes a preferential right of the shares.

       (2) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

       (3) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

       (4) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

       (5) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 490.604.

       (6) Extends, for the first time after being governed by this chapter, the period of duration of a corporation organized under chapter 491 or 496A and existing for a period of years on the day preceding the date the corporation is first governed by this chapter.

     e. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

   2. A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter is not entitled to challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

490.1303. Dissent by nominees and beneficial owners

   1. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in that shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

   2. A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if the shareholder does both of the following:

     a. Submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights.

     b. Does so with respect to all shares of which the shareholder is the beneficial shareholder or over which that beneficial shareholder has power to direct the vote.

490.1320. Notice of dissenters' rights

   1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this part and be accompanied by a copy of this part.

   2. If corporate action creating dissenters' rights under section 490.1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 490.1322.

490.1321. Notice of intent to demand payment

   1. If proposed corporate action creating dissenters' rights under section
490.1302 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must do all of the following:

     a. Deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated.

     b. Not vote the dissenting shareholder's shares in favor of the proposed action.

   2. A shareholder who does not satisfy the requirements of subsection 1, is not entitled to payment for the shareholder's shares under this part.

490.1322. Dissenters' notice

   1. If proposed corporate action creating dissenters' rights under section
490.1302 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 490.1321.

   2. The dissenters' notice must be sent no later than ten days after the proposed corporate action is authorized at a shareholders' meeting, or, if the corporate action is taken without a vote of the shareholders, no later than ten days after the corporate action is taken, and must do all of the following:

     a. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited.

     b. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

     c. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date.

     d. Set a date by which the corporation must receive the payment demand, which date shall not be fewer than thirty nor more than sixty days after the date the dissenters' notice is delivered.

     e. Be accompanied by a copy of this division.

490.1323. Duty to demand payment

   1. A shareholder sent a dissenters' notice described in section 490.1322 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters' notice pursuant to section 490.1322, subsection 2, paragraph "c", and deposit the shareholder's certificates in accordance with the terms of the notice.

   2. The shareholder who demands payment and deposits the shareholder's shares under subsection 1 retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

   3. A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this division.

490.1324. Share restrictions

   1. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 490.1326.

   2. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

490.1325. Payment

   1. Except as provided in section 490.1327, at the time the proposed corporate action is taken, or upon receipt of a payment demand, whichever occurs later, the corporation shall pay each dissenter who complied with section 490.1323 the amount the corporation estimates to be the fair value of the dissenter's shares, plus accrued interest.

   2. The payment must be accompanied by all of the following:

     a. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any.

     b. A statement of the corporation's estimate of the fair value of the shares.

     c. An explanation of how the interest was calculated.

     d. A statement of the dissenter's right to demand payment under section 490.1328.

     e. A copy of this division.

490.1326. Failure to take action

   1. If the corporation does not take the proposed action within one hundred eighty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

   2. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 490.1322 as if the corporate action was taken without a vote of the shareholders and repeat the payment demand procedure.

490.1327. After-acquired shares

   1. A corporation may elect to withhold payment required by section 490.1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

   2. To the extent the corporation elects to withhold payment under subsection 1, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under section 490.1328.

490.1328. Procedure if shareholder dissatisfied with payment or offer

   1. A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under section 490.1325, or reject the corporation's offer under section 490.1327 and demand payment of the fair value of the dissenter's shares and interest due, if any of the following apply:

     a. The dissenter believes that the amount paid under section 490.1325 or offered under section 490.1327 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated.

     b. The corporation fails to make payment under section 490.1325 within sixty days after the date set for demanding payment.

     c. The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

   2. A dissenter waives the dissenter's right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection 1 within thirty days after the corporation made or offered payment for the dissenter's shares.

490.1330. Court action

   1. If a demand for payment under section 490.1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

   2. The corporation shall commence the proceeding in the district court of the county where a corporation's principal office or, if none in this state, its registered office is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

   3. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

   4. The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

   5. Each dissenter made a party to the proceeding is entitled to judgment for either of the following:

     a. The amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation.

     b. The fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 490.1327.

490.1331. Court costs and counsel fees

   1. The court in an appraisal proceeding commenced under section 490.1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under section 490.1328.

   2. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, for either of the following:

     a. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 490.1320 through 490.1328.

     b. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

   3. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.    Exhibits and Financial Statement Schedules.

     (a)   Exhibits. See Exhibit Index.

     (b)   Financial Statement Schedules.  Not Applicable.

     (c)   Report, Opinion or Appraisal.  See Exhibits 5.1 and 8.1

Item 22.    Undertakings.

     (a)   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form,
within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on February 9, 2001.

                              WELLS FARGO & COMPANY

                              By:  /s/ Richard M. Kovacevich
                                   -------------------------
                                   Richard M. Kovacevich
                                   President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on February 9, 2001 by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich               President and Chief Executive Officer
---------------------------             (Principal Executive Officer)
    Richard M. Kovacevich

/s/ Ross J. Kari                        Executive Vice President and Chief
---------------------------             Financial Officer
    Ross J. Kari                        (Principal Financial Officer)


/s/ Les L. Quock                        Senior Vice President and Controller
---------------------------             (Principal Accounting Officer)
    Les L. Quock


LES S. BILLER           )          RICHARD D. McCORMICK   )
MICHAEL R. BOWLIN       )          CYNTHIA H. MILLIGAN    )
DAVID A. CHRISTENSEN    )          BENJAMIN F. MONTOYA    )
SPENCER F. ECCLES       )          PHILIP J. QUIGLEY      )
SUSAN E. ENGEL          )          DONALD B. RICE         )
PAUL HAZEN              )          JUDITH M. RUNSTAD      )    A majority of
ROBERT L. JOSS          )          SUSAN G. SWENSON       )    the Board of
REATHA CLARK KING       )          MICHAEL W. WRIGHT      )    Directors*
RICHARD M. KOVACEVICH   )

_________________
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                       Richard M. Kovacevich
                                       Attorney-in-Fact

                               INDEX TO EXHIBITS


    Exhibit
    Number                               Description
    ------                               -----------

      2.1 Agreement and Plan of Reorganization, dated as of November 21, 2000, by and between SCI Financial Group, Inc. and Wells Fargo & Company, included as Appendix A in the accompanying proxy statement-prospectus.

     2.2* Agreement and Plan of Merger, dated as of __________, 2001, by and between SCI Financial Group, Inc. and Ragen MacKenzie Group, Inc., included as Appendix B in the accompanying proxy statement-prospectus.

     2.3 Form of Escrow Agreement to be entered into before the merger by and among SCI Financial Group, Inc., Wells Fargo & Company, Barbara Knapp and an escrow agent to be named, included as Appendix C in the accompanying proxy statement-prospectus.

      3.1 Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to
                 Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively).

      3.2 Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to
                 Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

      3.3 Certificate of Designations for the Registrant's ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

      3.4 Certificate of Designations for the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

      3.5 Certificate Eliminating the Certificate of Designations for the Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated November 1, 1995.

      3.6 Certificate Eliminating the Certificate of Designations for the Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.

      3.7 Certificate of Designations for the Registrant's 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.

    Exhibit
    Number                                 Description
    ------                                 -----------

     3.8 Certificate of Designations for the Registrant's 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.

     3.9 Certificate of Designations for the Registrant's 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.

     3.10 Certificate of Designations for the Registrant's Adjustable Cumulative Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Registrant's Quarterly Report on
                 Form 10-Q for the quarter ended September 30, 1998.

     3.11        Certificate of Designations for the Registrant's
                 Fixed/Adjustable Rate Noncumulative Preferred Stock, Series H, incorporated by reference to Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

     3.12 Certificate of Designations for the Registrant's Series C Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(l) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

     3.13 Certificate Eliminating the Certificate of Designations for the Registrant's Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

     3.14 Certificate of Designations for the Registrant's 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated April 21, 1999.

     3.15 Certificate of Designations for the Registrant's 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

     3.16 By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

     4.1         See Exhibits 3.1 through 3.16.

    Exhibit
    Number                                   Description
    ------                                   -----------

      4.2 Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on Form 8-A dated October 21, 1998.

      5.1 Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).

      8.1*       Opinion of Bradley & Riley PC regarding tax matters.

     23.1        Consent of Stanley S. Stroup (included in Exhibit 5.1)

     23.2 Consent of KPMG LLP relating to the audited financial statements of Wells Fargo & Company.

     23.3        Consent of Bradley & Riley PC (included in Exhibit 8.1)

     24.1        Powers of Attorney.

     99.1 Form of proxy for special meeting of shareholders of SCI Financial Group, Inc.

     99.2        Consent of Houlihan Lokey Howard & Zukin Financial Advisors,
                 Inc.

_____________
*  To be filed by amendment.